 EXHIBIT 4. (ii)C EXECUTION COPY

CREDIT AGREEMENT

(Revolving evolving Loan)

by and between

CoBank, ACB,

as Co-Syndication Agent, as Administrative Agent, as

Collateral Agent, and as a Syndication Party,

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., "RABOBANK INTERNATIONAL", NEW YORK BRANCH AS CO-SYNDICATION AGENT AND AS A SYNDICATION PARTY, SUNTRUST BANK AS DOCUMENTATION AGENT AND AS A SYNDICATION

Party,

U.S. BANCORP AG CREDIT, INC., CREDIT AGRICOLE INDOSUEZ, AND NATEXIS BANQUE, AS SYNDICATION PARTIES AND ARRANGERS,

and

FARMLAND INDUSTRIES, INC.

dated as of May 10, 2000

CREDIT AGREEMENT

(Revolving Loan)

Farmland Industries, Inc.

        THIS AGREEMENT (“Credit Agreement”) is entered into as of the 10th day of May 2000, by and between COBANK, ACB (“CoBank”) for its own benefit as a Syndication Party, as Co-Syndication Agent, as Collateral Agent, and as the Administrative Agent for the benefit of the present and future Syndication Parties (in that capacity “Administrative Agent”), COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK INTERNATIONAL”, NEW YORK BRANCH, as Co-Syndication Agent (“Rabobank”) and as a Syndication Party, SUNTRUST BANK, as Documentation Agent and as a Syndication Party, the Syndication Parties identified on Schedule A hereto, and FARMLAND INDUSTRIES, INC., a cooperative corporation formed under the laws of the State of Kansas, whose address is 3315 North Oak Trafficway, Kansas City, MO 64116-005 (“Borrower”).

Article 1. DEFINED TERMS

        As used in this Credit Agreement, the following terms shall have the meanings set forth below (and such meaning shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

1.1 Accounts Receivable: means all rights to payment for goods sold or leased or for services rendered whether or not earned by performance, including those evidenced by an instrument or chattel paper (as those terms are defined in the Colorado Uniform Commercial Code).

1.2 Additional Costs: shall have the meaning set forth in Section 16.12 hereof.

1.3 Additional Pledgor Subsidiaries: shall have the meaning set forth in Section 8.1 hereof.

1.4 Administrative Agent: means CoBank, ACB.

1.5 Administrative Agent Fee: shall have the meaning set forth in Subsection 5.4.2.

1.6 Administrative Agent Office: means the address set forth at Subsection 16.4.3, as it may change from time to time by notice to all parties to this Credit Agreement.

1.7 Advance Date: means a day (which shall be a Banking Day) on which a 364-Day Advance is made or a Committed Letter of Credit is issued (including re-issuance or extension), as applicable.

1.8 Advance Payment: shall have the meaning set forth in Section 15.1.

1.9 Affected Loans: shall have the meaning set forth in Section 9.5.

1.10 Affiliate: means, as to any Person, any other Person which directly or indirectly controls, or is controlled by, or is under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

1.11 Aggregate LC Commitment: shall be $125,000,000.00.

1.12 Aggregate 364-Day Commitment: shall be $800,000,000.00, subject to reduction as provided in Section 2.8 hereof.

1.13 Amortization: means the total amortization of the Farmland Companies as measured in accordance with GAAP.

1.14 Annual Operating Budget: means, collectively, the annual operating budgets for (a) Borrower and its Consolidated Subsidiaries, and (b) the Farmland Companies, both of which shall be in substantially the form of, and contain substantially the same or similar information as set forth in, the Annual Operating Budget (Business Plan) for Borrower and its Consolidated Subsidiaries included in the Confidential Information Memorandum dated May of 2000 delivered to the Syndication Parties prior to the Closing Date.

1.15 Applicable Lending Office: means, for each Syndication Party and for each type of 364-Day Advance, the lending office of such Syndication Party designated as such for such type of 364-Day Advance on its signature page hereof or in the applicable Syndication Acquisition Agreement or such other office of such Syndication Party as such Syndication Party may from time to time specify to the Administrative Agent and Borrower as the office by which its 364-Day Advances of such type are to be made and maintained.

1.16 Approved Credit Rating Agency: means any and all of Duff &Phelps Credit Rating Co. ("D&P"), Fitch Investors Service, L.P. ("Fitch"), Moody's Investor Service, Inc. ("Moody's") and Standard & Poor's Rating Group ("S&P").

1.17 Authorized Officer: shall have the meaning set forth in Subsection 9.1.4.

1.18 Bank Debt: means all amounts owing under the Notes, fees, Borrower's obligations to purchase Bank Equity Interests, Funding Losses and all interest, expenses, charges and other amounts payable by Borrower pursuant to the Loan Documents.

1.19 Banking Day: means any day (a) other than a Saturday or Sunday and other than a day which is a Federal legal holiday or a legal holiday for banks in the States of Colorado, Missouri, or New York, and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation of or conversion into, or a LIBO Rate Period for, a LIBO Rate Loan, or a notice by Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion, or LIBO Rate Period, on which dealings in U.S. Dollar deposits are carried out in the London interbank market.

1.20 Bank Equity Interests: shall have the meaning set forth in Article 7 hereof.

1.21 Base Rate: means a rate of interest per annum equal to the “prime rate” as published from time to time in the Eastern Edition of The Wall Street Journal as the average prime lending rate for seventy-five percent (75%) of the United States’ thirty (30) largest commercial banks, or if The Wall Street Journal shall cease publication or cease publishing the “prime rate” on a regular basis, such other regularly published average prime rate applicable to such commercial banks as is acceptable to the Administrative Agent in its reasonable discretion, with such rate modified by adding the Base Rate Margin.

1.22 Base Rate Loans: shall have the meaning set forth in Subsection 5.1.1.

1.23 Base Rate Margin: means the Base Rate Margin determined as set forth in Schedule B hereto.

1.24 Borrower's Funding Account: means the following account: Commerce Bank, N.A., ABA Number 1010-00019, Beneficiary Account Number 1113170, or such other account as may be designated by Borrower in a written notice to the Administrative Agent.

1.25 Borrowing Base: means the sum of the following determined on any date: (a) Eighty-five percent (85%) of the net unpaid amount of all Eligible Receivables; plus

        (b) The classifications and the percentages of the value of all Eligible Inventory, as such classifications classifications and percentages are set forth in the Borrowing Base Certificate form attached hereto as Exhibit 1.26, with such value determined: (i) for Hedged Grain as (A) the sale price in any forward sale contract for the Hedged Grain which is the subject of such a contract, or (B) the market value, adjusted for net gains and losses on derivitives contracts for Hedged Grain which is the subject of such contracts, and (ii) for all other Eligible Inventory at the lower of cost or market in accordance with GAAP.

1.26 Borrowing Base Certificate: means the certificate provided by Borrower in the form of Exhibit 1.26 ------------ hereto.

1.27 Capital Expenditures: means an expenditure for the purchase of any fixed asset as determined in accordance with GAAP.

1.28 Capital Lease: means any lease of property (whether real, personal or mixed) which has been or should be capitalized on the books of the lessee in accordance with GAAP.

1.29 Cash Collateral Account: shall have the meaning set forth in Section 4.4.

1.30 [This Section Intentionally Left Blank.]

1.31 Chase Group Agent: shall have the meaning set forth in Schedule C hereto.

1.32 Chase Group Lien Rights: shall have the meaning set forth in Section 8.3 hereof.

1.33 Closing Date: means that date, which must occur on or before May 10, 2000, on which the Administrative Agent, the Co-Syndication Agents, the Syndication Parties, and Borrower have executed all Loan Documents to which they are parties and on which the conditions set forth in Section 9.1 of this Credit Agreement have been met.

1.34 Code: means the Internal Revenue Code of 1986, as amended from time to time.

1.35 Coffeyville Facility: shall have the meaning set forth in Schedule C hereto.

1.36 Coffeyville Synthetic Lease: shall have the meaning set forth in Schedule C hereto.

1.37 Coffeyville Synthetic Lease Obligation: shall have the meaning set forth in Schedule C hereto.

1.38 Collateral: shall have the meaning set forth in Section 8.1 hereof.

1.39 Collateral Agency Agreement: means the document entitled "Collateral Agency and Intercreditor Agreement" dated May 10, 2000 by and between the Administrative Agent, Collateral Agent, and the Chase Group Agent.

1.40 Collateral Agent: means CoBank, ACB.

1.41 Committed LC Request: shall have the meaning set forth in Subsection 4.1.1.

1.42 Committed Letter of Credit: means a commercial or stand by letter of credit issued by the Letter of Credit Bank pursuant to the provisions of Sections 4.1 and 4.2 hereof.

1.43 Committed Letter of Credit Fee: means for any Committed Letter of Credit an amount equal to the LIBOR Margin in effect for the day of calculation multiplied by (a) the face amount of such Committed Letter of Credit and (b) the number of days from, and including, the date of issuance until the expiry date, divided by 365.

1.44 Committed 364-Day Advances: means the principal amount of all 364-Day Advances which any Syndication Party is obligated to make as a result of Borrower having presented a 364-Day Borrowing Notice to the Administrative Agent pursuant to Section 2.3 hereof, but which have not been funded.

1.45 Compliance Certificate: shall have the meaning set forth in Subsection 11.8.5.

1.46 Consolidated Subsidiary: means any Subsidiary of Borrower that should be included in Borrower's consolidated financial statements, all as determined in accordance with GAAP.

1.47 Contributing Syndication Parties: shall have the meaning set forth in Section 15.4.

1.48 Credit Rating: means a prospective or preliminary credit rating or definitive or final credit rating of an Approved Credit Rating Agency on long term senior debt of Borrower.

1.49 Daily 364-Day Commitment Fee Factor: shall have the meaning set forth in Subsection 5.4.1.

1.50 Debt: means as to any Person, without duplication: (a) indebtedness or liability of such Person for borrowed money, or for the deferred purchase price of property or services (excluding accounts payable and outstanding checks and drafts); (b) obligations of such Person as lessee under Capital Leases; (c) obligations of such Person under letters of credit issued for its account; (d) all obligations of such Person arising under bankers’ or trade acceptance facilities; (e) all obligations secured by any Lien on property owned by such person, whether or not the obligations have been assumed; and (f) net exposure of all obligations of such Person under any agreement providing for a swap, ceiling rates, ceiling and floor rates, contingent participation or other hedging mechanisms with respect to interest payable on any of the items described above in this definition.

1.51 Default Interest Rate: means a rate of interest equal to 200 basis points in excess of the Base Rate which would otherwise be applicable on the Loan regardless of whether the Loan includes Base Rate Loans, LIBOR Rate Loans, and/or Overnight Loans.

1.52 Deferred Income Taxes: means deferred income taxes of the Farmland Companies.

1.53 Delinquency Interest: shall have the meaning set forth in Section 15.4.

1.54 Delinquent Accounts: means (a) with respect to Extended Terms Accounts, any such account unpaid on the earlier of (i) one-hundred eighty (180) days after the invoice date therefor, or (ii) sixty (60) days after the due date as provided on such invoice; and (b) with respect to all other Accounts Receivable other than Extended Terms Accounts, any such account unpaid ninety (90) days after the invoice date therefor.

1.55 Delinquent Amount: shall have the meaning set forth in Section 15.4.

1.56 Delinquent Syndication Party: shall have the meaning set forth in Section 15.4.

1.57 Depreciation: means the total depreciation of the Farmland Companies as measured in accordance with GAAP.

1.58 Eligible Inventory: means all of the Inventory of the Farmland Companies (1) which constitutes “Energy Finished Goods” as disclosed in the Borrowing Base Certificate, or (2) which is represented by a warehouse receipt (other than warehouse receipts referred to in clause (a) below), or (3) in which the Collateral Agent has a first lien security interest (subject only to (i) rights that may arise in any other Person under Section 4-9-315(2) of the Uniform Commercial Code as enacted on the date hereof in the State of Colorado (or corresponding provision in any other applicable jurisdiction) and (ii) liens permitted under this Credit Agreement in Section 12.3 or otherwise herein), and which meets the following requirements: (a) is not located at premises outside of the United States, except that this requirement shall not be applicable to grain stored in warehouses located in Mexico provided that the Collateral Agent (or its designee) has been given possession of the warehouse receipt evidencing such stored grain in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent; (b) does not constitute bill and hold goods except to the extent that the Account Receivable arising from the sale of such goods does not constitute an Eligible Receivable; (c) does not constitute unserviceable, obsolete or slow moving Inventory; (d) does not constitute returned, damaged and/or defective Inventory; and (e) is not Inventory purchased on consignment. Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

1.59 Eligible Receivables: means all of the Accounts Receivable of the Farmland Companies in which the Collateral Agent has a first lien security interest (subject only to liens permitted under this Credit Agreement in in Section 12.3 or otherwise herein), and which meet the following requirements: (a) arise from the actual bona fide sale, in the ordinary course of business, of Inventory on ordinary trade terms and in accordance with the terms and provisions contained in any documents related thereto; (b) are evidenced by an invoice; and (c) are net of any credit, trade or other allowance given to the account debtor thereof. “Eligible Receivables” shall not include any Accounts Receivable which fall into any one or more of the following categories:

(a)	The Accounts Receivable of any account debtor twenty percent (20%) or more of whose Accounts Receivable are unpaid more than ninety (90) days past the invoice date or sixty (60) days after the original due date, whichever is earlier;

(b)	Which are (i) Extended Terms Accounts (provided that Extended Terms Accounts may be included as Eligible Receivables to the extent that the amount owing thereunder is not in excess of twenty-five percent (25%) (on a dollar basis) of the amount owing on all Accounts Receivable, (ii) Delinquent Accounts, or (iii) which provide that the due date for payment thereof is more than one-hundred eighty (180) days after the invoice date thereof;

(c)	With respect to which the account debtor is an Affiliate of such Farmland Company or a Consolidated Subsidiary, other than, in either case, an Unrestricted Subsidiary;

(d)	With respect to which the account debtor has asserted in writing any defense, counterclaim, or right to discount, whether well founded or otherwise, or which is subject to liens, encumbrances, or rights in favor of Persons other than the Collateral Agent (or on account of liens permitted under this Credit Agreement in Section 12.3 or otherwise), or which (other than Member Receivables) are subject to any offset or deduction;

(e)	With respect to which the account debtor is the subject of dissolution, liquidation or termination proceedings, or with respect to which there has been commenced a voluntary or involuntary proceeding under any provision of the bankruptcy or insolvency laws or with respect to which there has been an assignment for the benefit of creditors;

(f)	With respect to which payment by the account debtor may be conditional pursuant to the terms of the engagement;

(g)	With respect to which the account debtor is not a resident of, or its chief executive office located in, the United States, except (i) where the account debtor has an investment rating of BBB- or better or Baa3 or better by one of the Approved Credit Rating Agencies, or (ii) to the extent such accounts are supported by irrevocable letters of credit (the original of which is delivered to the Collateral Agent or a representative of the Collateral Agent, which may, under provisions acceptable to the Administrative Agent and the Collateral Agent, be an employee of Borrower or Farmland Foods, Inc.) issued or confirmed by a bank chartered under the laws of the United States or any state and which has combined capital, surplus and undivided profits of at least $250,000,000.00, insurance, bonds or other assurances satisfactory to the Administrative Agent;

(h)	With respect to which such Farmland Company is or may become liable to the account debtor for goods sold or services rendered by the account debtor to such Farmland Company;

(i)	With respect to which goods have not been shipped, or the services have not been rendered, to the account debtor;

(j)	The Accounts Receivable of the account debtor thereunder, and its Affiliates, constitute more than twenty-five percent (25%) of all otherwise Eligible Receivables (but the portion of the Accounts Receivable of such account debtor not in excess of such percentage may be deemed Eligible Receivables), provided that this exclusion shall not be applicable to Accounts Receivable owing on account of (i) sales of fertilizer and agricultural chemicals to Agriliance, LLC, or (ii) sales of energy products to Country Energy, LLC;

(k)	With respect to which the account debtor is a federal, state, or local government or any department or agency thereof; or

(l)	Which are owed by an account debtor whose total indebtedness under such Accounts Receivable exceeds the credit limit with respect to such account debtor determined by the Required Lenders from time to time in their reasonable discretion, or which the Required Lenders, exercising their reasonable discretion, otherwise deem ineligible;

provided that the exclusions included in subparts (a), (g), and (l) of this Section shall not be applicable so long as, on the date of measurement the total of Accounts Receivable (i) charged off under the normal credit policies of the pledgor thereof during the past twelve (12) months and (ii) unpaid more than one-hundred eighty (180) days past the invoice date thereof, is not more than $10,000,000.00. Accounts Receivable which are not Eligible Receivables shall nevertheless be part of the Collateral.

1.60 Environmental Laws: means any Law relating to the public health, safety, industrial hygiene, pollution or the environment, including Laws relating to noise or to emissions, discharges, releases or threatened releases of Hazardous Materials into the workplace, the community or the environmental conditions, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, and including, without limitation, the Comprehensive environmental Response Compensation and Liability Act of 1980 as amended, 42 U.S.C. 9601-9657 (“CERCLA”) and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. 6901-6987 (“RCRA”).

1.61 Environmental Notice: means any written complaint, order, citation, letter, inquiry, notice or other written communication from any Person (a) affecting or relating to Borrower’s or any of its Restricted Subsidiaries’ compliance with any Environmental Law in connection with any activity or operations at any time conducted by Borrower or such Subsidiary, (b) relating to the occurrence or presence of or exposure to or possible or threatened or alleged occurrence or presence of or exposure to environmental discharges or Hazardous Materials at any of the Borrower’s or such Subsidiary’s locations or facilities, including, without limitation: (i) the existence of any contamination or possible or threatened contamination at any such location or facility; and (ii) remediation of any Environmental Discharge or Hazardous Materials at any such location or facility or any part thereof; and (c) any violation or alleged violation of any applicable Environmental Law.

1.62 Environmental Regulations: Shall have the meaning set forth in the definition of Hazardous Substances herein. 1.63 ERISA: means the Employee Retirement Income Security Act of 1974, as amended from time to time, including any rules and regulations promulgated thereunder.

1.64 ERISA Affiliate: means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Borrower or is under common control (within the meaning of Section 414(c) of the Code) with Borrower, provided, however, that for purposes of provisions herein concerning minimum funding obligations (imposed under Section 412 of the Code or Section 302 of ERISA), the term “ERISA Affiliate” shall also include any entity required to be aggregated with Borrower under Section 414(m) or 414(o) of the Code.

1.65 Event of Default: shall have the meaning set forth in Section 14.1. 1.66 Event of Syndication Default: shall have the meaning set forth in Subsection 15.30.1. 1.67 Existing Credit Agreement: means the Credit Agreement dated as of May 15, 1996, among Farmland Industries, Inc. as Borrower and CoBank, ACB and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. "Rabobank Nederland", New York Branch, as Banks and as Co-Syndication Agents, and the various banks that are parties to the Credit Agreement as amended by the First through Seventh Amendments. 1.68 Existing Letters of Credit: means the Letters of Credit which have been issued for the benefit of Borrower by one or more of the Syndication Parties and which are outstanding on the Closing Date as listed on Exhibit 1.68 hereto. ------------ 1.69 Extended Terms Accounts: means Accounts Receivable which by their terms are payable more than thirty (30) days, but not more than one-hundred eighty (180) days, after the invoice date thereof. 1.70 Farmland Companies: means, collectively, Borrower and each Restricted Subsidiary. 1.71 Farmland Companies' Average Senior Debt: means the sum of the Farmland Companies' Senior Debt as measured at and as of the end of each of the previous consecutive four (4) Fiscal Quarters, divided by four. 1.72 Farmland Companies' Average Total Capitalization: means the sum of Farmland Companies' Total Capitalization as measured at and as of the end of each of the previous consecutive four (4) Fiscal Quarters, divided by four. 1.73 Farmland Companies' Average Total Debt: means the sum of the Farmland Companies' Total Debt as measured at and as of the end of each of the previous consecutive four (4) Fiscal Quarters, divided by four.

1.74 Farmland Companies’ EBITDA: means for any period the total of each of the following for the Farmland Companies in the aggregate for such period: (a) the sum of the following as determined in accordance with GAAP and as shown on the individual financial statements of the Farmland Companies: (i) net income, (ii) income taxes, (iii) Depreciation and Amortization, and (iv) interest; minus (or in the case of a loss, plus) (b) (i) equity in net income (loss) of investees and (ii) minority owner’s interest in net income (loss) of Subsidiaries, in each case which were included in the calculation of net income; plus (c) cash distributions from Unrestricted Entities; plus (d) non-cash, non-recurring expenses which were included in the calculation of net income.

1.75 Farmland Companies' Interest: means the net current cost of borrowing for the Farmland Companies, calculated as interest expense minus interest income as shown on the Farmland Companies' income statement and as measured in accordance with GAAP. 1.76 Farmland Companies' Senior Debt: means Farmland Companies' Total Debt minus Farmland Subordinated Debt. 1.77 Farmland Companies' Total Capitalization: means the sum of Farmland Companies' Total Debt plus Farmland Companies' Total Capital Shares and Equities. 1.78 Farmland Companies' Total Capital Shares and Equities: means the sum of (a) the total capital shares and equities of the Farmland Companies, plus (b) Interim Income which is not included under (a) of this definition. 1.79 Farmland Companies' Total Debt: means all of the Debt of the Farmland Companies. 1.80 Farmland Subordinated Debt: means any Debt of any of the Farmland Companies which is subject to subordination of payments, either in principal or interest or both, to the holders of any other Debt. 1.81 Fee Letter: shall have the meaning set forth in Subsection 9.1.8. 1.82 Feed Mills: means the interests in equipment, fixtures and real property in the facilities described on Schedule 1.82 hereto. ------------- 1.83 Fertilizer Production Facilities: means the interests in equipment, fixtures and real property in the facilities described on Schedule 1.83 hereto. ------------- 1.84 Fiscal Quarter: means each three (3) month period beginning on the first day of each of the following months: September, December, March and June. 1.85 Fiscal Year: means a year commencing on September 1 and ending on August 31.

1.86 Funded Debt: means, with respect to any Person, at any time, all Debt of such Person in each case maturing by its terms more than one year after the date of creation thereof, or which is renewable or extendible at the option of such Person for a period ending more than one (1) year after the date of creation thereof, and shall include Debt of such maturity created or assumed by such Person either directly or indirectly, including obligations of such maturity secured by liens upon property of such Person and upon which such Person customarily pays the interest, and all obligations of such Person under Capital Leases of such maturity, and the net present value of obligations under Operating Leases as discounted by a rate which is 1.5% less than the Base Rate in effect at such time, and all obligations to reimburse the Letter of Credit Bank with respect to all Letters of Credit which support long-term debt, with expiration dates in excess of one year from the date of issuance thereof.

1.87 Funding Losses: shall have the meaning set forth in Section 6.7. 1.88 Funding Loss Notice: shall have the meaning set forth in Section 6.7.

1.89 Funding Share: means the amount of any 364-Day Advance which each Syndication Party is required to fund, which shall be determined as follows: (a) for a 364-Day Pro Rata Advance, the amount of such 364-Day Pro Rata Advance multiplied by such Syndication Party’s Individual 364-Day Pro Rata Share as of, but without giving effect to, such 364-Day Pro Rata Advance; and (b) for an Overnight Advance, the amount determined as provided in Section 3.1 hereof.

1.90 GAAP: means generally accepted accounting principles in the United States of America, applied consistently, as in effect from time to time. 1.91 General Syndication Closing Date: shall have the meaning set forth in Subsection 15.27.1.

1.92 Good Faith Contest: means the contest of an item if (a) the item is diligently contested in good faith by appropriate proceedings timely instituted, (b) either the item is (i) bonded or (ii) adequate reserves are established with respect to the contested item if and to the extent required by GAAP, (c) during the period of such contest, the enforcement of any contested item is effectively stayed, and (d) the failure to pay or comply with the contested item could not reasonably be expected to result in a Material Adverse Effect.

1.93 Governmental Authority: means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. 1.94 Grain Elevators: means the interests in equipment, fixtures and real property in the facilities described on Schedule 1.94 hereto. -------------

1.95 Hazardous Materials: means any pollutant, effluents, emissions, contaminants, toxic or hazardous wastes or substances, as any of those terms are defined from time to time in or for the purposes of any applicable Environmental Law, including asbestos fibers and friable asbestos, polychlorinated biphenyls, and any petroleum or hydrocarbon-based products or derivatives.

1.96 Hazardous Substances: means dangerous, toxic or hazardous pollutants, contaminants, chemicals, wastes, materials or substances, as defined in or governed by the provisions of any Environmental Laws or any other federal, state or local law, statute, code, ordinance, regulation, requirement or rule relating thereto (“Environmental Regulations”), and also including urea formaldehyde, polychlorinated biphenyls, asbestos, asbestos-containing materials, nuclear fuel or waste, and petroleum products, or any other waste, material, substances, pollutant or contaminant which would subject an owner of property to any damages, penalties or liabilities under any applicable Environmental Regulations.

1.97 Hedged Grain: means grain which (a) is included in Eligible Inventory and (b) is hedged by (i) a commodity derivative contract written on a nationally recognized United States commodity exchange or (ii) a forward sales contract with a Person to whom Borrower sells grain; and (c) with respect to which the Collateral Agent has been granted a first lien security interest in the commodity account through which the derivative contract is held or a first lien security interest in the forward sales contract referred to in subpart (b)(ii) of this Section.

1.98 Indemnified Agency Parties: shall have the meaning set forth in Section 15.19. 1.99 Indemnified Parties: shall have the meaning set forth in Section 13.1.

1.100 Individual Outstanding 364-Day Obligations: means with respect to any Syndication Party the total at any time, without duplication, of: (a) the aggregate outstanding principal amount of all 364-Day Advances made by such Syndication Party (including, without duplication, Overnight Advances made by such Syndication Party in its capacity as the Overnight Lender), and (b) all of such Syndication Party’s Committed 364-Day Advances.

1.101 Individual Proportionate Share: means for any Syndication Party a fraction, expressed as a percentage (rounded to 8 decimal points), where the numerator is such Syndication Party's Individual 364-Day Commitment and the denominator is the Aggregate 364-Day Commitment.

1.102 Individual 364-Day Commitment: means with respect to any Syndication Party the amount shown as its Individual 364-Day Commitment on Schedule A hereto, subject to adjustment in the event of the sale of all or a portion of a Syndication Interest in accordance with Section 15.27 hereof, or a reduction in the Aggregate 364-Day Commitment in accordance with Section 2.8 hereof.

1.103 Individual 364-Day Lending Capacity: means with respect to any Syndication Party the amount at any time of its Individual 364-Day Commitment, less its Individual Outstanding 364-Day Obligations.

1.104 Individual 364-Day Pro Rata Share: means with respect to any Syndication Party a fraction, expressed as a percentage (rounded to 8 decimal points), where the numerator is such Syndication Party’s Individual 364-Day Commitment less such Syndication Party’s Individual Outstanding 364-Day Obligations; and the denominator is the Aggregate 364-Day Commitment less the sum of the Individual Outstanding 364-Day Obligations of all of the Syndication Parties, determined: (a) in the case of LIBO Rate Loans, at 12:00 noon (Central time) on the Banking Day Borrower delivers a 364-Day Borrowing Notice pursuant to which Borrower requests such LIBOR Loan, and (b) in all other cases, 12:00 noon (Central time) on the Banking Day Borrower delivers a 364-Day Borrowing Notice.

1.105 Initial Pledgor Subsidiary: shall have the meaning set forth in Section 8.1 hereof. 1.106 Interim Income: means income of the Farmland Companies before income taxes, patronage refunds and appropriations for earned surplus.

1.107 Inventory: means all goods held for sale or lease by a Person or to be furnished under a contract of service, and all raw materials, work in process, and materials used or consumed in the Person’s business.

1.108 Investment: means, with respect to any Person, (a) any loan or advance by such Person to any other Person, (b) the purchase or other acquisition by such Person of any capital stock, obligations or securities of, or any capital contribution to, or investment in, or the acquisition by such Person of all or substantially all of the assets of, or any interest in, any other Person, (c) any performance or standby letter of credit where (i) that Person has the reimbursement obligation to the issuer, and (ii) the proceeds of such letter of credit are to be used for the benefit of any other Person, (d) the agreement by such Person to make funds available for the benefit of another Person to either cover cost overruns incurred in connection with the construction of a project or facility, or to fund a debt service reserve account, (e) the agreement by such Person to assume, guarantee, endorse or otherwise be or become directly or contingently responsible or liable for the obligations or Debts of any other Person (other than by endorsement for collection in the ordinary course of business), (f) an agreement to purchase any obligations, stocks, assets, goods or services but excluding an agreement to purchase any assets, goods or services entered into in the ordinary course of business, (g) an agreement to supply or advance any funds, assets, goods or services (other than bona fide sales of goods or services in the ordinary course of such Person’s business), or (h) an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss.

1.109 Investment Collateral: means all of Borrower’s equity interest in, and rights to distributions arising out of its equity interest in those Persons listed on Schedule 1.109 hereto and in any interest acquired by Borrower after the date hereof in any Person which meets any of the following tests: (a) any corporation in which (i) Borrower, directly or indirectly, (A) owns any of the outstanding stock thereof, or (B) has the power under ordinary circumstances to elect at least a majority of the directors thereof, and (ii) Borrower’s equity interest, valued at the greater of cost or fair market value, is $10,000,000.00 or greater; or (b) any partnership, association, joint venture, limited liability company, or other unincorporated organization or entity with respect to which (i) Borrower, directly or indirectly, (A) owns any of the outstanding equity interest thereof, or (B) has the power under ordinary circumstances to directly or indirectly control the management thereof, and (ii) Borrower’s equity interest, valued at the greater of cost or fair market value, is $10,000,000.00 or greater.

1.110 Issuance Fee: means a fee equal to the greater of (a) 0.2% (20 basis points) multiplied by the face amount of the Letter of Credit, or (b) $2,500.00.

1.111 Law: means any federal, state or local statute, law, rule, regulation, ordinance, order, code, policy or rule of common law, now or hereafter in effect, and any judicial or administrative interpretation thereof by a Governmental Authority, including any judicial or administrative order, consent decree or judgment.

1.112 Letters of Credit: means collectively all Committed Letters of Credit and all Existing Letters of Credit outstanding at any time. 1.113 Letter of Credit Bank: means CoBank, ACB.

1.114 LIBO Rate: means the rate (rounded upward, if necessary, to the next 1/16th of one percent) for deposits in U.S. dollars with maturities comparable to the selected LIBO Rate Period that appears on the display designated as Page “3750” of the Telerate Service (or such other Page as may replace the 3750 Page of that service or, if the Telerate Service shall cease displaying such rates, as published by such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London Interbank Offered Rates for U.S. Dollar deposits or, if none, the comparable reference on the Reuters Screen LIBOR Page or such other quotation service as may be chosen by the Administrative Agent), determined effective as of 11:00A.M. (London Time) on the day which is two (2) Banking Days prior to the first day of each LIBO Rate Period, reserve adjusted basis for Regulation D on a demonstrated basis, with such rate modified by adding the LIBOR Margin.

1.115 LIBO Rate Loan: shall have the meaning set forth in Subsection 5.1.2. 1.116 LIBO Rate Period: shall have the meaning set forth in Subsection 5.1.2. 1.117 LIBO Request: shall have the meaning set forth in Subsection 5.1.2. 1.118 LIBOR Margin: means the LIBOR Margin determined as set forth in Schedule B hereto. ----------

1.119 Lien: means with respect to any asset any mortgage, deed of trust, pledge, security interest, hypothecation, assignment for security purposes, encumbrance, lien (statutory or other), or other security agreement or charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code of Colorado or comparable Law of any jurisdiction to evidence any of the foregoing).

1.120 Loans: means, collectively, all Base Rate Loans, all LIBO Rate Loans, and all Overnight Advances outstanding at any time. 1.121 Loan Documents: means this Credit Agreement, the Security Documents, the Notes, Letters of Credit, and any other agreement, document, or instrument executed in connection with the Credit Agreement and all Exhibits and Schedules to any such documents 1.122 Long-Term Debt: means at any time the long-term debt (excluding current maturities) of the Farmland Companies. 1.123 Mandatory Prepayment: shall have the meaning set forth in Section 6.6 hereof.

1.124 Material Adverse Change: means either: (a) a material adverse change in the status of the business, assets, liabilities, results of operations, condition (financial or otherwise), property or prospects of the Farmland Companies taken together, considered in the aggregate, or (b) any event or occurrence of whatever nature which could reasonably be expected to have a material adverse effect on the ability of Borrower or any Restricted Subsidiary to perform its obligations under the Loan Documents.

1.125 Material Adverse Effect: means: (a) a material adverse effect on the status of the business, assets, liabilities, results of operations, condition (financial or otherwise), property or prospects of the Farmland Companies taken together, considered in the aggregate; or (b) a material adverse effect on the ability of Borrower or any Restricted Subsidiary, as applicable, to perform its obligations under this Credit Agreement and the other Loan Documents to which it is a party or on the ability of the Administrative Agent, Collateral Agent, or Syndication Parties to exercise its or their rights under the Loan Documents.

1.126 Material Agreements: means all agreements of Borrower and the Restricted Subsidiaries, the termination or breach of which, based upon Borrower's knowledge as of the date of making any representation with respect thereto, would have a Material Adverse Effect. 1.127 Member Receivables: means all of the Accounts Receivable of any Person who has an interest in Borrower which entitles such Person to a patronage dividend from Borrower.

1.128 [This Section Intentionally Left Blank]

1.129 Multiemployer Plan: means a Plan defined as such in Section 3(37) of ERISA. 1.130 Non-Excluded Taxes: shall have the meaning set forth in Section 6.9.

1.131 Note or Notes: means the 364-Day Facility Notes executed at any time by Borrower pursuant to Section 2.4 hereof, and all amendments, renewals, replacements, substitutions and extensions thereof.

1.132 Operating Lease: means any lease of property (whether real, personal or mixed) by a Person under which such Person is lessee, other than a Capital Lease. 1.133 Overnight Advance: shall have the meaning set forth in Section 3.1.

1.134 Overnight Advance Request: shall have the meaning set forth in Section 3.1. 1.135 Overnight Funding Commitment: means $50,000,000.00. 1.136 Overnight Lender: means CoBank. 1.137 Overnight Maturity Date: shall have the meaning set forth in Section 3.1. 1.138 Overnight Rate: shall have the meaning set forth in Section 3.1. 1.139 Payment Account: shall have the meaning set forth in Section 15.10. 1.140 Payment Distribution: shall have the meaning set forth in Section 15.10. 1.141 PBGC: means the Pension Benefit Guaranty Corporation.

1.142 Person: means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, cooperative association, institution, or government or governmental agency (whether national, federal, state, provincial, country, city, municipal or otherwise, including without limitation, and instrumentality, division, agency, body or department thereof), or other entity.

1.143 Plan: means any plan, agreement, arrangement or commitment which is an employee benefit plan, as defined in Section 3(3) of ERISA, maintained by Borrower or any Restricted Subsidiary or any ERISA Affiliate or with respect to which Borrower or any Restricted Subsidiary or any ERISA Affiliate at any relevant time has any liability or obligation to contribute.

1.144 Pork Processing Plants: means the interests in equipment, fixtures and real property in the facilities described on Schedule 1.144 hereto. -------------- 1.145 Post Closing Letter: means the letter attached hereto as Exhibit 1.145. ------------- 1.146 Potential Default: means any event, other than an event described in Section 14.1(a) hereof, which with the giving of notice or lapse of time, or both, would become an Event of Default. 1.147 Production Facilities: means, collectively, the Pork Processing Facilities, the Feed Mills, the Grain Elevators, and the Fertilizer Production Facilities. 1.148 Prohibited Transaction: means any transaction prohibited under Section 406 of ERISA or Section 4975 of the Code. 1.149 Regulatory Change: shall have the meaning set forth in Section 16.12. 1.150 Reportable Event: means any of the events set forth in Section 4043(b) of ERISA or in the regulations thereunder. 1.151 Requested 364-Day Advance: means the amount of 364-Day Pro Rata Advance requested by Borrower in any 364-Day Borrowing Notice.

1.152 Required Lenders: means Syndication Parties (including Voting Participants) whose Individual 364-Day Commitments constitute more than fifty percent (50%) of the Aggregate 364-Day Commitment; provided that the number of Syndication Parties (including Voting Participants) which constitute the Required Lenders must be no fewer than three (3) even if fewer than three (3) would constitute more than fifty percent (50%) of the Aggregate 364-Day Commitment. Pursuant to Section 15.28 hereof, Voting Participants shall, under the circumstances set forth therein, be entitled to voting rights and to be included in determining whether certain action is being taken by the Required Lenders.

1.153 Required License: means all trademarks, patents, copyrights, franchises, certificates, approvals, permits, authorities, agreements, and licenses which are used or necessary to permit Borrower and the Restricted Subsidiaries to own its or their respective properties and to conduct the business as presently being conducted and as to which the termination or revocation thereof could reasonably be expected to have a Material Adverse Effect

1.154 Restricted Subsidiary: means all Subsidiaries of Borrower other than Unrestricted Subsidiaries, including, as of the Closing Date, those Persons listed as Restricted Subsidiaries on Schedule 10.22 hereto. --------------

1.155 Security Documents: means the security agreements, financing statements, pledge agreements, mortgages, deeds of trust, control agreements, and/or other documents executed by Borrower or any of the Farmland Companies in favor of the Collateral Agent, on behalf of the Syndication Parties, to secure Borrower’s performance of its obligations under the Notes and other Loan Documents with a lien on the Collateral, all in form and substance acceptable to the Administrative Agent and the Collateral Agent.

1.156 Selected Credit Rating: means the then effective Credit Ratings of two (2) of the Approved Credit Rating Agencies as selected by Borrower, provided that at least one (1) of such two (2) Agencies is either S&P or Moody's. 1.157 Senior Bank Debt: means all of the Debt of the Borrower that is outstanding under the 364-Day Facility, and includes the undrawn face amount of all Letters of Credit.

1.158 Short Term Indenture Debt: means indebtedness or liability for borrowed money of Borrower or any Restricted Subsidiary which is (a) due either on demand or within one year of the issuance thereof where such indebtedness or liability is not extendable or renewable at the option of Borrower or any Restricted Subsidiary, as the case may be, in a manner that it may become payable more than one year from the date of issuance thereof, and (b) issued or incurred under (i) the Indenture dated November 20, 1981 (as amended) from Borrower to Commerce Bank, N.A., as Trustee, or (ii) the Indenture dated December 4, 1997 from Borrower to UMB Bank, N.A., or (iii) any indenture comparable to the indentures described in subparts (b)(i) and (b)(ii) hereof.

1.159 Short Term Institutional Debt: means (a) indebtedness or liability for borrowed money of Borrower or any Restricted Subsidiary which is (i) due either on demand or within one year of the issuance thereof where such indebtedness or liability is not extendable or renewable at the option of Borrower or any Restricted Subsidiary, as the case may be, in a manner that it may become payable more than one year from the date of issuance or incurrence thereof, and (ii) owed to any bank, insurance company, finance company or other financial institution, and (b) obligations under letters of credit issued for the account of Borrower or any Restricted Subsidiary by any bank, insurance company, finance company or other financial institution.

1.160 Subordinated Debt: means indebtedness for borrowed money of Borrower which is any of the following: (a) indebtedness for borrowed money issued pursuant to and subject to the terms of any Indenture listed on Schedule 1.160 hereto; (b) other indebtedness for borrowed money issued or incurred after the Closing Date but subject to subordination provisions no less favorable from the standpoint of the Syndication Parties than the subordination provisions specified in the Indenture dated December 4, 1997 from Borrower to Commerce Bank, N.A., as Trustee; or (c) indebtedness for borrowed money subordinated on terms acceptable to the Required Lenders.

1.161 Subsidiary: means with respect to any Person: (a) any corporation in which such Person, directly or indirectly, (i) owns more than fifty percent (50%) of the outstanding stock thereof, or (ii) has the power under ordinary circumstances to elect at least a majority of the directors thereof, or (b) any partnership, association, joint venture, limited liability company, or other unincorporated organization or entity with respect to which such Person, directly or indirectly, (i) owns more than fifty percent (50%) of the outstanding equity interest thereof, or (ii) has the power under ordinary circumstances to directly or indirectly control the management thereof.

1.162 Substantial Subsidiary: means a Restricted Subsidiary or a Subsidiary of a Restricted Subsidiary where the book value of its Total Assets is equal to or greater than five percent (5%) of the book value of the Total Assets of the Farmland Companies. 1.163 Successor Agent: means such Person as may be appointed as successor to the rights and duties of the Administrative Agent as provided in Section 15.22 of this Credit Agreement. 1.164 Syndication Acquisition Agreement: shall have the meaning set forth in Section 15.27. 1.165 Syndication Interest: shall have the meaning set forth in Section 15.1.

1.166 Syndication Parties: means those entities listed on Schedule A hereto, including CoBank and Rabobank in their roles as lenders hereunder, but not in their roles as Co-Syndication Agents, the Collateral Agent, the Administrative Agent, and/or the Letter of Credit Bank, as applicable, hereunder, and such Persons as shall from time to time execute a Syndication Acquisition Agreement substantially in the form of Exhibit 15.27 hereto signifying their election to purchase all or a portion of the Syndication Interest of any Syndication Party, in accordance with Section 15.27 hereof, and to become a Syndication Party hereunder.

1.167 Syndication Party Advance Date: shall have the meaning set forth in Section 15.2.

1.168 364-Day Advance: means, collectively, 364-Day Pro Rata Advances and Overnight Advances.

1.169 364-Day Availability Period: means the period from the Closing Date through the Banking Day immediately prior to the 364-Day Maturity Date.

1.170 364-Day Borrowing Notice: shall have the meaning set forth in Section 2.3.

1.171 364-Day Commitment Fee: shall have the meaning set forth in Subsection 5.4.1.

1.172 364-Day Commitment Fee Factor: means the 364-Day Commitment Fee Factor determined for any day as set forth in Schedule B hereto.

1.173 364-Day Facility: means the loan facility made available to Borrower under Article 2 of this Credit Agreement.

1.174 364-Day Facility Note(s): shall have the meaning set forth in Section 2.4.

1.175 364-Day Funding Notice: shall have the meaning set forth in Section 2.3.

1.176 364-Day Maturity Date: means May 9, 2001.

1.177 364-Day Pro Rata Advance: means an advance under the 364-Day Facility other than an Overnight Advance.

1.178 Total Assets: means at any date the total assets of any Person determined in accordance with GAAP.

1.179 Transfer: shall have the meaning set forth in Section 15.27.

1.180 Unhedged Grain: means grain which (a) is included in Eligible Inventory and (b) does not qualify as Hedged Grain.

1.181 Unrestricted Entities: means the Unrestricted Subsidiaries and all Persons in which Borrower or any Consolidated Subsidiary owns an Investment other than the Restricted Subsidiaries.

1.182 Unrestricted Subsidiary: means those Subsidiaries identified as Unrestricted Subsidiaries on Schedule -------- 10.22 hereto as amended from time to time by Borrower. -----
1.183 Voting Participant: shall have the meaning set forth in Section 15.28.
1.184 Wire Instructions: shall have the meaning set forth in Section 15.29.

Article 2. 364-DAY FACILITY

2.1 364-Day Facility Loan. On the terms and conditions set forth in this Credit Agreement, and so long as no Event of Default or Potential Default has occurred and is continuing, Borrower may request, and each of the Syndication Parties severally agrees to fund, advances under the 364-Day Facility from time to time during the 364-Day Availability Period, subject to the following:

2.1.1 Individual Syndication Party 364-Day Commitment. No Syndication Party shall be required or permitted to make a 364-Day Advance which would exceed its Individual 364-Day Lending Capacity as in effect at the time of the Administrative Agent’s transmittal of the 364-Day Funding Notice regarding such 364-Day Advance.

2.1.2 Individual Syndication Party 364-Day Pro Rata Share. No Syndication Party shall be required or, except as provided in Section 3.1 hereof regarding Overnight Advances, be permitted, to make a 364-Day Advance in excess of an amount equal to its Individual 364-Day Pro Rata Share multiplied by the amount of the requested 364-Day Advance. Each Syndication Party severally agrees to fund its Individual 364-Day Pro Rata Share of each 364-Day Pro Rata Advance.

2.2 Aggregate 364-Day Commitment/Borrowing Base. Borrower shall not be entitled to request a 364-Day Advance in an amount which, when added to the aggregate Individual Outstanding 364-Day Obligations of all Syndication Parties plus the undrawn face amount of all outstanding Letters of Credit, would exceed the lesser of (a) the Aggregate 364-Day Commitment or (b) the Borrowing Base in effect on the date of such 364-Day Advance.

2.3 364-Day Borrowing Notice; Funding Notice. Borrower shall give the Administrative Agent prior written notice by facsimile in substantially the form of Exhibit 2.3 hereto (“364-Day Borrowing Notice”) (effective upon receipt) of each request for a 364-Day Pro Rata Advance, which 364-Day Borrowing Notice shall be irrevocable as to any LIBO Rate Loan requested therein: (a) in the case of a Base Rate Loan, on or before 12:30 P.M. (Central time) on the day of making such Base Rate Loan, and (b) in the case of a LIBO Rate Loan, on or before 12:30 P.M. (Central time) at least three (3) Banking Days prior to the date of making such LIBO Rate Loan. Each 364-Day Borrowing Notice must specify (w) the amount of such 364-Day Pro Rata Advance (provided that such amount must be a minimum of $5,000,000.00 for Base Rate Loans and $10,000,000.00 for LIBO Rate Loans and, in either case, must be in incremental multiples of $1,000,000.00), (x) the proposed date of making such 364-Day Pro Rata Advance, (y) whether Borrower requests that the 364-Day Pro Rata Advance will bear interest at (i) the Base Rate or (ii) the LIBO Rate, and (z) in the case of a LIBO Rate Loan, the initial LIBO Rate Period applicable thereto. The Administrative Agent shall, on or before 1:00 P.M. (Central time) of the same Banking Day, notify each Syndication Party (“364-Day Funding Notice”) of its receipt of each such 364-Day Borrowing Notice and the amount of such Syndication Party’s Funding Share thereunder. Not later than 2:00 P.M. (Central time) on the date of a 364-Day Pro Rata Advance, each Syndication Party will make available to the Administrative Agent at the Administrative Agent’s Office, in immediately available funds, such Syndication Party’s Funding Share of such 364-Day Pro Rata Advance. After the Administrative Agent’s receipt of such funds, but not later than 3:00 P.M. (Central time), and upon fulfillment of the applicable conditions set forth in Article 9 hereof, the Administrative Agent will make such 364-Day Pro Rata Advance available to Borrower, in immediately available funds, and will transmit such funds by wire transfer to Borrower’s Account.

2.4 364-Day Facility Promissory Notes. Borrower’s obligations to each Syndication Party under the 364-Day Facility, including Borrower’s payment obligations with respect to all 364-Day Pro Rata Advances made by such Syndication Party and all Overnight Advances made by the Overnight Lender shall be evidenced by, and repaid with interest in accordance with, a single promissory note of Borrower in substantially the form of Exhibit 2.4 hereto duly completed, in the stated maximum principal amount equal to such Syndication Party’s Individual 364-Day Commitment, dated the date such Syndication Party becomes a Syndication Party, made payable to such Syndication Party for the account of its Applicable Lending Office, and maturing as to principal on the 364-Day Maturity Date (each a “364-Day Facility Note” and collectively, the “364-Day Facility Notes”).

2.5 Syndication Party Records. Each Syndication Party shall record on its books and records the amount of each 364-Day Advance, the rate and interest period applicable thereto, all payments of principal and interest, and the principal balance from time to time outstanding. Each Syndication Party’s record thereof shall be prima facie evidence as to all such amounts and shall be binding on Borrower absent manifest error. Notwithstanding the foregoing, Borrower will never be required to pay to any Syndication Party as principal (and in addition to reimbursable expenses) more than the principal amount of the 364-Day Advances made by such Syndication Party.

2.6 Use of Proceeds. The proceeds of the 364-Day Advances will be used by Borrower for refinancing the revolving credit indebtedness owed under the Existing Credit Agreement and existing on the Closing Date, to fund working capital requirements, for general corporate purposes, and to pay, by direct 364-Day Pro Rata Advance at the Administrative Agent’s discretion, costs and expenses owing pursuant to Section 16.1(a) to the extent not paid by Borrower by wire transfer on the Closing Date or to the extent incurred subsequently to the Closing Date. Borrower agrees not to request or use such proceeds for any other purpose. Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing, carrying, or making loans to finance the purchase of, any “margin security” or “margin stock” as such terms are used in Regulations U or X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

2.7 Syndication Party Funding Failure. The failure of any Syndication Party to make any requested 364-Day Pro Rata Advance to be made by it on the date specified for such 364-Day Pro Rata Advance shall not relieve any other Syndication Party of its obligation (if any) to make any 364-Day Pro Rata Advance on such date, but, except as provided in Section 3.2 hereof with respect to the Administrative Agent, no Syndication Party shall be responsible for the failure of any other Syndication Party to make any 364-Day Advance to be made by such other Syndication Party.

2.8 Reduction of Aggregate 364-Day Commitment. Borrower may, by written facsimile notice to the Administrative Agent on or before 10:00 A.M. (Central time) on any Banking Day, irrevocably reduce the Aggregate 364-Day Commitment; provided that (a) such reduction must be in multiples of one-million dollars ($1,000,000.00), and (b) Borrower must simultaneously make any principal payment necessary (along with any applicable Funding Losses on account of such principal payment) so that (i) the principal amount outstanding under the 364-Day Facility plus the undrawn face amount of all outstanding Letters of Credit does not exceed the reduced Aggregate 364-Day Commitment on the date of such reduction, and (ii) the Individual Outstanding 364-Day Obligations owing to any Syndication Party do not exceed the Individual 364-Day Commitment of that Syndication Party. Any such reduction will reduce the Individual 364-Day Commitment of each Syndication Party on the basis of their Individual Proportionate Share.

Article 3. OVERNIGHT FACILITY

3.1 Overnight Advances. In addition to Borrower’s right to request a 364-Day Pro Rata Advance under Section 2.1 hereof, Borrower may, subject to the terms and conditions of this Section, at any time before 2:30 P.M. (Central time) on a Banking Day, request the Overnight Lender to make, and the Overnight Lender agrees to make, a 364-Day Advance to Borrower on the same Banking Day (“Overnight Advance”) in accordance with the provisions of this Section. Each Banking Day by 10:30 A.M. (Central time) the Overnight Lender shall notify Borrower of the interest rate (“Overnight Rate”) that it will charge on all Overnight Advances made that Banking Day. Borrower’s request for an Overnight Advance (“Overnight Advance Request”) may be made orally or in writing by facsimile (if orally, shall be confirmed in writing on the same Banking Day), must be directed to the Overnight Lender, and must specify: (a) the amount of such Overnight Advance; and (b) the date when such Overnight Advance will be due and payable (“Overnight Maturity Date”), which may not be later than the tenth Banking Day thereafter. If Borrower submits an Overnight Advance Request prior to 2:30 P.M. (Central time) on a Banking Day, the Overnight Lender shall promptly, but not later than 3:30 P.M. on the same Banking Day, fund such Overnight Advance. Each Overnight Advance shall bear interest (for a minimum of one day) at the applicable Overnight Rate and shall be payable as follows: (x) principal shall be payable in full on the Overnight Maturity Date applicable to such Overnight Advance, and (y) interest shall be payable as provided in Section 6.2 hereof. Such payment may, at Borrower’s discretion, and subject to the conditions of this Credit Agreement, be made by a 364-Day Pro Rata Advance. Overnight Advances shall be made only by the Overnight Lender. Borrower’s entitlement to receive, and the Overnight Lender’s obligation to fund, any Overnight Advance shall be subject to the conditions and limitations set forth in Sections 2.1 and 2.2 hereof and applicable to 364-Day Advances generally, and, in addition, the aggregate outstanding principal amount of all such Overnight Advances shall not at any time exceed the Overnight Funding Commitment.

3.2 Overnight Lender Funding Failure. In the event the Overnight Lender fails to make any requested Overnight Advance to be made by it on the date specified for such Overnight Advance, the Administrative Agent will advance such funds to Borrower, in its role and capacity as the Administrative Agent, on behalf of such Overnight Lender and notwithstanding the limitations, if any, contained herein relating to the Administrative Agent in its role as a Syndication Party, including its Individual 364-Day Commitment or Individual 364-Day Lending Capacity, as applicable. In the event of any such advance by the Administrative Agent, the Overnight Lender will be treated as a Delinquent Syndication Party under Section 15.4 hereof, and the Administrative Agent will be treated as a Contributing Syndication Party under such Section.

Article 4. letter of credit FACILITY

4.1 Letter of Credit Request. On the terms and conditions set forth in this Credit Agreement, and so long as no Event of Default or Potential Default has occurred and is continuing, Borrower may request the issuance (including re-issuance or extension) of, and the Letter of Credit Bank shall, if it approves the terms thereof, issue, one or more commercial letters of credit or standby letters of credit as Committed Letters of Credit pursuant to the conditions and limitations set forth below.

4.1.1 Request for Committed Letter of Credit. Borrower may request issuance of a Committed Letter of Credit by B>by sending, not later than 11:00 A.M. (Central time) on a Banking Day, a written request therefor (“Committed LC Request”) 8;) to the Letter of Credit Bank. The Committed LC Request shall set forth (a) the face amount and expiry date, (b) the beneficiary, (c) the terms thereof, and (d) such other information as the Letter of Credit Bank shall request. Committed Letters of Credit shall be issued under the 364-Day Facility. If the Committed LC Request specifies an expiry date later than the 364-Day Maturity Date, Borrower shall be obligated to deposit funds into the Cash Collateral Account in accordance with Subsection 4.4.1 hereof.

4.2 Committed Letters of Credit. No later than 12:00 noon (Central time) on the Banking Day of the receipt by the Letter of Credit Bank of a Committed LC Request, the Letter of Credit Bank shall, so long as the form, terms, and conditions thereof are such as would pass as commercially reasonable, issue the requested Committed Letter of Credit for any expiry period, subject to the following:

4.2.1 Available Amount. The face amount of the requested Committed Letter of Credit may not exceed the lesser of (a) an amount which, when added to the aggregate Individual Outstanding 364-Day Obligations of all Syndication Parties, would exceed the lesser of (i) the Aggregate 364-Day Commitment or (ii) the Borrowing Base, or (b) an amount which, when added to the undrawn face amount of all Letters of Credit then outstanding, would exceed the Aggregate LC Commitment.

4.2.2 Availability. Committed Letters of Credit may be requested on any Banking Day for issuance during the 364-Day Availability Period.

4.2.3 Fees. Borrower shall pay (a) to the Administrative Agent, for the benefit of all Syndication Parties in accordance with their Individual Proportionate Share in effect on the date of such issuance or reissuance, the Committed Letter of Credit Fee, with such payment to be in advance on the date of such issuance or reissuance in an amount to cover the fees for the lesser of the period to the expiry date thereof or ninety (90) days, and on each ninetieth (90th) day anniversary of such date and until the expiry date thereof or until such Letter of Credit has been fully drawn, in an amount to cover the fees for the lesser of the period to the expiry date thereof or ninety (90) days, and (b) at the time of issuance or reissuance of each Committed Letter of Credit to the Letter of Credit Bank the Issuance Fee for each such Committed Letter of Credit.

4.2.4 Treatment of Draws. Each draw under a Committed Letter of Credit shall be funded by each of the Syndication Parties as a 364-Day Pro Rata Advance in accordance with their respective Individual 364-Day Pro Rata Share as of the date of such draw.

4.2.5 Existing Letters of Credit. Borrower and each Syndication Party agree that each Existing Letter of Credit shall, as of the Closing Date, be deemed to have been issued under the 364-Day Facility (without the necessity of the payment of any Issuance Fee hereunder and with the issuer thereof deemed to be the Letter of Credit Bank where appropriate hereunder), and that draws under each such Existing Letter of Credit shall be treated in the same way as provided in Subsection 4.2.4 hereof for draws under Committed Letters of Credit.

4.3 Reimbursement Obligation Unconditional. All draws under the Letters of Credit are absolutely, unconditionally, and irrevocably reimbursable by Borrower and may be funded as 364-Day Advances, notwithstanding: (a) any lack of validity or enforceability of the Letter of Credit, any of the documents referenced in the Letter of Credit, or any other agreement or instrument related to any such documents; (b) the existence of any claim, setoff, defense or other right which Borrower may have at any time against the beneficiary or any transferee of the Letter of Credit (or any person for whom the beneficiary or transferee may be acting);

(c) any statement, draft, certificate, or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect whatsoever or the draw certificate was otherwise unauthorized, it being expressly understood and agreed by Borrower that neither the Letter of Credit Bank nor any Syndication Party shall have any liability on account of any lack of authorization or forgery and any recovery from third parties on account of such lack of authorization or such forgery shall be the sole responsibility of Borrower; or

(d) payment of a draw against presentation of a draft or certificate which does not comply with the terms of the Letter of Credit, unless such payment is made as a result of the gross negligence or willful misconduct of the Letter of Credit Bank as issuer of the Letter of Credit.

4.4 Cash Collateral Account. Upon the occurrence of the earlier of (a) the issuance of a Committed Letter of Credit with an expiry date later than the 364-Day Maturity Date (or on the Closing Date in the event any of the Existing Letters of Credit have an expiry date later than the 364-Day Maturity Date), or (b) an Event of Default, Borrower shall immediately establish an account with the Administrative Agent, or with such other financial institution as shall be approved by the Required Lenders (“Cash Collateral Account”) and take such action, including the execution and delivery (and, where requested, obtaining the execution thereof by third parties) of security documents, account control agreements, financing statements, and/or such other documents as the Administrative Agent may require, in order to grant to the Administrative Agent, on behalf of the Syndication Parties, a first lien security interest on such Cash Collateral Account and the funds, if any, on deposit therein. In addition:

4.4.1 364-Day Maturity Date. On the date (a) which is twenty (20) days prior to the 364-Day Maturity Date (unless the Syndication Parties have agreed in writing to an extension thereof) or (b) on which there occurs any termination or cancellation of this Credit Agreement, Borrower shall, in any such case, immediately deposit by wire transfer into the Cash Collateral Account funds in an amount equal to the undrawn face amount of all Letters of Credit outstanding on such date and which have an expiry date later than the 364-Day Maturity Date. In the event Borrower does not make such deposit when due, then the Administrative Agent may, on the next Banking Day, make a 364-Day Pro Rata Advance in such amount and transfer the amount of such 364-Day Advance into the Cash Collateral Account.

4.4.2 Event of Default. Immediately upon the occurrence of an Event of Default, Borrower shall deposit by wire transfer funds into the Cash Collateral Account in an amount equal to the undrawn face amount of all Letters of Credit then outstanding. In the event Borrower does not make such deposit when due, then the Administrative Agent may, on the next Banking Day, make a 364-Day Pro Rata Advance in such amount and transfer the amount of such 364-Day Advance into the Cash Collateral Account.

Notwithstanding any other provision contained in this Credit Agreement or any of the other Loan Documents, draws made against any Letter of Credit on or after the date of funding of the Cash Collateral Account may, at the sole discretion of the Letter of Credit Bank, be funded out of the funds on deposit in the Cash Collateral Account rather than as a 364-Day Pro Rata Advance. Any funds remaining in the Cash Collateral Account after all Letters of Credit have expired shall be collateral security for payment of all amounts owing under the Notes and under the other Loan Documents, and for payment of all other Bank Debt.

Article 5. INTEREST AND FEES

5.1 Interest. Except as provided in Section 3.1 hereof, interest on all Loans shall be calculated as follows:

5.1.1 Base Rate Option. Unless Borrower requests and receives a LIBO Rate Loan pursuant to Subsection 5.1.2 hereof, the outstanding principal balance under the 364-Day Facility Notes shall bear interest at the Base Rate (each a “Base Rate Loan”).

5.1.2 LIBO Rate Option. From time to time, and so long as no Potential Default or Event of Default has occurred and is continuing, at the request of Borrower included in a Borrowing Notice, all or any part of the outstanding ding principal balance under the 364-Day Facility Notes may bear interest at the LIBO Rate (each a “LIBO Rate ate Loan”); provided that Borrower may have no more than ten (10) LIBO Rate Loans outstanding at any time. To effect this option, the Borrowing Notice must specify (a) the principal amount that is to bear interest at the LIBO Rate, which must be a minimum of $10,000,000.00 and in incremental multiples of $1,000,000.00 and (b) the period selected by Borrower during which the LIBO Rate is to be applied (“LIBO Rate Period”), which may be any period of one, two, three, or six months, but must expire no later than the 364-Day Maturity Date. In addition, Borrower may, so long as no Potential Default or Event of Default has occurred and is continuing, convert any Base Base Rate Loan to a LIBO Rate Loan, or continue a LIBO Rate Loan, by making a written request therefore (“LIBO Request”) 8;) to the Administrative Agent by facsimile, on or before 12:30 P.M. (Central time) at least three (3) Banking Days prior to the date of such conversion or continuation, specifying (y) the principal amount that is to bear interest at the LIBO Rate, which must be a minimum of $10,000,000.00 and in incremental multiples of $1,000,000.00 and (z) the LIBO Rate Period selected by Borrower during which the LIBO Rate is to be applied. No such conversion or continuation of any LIBO Rate Loan shall be permitted effective on any day other than the last day of the applicable LIBO Rate Period. The Administrative Agent shall incur no liability in acting upon a request which it believed in good faith had been made by a properly authorized employee of Borrower. Following the expiration of the LIBO Rate Period for any LIBO Rate Loan, interest shall automatically accrue at the Base Rate unless Borrower requests and receives another LIBO Rate Loan as provided in this Subsection.

5.2 Default Interest Rate. All past due payments on the Notes or of any other Bank Debt (whether as a result of nonpayment by Borrower when due, at maturity, or upon acceleration) shall bear interest at the Default Interest Rate from and after the due date for the payment, or on the date of maturity or acceleration, as the case may be.

5.3 Interest Calculation. Interest on (a) LIBO Rate Loans, and (b) Base Rate Loans, shall be calculated on the actual number of days the principal owing thereunder is outstanding with the daily rate calculated on the basis of a year consisting of 360 days.

5.4 Fees. Borrower shall pay or cause to be paid the following fees:

5.4.1 364-Day Commitment Fee. A non-refundable fee (“364-Day Commitment Fee”) calculated as of the last day of each calendar quarter until all Loans are paid in full, all Letters of Credit are canceled or have expired, and the Syndication Parties have no further obligation to make Advances or issue Committed Letters of Credit hereunder. The 364-Day Commitment Fee for each quarter for each Syndication Party shall be determined by multiplying the amount of such Syndication Party’s Individual 364-Day Lending Capacity for each day during such quarter rter by the Daily 364-Day Commitment Fee Factor in effect on such day. The “Daily 364-Day Commitment Fee Factor” 48; shall be determined by dividing the 364-Day Commitment Fee Factor in effect for any day by 360. Borrower shall pay the aggregate amount of the 364-Day Commitment Fee owed to all Syndication Parties to the Administrative Agent in arrears on the fifth Banking Day after the last day of each calendar quarter, for distribution to each Syndication Party.

5.4.2 Administrative Fee; Collateral Agent Fee. The following fees as set forth in the Administrative Agent Letter dated May 10, 2000 by and between Borrower and the Administrative Agent: (a) an annual non-refundable non-prorated fee (“Administrative Fee”) in an amount equal to the “Administrative Agent Fee” as set forth in such letter, payable to and for the account of the Administrative Agent in arrears quarterly with the first such payment due on August 5, 2000, and thereafter on each quarterly anniversary of such date; and (b) an annual non-refundable fee in an amount equal to the “Collateral Agent Fee” set forth in such letter, payable on the Closing Date to and for the account of the Collateral Agent for its services as such under the Collateral Agency Agreement.

Article 6. PAYMENTS; FUNDING LOSSES

6.1 Principal Payments. Principal shall be payable under the 364-Day Facility on the 364-Day Maturity Date; provided that: (a) principal owing on all Overnight Advances shall be payable on the applicable Overnight Maturity Date; and (b) prepayments may be made only as provided in Sections 6.5 or 6.6 hereof.

6.2 Interest Payments. Interest shall be payable as follows: (a) interest on Base Rate Loans and on Overnight Advances shall be payable monthly in arrears on the fifth Banking Day of the following month; (b) interest on LIBO Rate Loans shall be payable in arrears on the last day of the LIBO Rate Period therefor unless the LIBO Rate Period is longer than three (3) months, in which case interest shall also be payable on each three (3) month anniversary of the date of the relevant 364-Day Pro Rata Advance; and (c) interest on all Loans then accrued and unpaid shall be payable on the 364-Day Maturity Date.

6.3 Application of Principal Payments. Principal payments and prepayments shall be applied: (a) to principal amounts owing under the 364-Day Facility on account of 364-Day Pro Rata Advances or on account of Overnight Advances, as Borrower directs in writing; or (b) if Borrower provides no specific direction, then to principal amounts owing under the 364-Day Facility on account of 364-Day Pro Rata Advances and on account of Overnight Advances in the ratio of the amount of the outstanding principal balance owed under each, divided by the principal balance owed under both. In the case of (a) and (b) and subject to the provisions of such clauses, payments shall be applied first to Base Rate Loans and then to LIBO Rate Loans unless Borrower directs otherwise in writing. However, upon the occurrence and during the continuance of an Event of Default or Potential Default, all principal payments shall be applied, as the Administrative Agent in its sole discretion shall determine, to fees, interest or principal indebtedness under the Notes, or to any other Bank Debt.

6.4 Manner of Payment. All payments, including prepayments, that Borrower is required or permitted to make under the terms of this Credit Agreement shall be made to the Administrative Agent: (a) in immediately available federal funds, to be received no later than 2:00 P.M. (Central time) of the Banking Day on which such payment is due by wire transfer through Federal Reserve Bank, Kansas City, Routing Number: 307088754, COBANK ENGWD (or to such other account as the Administrative Agent may designate by notice); and (b) without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, impost, duties, charges, fees, deductions, withholding, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless Borrower is required by law to make such deduction or withholding.

6.5 Voluntary Prepayments. Borrower shall have the right to prepay all or any part of the outstanding principal balance under the Loans at any time in integral multiples of $1,000,000.00 (or the entire outstanding balance, if less) on any Banking Day and subject to the requirements that (a) no prepayment may be made on LIBO Rate Loans (i) in an amount less than $5,000,000.00, or (ii) if the aggregate of all LIBO Rate Loans would be less than $10,000,000.00 following such prepayment (unless all LIBO Rate Loans are prepaid), and (b) in the event of prepayment of any LIBO Rate Loan, whether voluntary or on account of acceleration (i) Borrower must (unless the payment is on account of acceleration) provide three (3) Banking Days notice to the Administrative Agent prior to making such prepayment, and (ii) Borrower must, at the time of making such prepayment, pay all Funding Losses applicable to such prepayment. Principal amounts prepaid may be reborrowed under the terms and conditions of this Credit Agreement.

6.6 Mandatory Prepayments. In the event at any time the sum of: (a) the outstanding principal under all 364-Day Notes; plus (b) the amount of all Committed 364-Day Advances; plus (c) without duplication, the amount of all outstanding Overnight Advances; plus (d) the undrawn face amount of all outstanding Letters of Credit exceeds the lesser of (i) the Aggregate 364-Day Commitment or (ii) the Borrowing Base, Borrower shall, within one (1) Banking Day make a prepayment in the amount of such excess (“Mandatory Prepayment”).

6.7 Funding Losses. In the event of a prepayment of a LIBO Rate Loan under Sections 6.5 or 6.6 hereof or on account of the provisions of Sections 9.4 and 9.5 hereof, each Syndication Party shall determine the amount which would result in such Syndication Party being made whole (on a present value basis) for the actual or imputed funding losses (including, without limitation, any loss, cost or expense incurred by reason of obtaining, liquidating or employing deposits or other funds acquired by such Syndication Party to fund or maintain such LIBO Rate Loan) incurred by such Syndication Party as a result of such prepayment (“Funding Losses”). In the event of any such prepayment, each Syndication Party which had funded the LIBO Rate Loan being prepaid shall, promptly after being notified of such prepayment, send written notice (“Funding Loss Notice”) to the Administrative Agent by facsimile setting forth the amount of attributable Funding Losses and the method of calculating the same. The Administrative Agent shall notify Borrower in writing of the amount of such Funding Losses (including the calculations provided by such Syndication Parties) within thirty (30) days of the date of such prepayment. A determination by a Syndication Party as to the amounts payable pursuant to this Section shall be conclusive absent error.

6.8 Distribution of Principal and Interest Payments. The Administrative Agent shall distribute payments of principal and interest among the Syndication Parties as follows:

6.8.1 Principal and Interest Payments on 364-Day Pro Rata Advances. Principal and interest payments on 364-Day Pro Rata Advances shall be remitted to the Syndication Parties which made the 364-Day Pro Rata Advance to which such payments are applied in the ratio in which they funded such 364-Day Pro Rata Advance.

6.8.2 Principal and Interest Payments on Overnight Advances. Principal and interest payments on Overnight Advances shall be remitted to the Overnight Lender which made the Overnight Advance to which such payments are applied.

6.8.3 Mandatory Prepayments. Mandatory Prepayments under Section 6.6 hereof shall be remitted to the Syndication Parties in the ratio that their respective Individual Outstanding 364-Day Obligations bears to the Individual Outstanding 364-Day Obligations of all Syndication Parties.

6.9 Payments Free from Taxes. All payments made by Borrower under this Credit Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Syndication Party as a result of a present or former connection between the Administrative Agent or such Syndication Party and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or tax authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Syndication Party having executed, delivered or performed its obligations or received a payment under, or enforced, this Credit Agreement or any Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Administrative Agent or any Syndication Party hereunder or under any Note, the amounts so payable to the Administrative Agent or such Syndication Party shall be increased to the extent necessary to yield to the Administrative Agent or such Syndication Party (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Credit Agreement, provided, however, that Borrower shall not be required to increase any such amounts payable to any Syndication Party that is not organized under the laws of the United States of America or a state thereof if such Syndication Party fails to comply with the requirements of Section 15.31 hereof. Whenever any Non-Excluded Taxes are payable by Borrower, as promptly as possible thereafter Borrower shall send to the Administrative Agent for its own account or for the account of such Syndication Party, as the case may be, a certified copy of an original official receipt received by Borrower showing payment thereof. If Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, Borrower shall indemnify the Administrative Agent and the Syndication Parties for any Syndication Party as a result of any such failure. The agreements in this subsection shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable under the Loan Documents.

Article 7. BANK EQUITY INTERESTS

        Borrower agrees to purchase such equity interests in CoBank (“Bank Equity Interests”) as CoBank may from time to time require in accordance with its bylaws and capital plans as applicable to cooperative borrowers generally. In connection with the foregoing, Borrower hereby acknowledges receipt, prior to the execution of this Credit Agreement, of the following with respect to CoBank: (a) the bylaws; (b) a written description of the terms and conditions under which the Bank Equity Interests are issued; (c) the most recent annual report; and (d) if more recent than the latest annual report, the latest quarterly report. CoBank reserves the right to sell participations under the provisions of Section 15.27 on a non-patronage basis.

Article 8. SECURITY

8.1 Security for Obligations. As security for the payment and performance of all obligations of Borrower to the Administrative Agent, to CoBank (including but not limited to all obligations of Borrower under Article 7 hereof), and to all present and future Syndication Parties, including but not limited to principal and interest under the 364-Day Notes, purchases of Bank Equity Interests, fees, Funding Losses, reimbursements, and all other Bank Debt or obligations under any of the Loan Documents, Borrower and each Restricted Subsidiary shall be obligated to grant to, and maintain for, the Collateral Agent, for the benefit of CoBank (to the extent of Borrower’s obligations with respect to Bank Equity Interests), and for the benefit of the Administrative Agent and all present and future Syndication Parties, a lien and security interest in all of its Inventory, Accounts Receivable, Investment Collateral, commodities accounts, interests in the Pork Processing Facilities, interests in the Feed Mills, interests in the Grain Elevators, interests in the Fertilizer Production Facilities, and interests in the Coffeyville Facility, whether, in each case, now owned or hereafter acquired (“Collateral”), pursuant to the Security Documents. Such lien on the Collateral shall be a first priority duly perfected lien (except for (i) the prior lien of the Chase Group Agent in the Coffeyville Facility, and (ii) Inventory described in clauses (1) and (2) of Section 1.58 and subject only to liens permitted in this Credit Agreement in Section 12.3 and otherwise herein). Borrower and each Restricted Subsidiary shall execute and deliver to the Administrative Agent (which shall provide a copy to the Collateral Agent) the Security Documents to evidence the security interest of the Collateral Agent, as described above, in the Collateral, together with such financing statements or other documents as the Administrative Agent or Collateral Agent shall reasonably request in furtherance of this Section. Borrower and each Restricted Subsidiary shall also execute such further security agreements, financing statements, assignments or other documents as the Administrative Agent or the Collateral Agent shall reasonably request, in form and substance as the Administrative Agent or the Collateral Agent shall specify (but consistent with the foregoing provisions of this Section), to establish, confirm, perfect or provide notice of the security interest of the Collateral Agent, as described above, in the Collateral, including Collateral acquired after the Closing Date. If requested by the Administrative Agent or the Collateral Agent: (a) Borrower (and each Restricted Subsidiary, as applicable) and the Collateral Agent shall place a legend on any chattel paper included in the Collateral showing the security interest therein of the Collateral Agent, as described above; and (b) Borrower (and each Restricted Subsidiary, as applicable) shall deliver to the Collateral Agent, in connection with the security interest described above, possession of any instruments and securities included in the Collateral (duly endorsed to the reasonable satisfaction of the Administrative Agent and the Collateral Agent). Notwithstanding the foregoing provisions of this Section, Borrower need only grant (or cause to be granted) to the Collateral Agent a security interest in the Collateral of Borrower and of Farmland Foods, Inc. (“Initial Pledgor Subsidiary”) until such time as Borrower, in its sole discretion and so long as there has not occurred any Potential Default or Event of Default, shall elect to have one or more other Restricted Subsidiaries (“Additional Pledgor Subsidiaries”) grant to the Collateral Agent a security interest in its or their Inventory and/or Accounts Receivable, and provide to the Administrative Agent and the Collateral Agent the documents required of the Initial Pledgor Subsidiary in Subsections 9.1.3, 9.1.4, 9.1.6, and 9.1.10, and the UCC search, relative to its own assets, required in Subsections 9.1.12 and 9.1.20 hereof.

8.2 Annual Collateral Audit. Annual Collateral audits will be conducted by the Collateral Agent with all charges for the account of Borrower. The Syndication Parties reserve the right to conduct Collateral audits more frequently with all expenses of the additional audits for the account of each Syndication Party conducting the audit unless such audit shows material Collateral irregularities, in which case Borrower shall reimburse such Syndication Parties for all such expenses.

8.3 Chase Group Lien Rights. The security interest granted pursuant to Section 8.1 hereof (other than on the Coffeyville Facility) shall, as set forth in the Collateral Agency Agreement, be on a parri passu basis with the lien on the Collateral granted in favor of the Chase Group Agent to secure the Coffeyville Synthetic Lease Obligations (“Chase Group Lien Rights”).

Article 9 CONDITIONS TO ADVANCES

9.1 Conditions to Closing and Initial Advance. The obligation of the Syndication Parties to make the initial 364-Day Advance or the obligation of the Letter of Credit Bank to issue the initial Committed Letter of Credit hereunder is subject to satisfaction, in the sole discretion of the Administrative Agent and the Syndication Parties, of each of the following conditions precedent (except as otherwise provided in the Post Closing Letter):

9.1.1 Loan Documents. The Administrative Agent shall have received duly executed originals of the Loan Documents.

9.1.2 Approvals. The Administrative Agent shall have received evidence satisfactory to it that all consents, approvals, and waivers of governmental authorities and third parties which are with respect to Borrower, necessary for, or required as a condition of the validity and enforceability of the Loan Documents to which it is a party, including, without limitation, consents and/or approvals (a) with respect to the granting of a security interest in the Investment Collateral (from the issuer of such Investment Collateral and any persons with rights with respect to such Investment Collateral); (b) from the owners of all real property which are included in the Production Facilities or on which are located any of the Production Facilities which constitute equipment or fixtures (including a waiver of any rights in such assets and a grant of the right of the Collateral Agent to occupy such premises for the purpose of orderly foreclosure on any such assets); and (c) in the form of a control agreement from each securities or commodities intermediary with respect to securities and commodities accounts included within the Collateral.

9.1.3 Organizational Documents. The Administrative Agent shall have received for Borrower and the Initial Pledgor Subsidiary: (a) good standing certificate, dated no more than thirty (30) days prior to the Closing Date, from its state of incorporation; (b) a copy of its articles of incorporation certified by the Secretary of State of its state of organization; and (c) a copy of its bylaws, certified as true and complete by its Secretary or Assistant Secretary.

9.1.4 Evidence of Corporate Action. The Administrative Agent shall have received in form and substance satisfactory to the Administrative Agent: (a) documents evidencing all corporate action taken by Borrower and the Initial Pledgor Subsidiary to authorize (including the specific names and titles of the persons authorized to so act (each an “Authorized Officer”)) the execution, delivery and performance of the Loan Documents to which it is a party, certified to be true and correct by the Secretary or Assistant Secretary thereof; and (b) a certificate of the Secretary or Assistant Secretary of Borrower and the Initial Pledgor Subsidiary, dated the Closing Date, certifying the names and true signatures of the Authorized Officers.

9.1.5 Evidence of Insurance. Borrower shall have provided the Administrative Agent with insurance certificates and such other evidence, in form and substance satisfactory to the Administrative Agent, of all insurance required to be maintained by it under the Loan Documents.

9.1.6 Appointment of Agent for Service. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that Borrower and the Initial Pledgor Subsidiary have each appointed The Corporation Company to serve as its agent for service of process at its Denver, Colorado office (presently at 1675 Broadway), and that The Corporation Company has accepted such appointment by Borrower.

9.1.7 No Material Adverse Change. No Material Adverse Change shall have occurred since February 29, 2000.

9.1.8 Fees and Expenses. Borrower shall have paid the Administrative Agent, by wire transfer of immediately available federal funds all fees set forth in Section 5.4 hereof and any other fees owing to the Administrative Agent which are due on the Closing Date (including fees provided for in the Fee Letter dated May 10, 2000 by and between Borrower and the Administrative Agent (“Fee Letter”) and in the “Syndication Procedures Letter” dated May 10, 2000 by and between Borrower and the Syndication Parties), and all expenses owing pursuant to Section 16.1 hereof.

9.1.9 Bank Equity Interest Purchase Obligation. Borrower shall own or shall have purchased such Bank Equity Interests as CoBank may require pursuant to Article7 hereof.

9.1.10 Opinion of Counsel. Borrower and the Initial Pledgor Subsidiary shall each have provided a favorable opinion of its counsel addressed to the Administrative Agent and each of the present and future Syndication Parties, covering such matters as the Administrative Agent may reasonably require, including creation and perfection of security interests in the Collateral in all applicable jurisdictions.

9.1.11 Prefiling of UCC-1 Financing Statements. Borrower and the Initial Pledgor Subsidiary shall have provided to the Administrative Agent such executed UCC-1 financing statements as the Administrative Agent shall reasonably require in order to perfect its security interest in the Collateral owned by such Persons and the Administrative Agent shall have (a) pre-filed such financing statements in all jurisdictions reasonably believed necessary or desirable by the Administrative Agent and (b) received satisfactory proof of such prefiling.

9.1.12 UCC Searches. The Administrative Agent shall have received results of searches of all Uniform Commercial Code filing offices which the Administrative Agent shall reasonably deem relevant showing (a) the filings with respect to security interests granted to the Administrative Agent, on behalf of the Syndication Parties under the Security Documents, and (b) no filings, other than those described in clause (a) hereof, on any of the assets of Borrower or any of the Restricted Subsidiaries other than or security interests permitted by this Credit Agreement in Section 12.3 or otherwise.

9.1.13 Annual Operating Budget. Borrower shall have provided the Administrative Agent with a copy of its Annual Operating Budget for the Fiscal Year period commencing September 1, 1999, in form and substance satisfactory to the Administrative Agent.

9.1.14 Credit Ratings. Borrower shall have provided the Administrative Agent with written evidence, in form and substance satisfactory to the Administrative Agent, of its Credit Rating effective as of the Closing Date, from two of the Approved Credit Rating Agencies, one of which must be either S&P or Moody’s.

9.1.15 Cancellation of Existing Credit Agreement. The initial 364-Day Advance must include sufficient funds so that all amounts owing under the Existing Credit Agreement may be paid in full, and all or a portion of the initial Advance must be used for that purpose and simultaneously with such initial 364-Day Advance the Existing Credit Agreement must be canceled and terminated by all parties thereto and all liens in connection therewith, if any, released or terminated.

9.1.16 Borrowing Notice; Letter of Credit Request. Borrower shall have provided the Administrative Agent with a proper, timely 364-Day Borrowing Notice and/or Committed LC Request.

9.1.17 Borrowing Base Certificate: Borrower shall have provided the Administrative Agent with a proper Borrowing Base Certificate accurate as of March 31, 2000.

9.1.18 Amendment to Coffeyville Synthetic Lease: Borrower shall have provided the Administrative Agent with an executed amendment of or waiver to the Coffeyville Synthetic Lease which, in either case, permits Borrower and the Initial Pledgor Subsidiary to enter into this transaction and to grant a security interest in the Collateral to the Collateral Agent as provided herein and in the Security Documents.

9.1.19 Collateral Agency Agreement. The Administrative Agent, the Collateral Agent, the Chase Group Agent, and the Borrower shall have executed the Collateral Agency Agreement.

9.1.20 Phase I Reports; Title Insurance: Borrower shall have provided the Administrative Agent with (a) satisfactory Phase I Environmental Reports (which may include existing Reports) on the following properties: (i) the Pork Processing Facilities (except the Dubuque facility if it has been the subject of a sale meeting all of the requirements of Section 12.4(e) hereof on or before June 30, 2000), (ii) the Feed Mills (unless they have been the subject of a transfer meeting all of the requirements of Section 12.4(f) hereof on or before June 30, 2000), (iii) Fertilizer Production Facilities, and (iv) the Grain Elevators; and (b) title insurance in amounts, with coverages and endorsements, and written by title companies, in each case satisfactory to the Administrative Agent and the Collateral Agent insuring the lien granted pursuant to the Security Documents in: (i) the Pork Processing Facilities (except the Dubuque facility if it has been the subject of a sale meeting all of the requirements of Section 12.4(e) hereof on or before June 30, 2000), (ii) the Feed Mills (unless they have been the subject of a transfer meeting all of the requirements of Section 12.4(f) hereof on or before June 30, 2000), (iii) Fertilizer Production Facilities, and (iv) the Grain Elevators. .

9.1.21 Solvency Certificate. Borrower shall have provided to the Administrative Agent a certificate of solvency in the form provided by the Administrative Agent and executed by Farmland Foods, Inc.

9.1.22 Further Assurances. Borrower and the Initial Pledgor Subsidiary shall have provided and/or executed and delivered to the Administrative Agent such further assignments, documents or financing statements, in form and substance satisfactory to the Administrative Agent, that Borrower is to execute and/or deliver pursuant to the terms of the Loan Documents or as the Administrative Agent may reasonably request.

9.2 Conditions to Advance. The Syndication Parties’ obligation to fund each 364-Day Advance and the obligation of the Letter of Credit Bank to issue Committed Letters of Credit is subject to the satisfaction, in the sole discretion of the Administrative Agent and the Syndication Parties, of each of the following conditions precedent, and, with respect to the initial 364-Day Advance and/or the initial Committed Letter of Credit, those set forth in Section 9.1 hereof, and each request by Borrower for a 364-Day Advance or Committed Letter of Credit shall constitute a representation by Borrower, upon which the Administrative Agent, the Syndication Parties, and the Letter of Credit Bank, may rely, that the conditions set forth in Subsections 9.2.2 and 9.2.3 hereof have been satisfied:

9.2.1 Borrowing Notice; Letter of Credit Request. Borrower shall have provided the Administrative Agent with a proper, timely 364-Day Borrowing Notice and/or Committed LC Request.

9.2.2 Default. As of the Advance Date, no Event of Default or Potential Default shall have occurred and be continuing, and the disbursement of the amount of the 364-Day Advance requested shall not result in an Event of Default or Potential Default.

9.2.3 Representations and Warranties; Fees. The representations and warranties of Borrower herein shall be true and correct in all material respects on and as of the Advance Date as though made on such date. Borrower shall have paid the Administrative Agent, by wire transfer of immediately available U.S. funds all fees set forth in Section 5.4 hereof and in the Fee Letter which are then due and payable, including all expenses owing pursuant to Section 16.1 hereof.

9.3 Limitation on LIBO Rate Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of the LIBO Rate for any LIBO Rate Period:

(a) The Administrative Agent determines (which determination shall be conclusive) that quotations of interest rates in the definition of LIBO Rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBO Rate Loans as provided in this Credit Agreement; or

(b) any Syndication Party determines (which determination shall be conclusive) and notifies the Administrative Agent in writing that the relevant rates of interest referred to in the definition of LIBO Rate upon the basis of which the rate of interest for LIBO Rate Loans for such LIBO Rate Period is to be determined do not adequately cover the cost to such Syndication Party of making or maintaining such LIBO Rate Loans for such LIBO Rate Period;

then the Administrative Agent shall give Borrower prompt notice thereof, and so long as such condition remains in effect, in the case of clause (a) above, the Syndication Parties, and in the case of clause (b) above, the Syndication Party that makes the determination, shall be under no obligation to make LIBO Rate Loans, convert Base Rate Loans into LIBO Rate Loans, or continue LIBO Rate Loans, and Borrower shall, on the last day(s) of the then current applicable LIBO Rate Period(s) for the outstanding LIBO Rate Loans, either prepay such LIBO Rate Loans or convert such LIBO Rate Loans into a Base Rate Loan in accordance with Section 5.1 hereof.

9.4 Illegality of Loan. Notwithstanding any other provision of this Credit Agreement, in the event that it becomes unlawful for any Syndication Party or its Applicable Lending Office to honor its obligation to make or maintain LIBO Rate Loans hereunder or convert Base Rate Loans into LIBO Rate Loans, then such Syndication Party shall promptly notify the Administrative Agent and Borrower thereof and such Syndication Party’s obligation to make or continue, or to convert Base Rate Loans into, LIBO Rate Loans shall be suspended until such time as such Syndication Party may again make and maintain LIBO Rate Loans (in which case the provisions of Section 9.5 hereof shall be applicable).

9.5 Treatment of Affected Loans. If the obligations of any Syndication Party to make or continue LIBO Rate Loans, or to convert Base Rate Loans into LIBO Rate Loans, are suspended pursuant to Section 9.3 or 9.4 hereof (all LIBO Rate Loans so affected being herein called “Affected Loans”), such Syndication Party’s Affected Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current LIBO Rate Period(s) for the Affected Loans (or, in the case of a conversion required by Section 9.3 or 9.4, on such earlier date as such Syndication Party may specify to Borrower). To the extent that such Syndication Party’s Affected Loans have been so converted, all payments and prepayments of principal which would otherwise be applied to such Syndication Party’s Affected Loans shall be applied instead to its Base Rate Loans. All 364-Day Advances which would otherwise be made or continued by such Syndication Party as LIBO Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Syndication Party which would otherwise be converted into LIBO Rate Loans shall remain as Base Rate Loans.

Article 10. representations and warranties

To induce the Syndication Parties to make the Loans, and the Letter of Credit Bank to issue (including re-issue or extend) Committed Letters of Credit, and recognizing that the Syndication Parties, the Administrative Agent, the Letter of Credit Bank, and the Syndication Agents are relying thereon, Borrower represents and warrants as follows:

10.1 Incorporation, Good Standing and Due Qualification. Borrower and each Restricted Subsidiary is duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged, and is duly qualified as a foreign corporation or entity and in good standing under the laws of each other jurisdiction in which such qualification is required, except to the extent that its failure to be so qualified has not, and could not reasonably be expected to, result in a Material Adverse Effect.

10.2 Corporate Power and Authority; No Conflicts. The execution, delivery and performance by Borrower and each Restricted Subsidiary of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action and do not and will not: (a) require any consent or approval of its stockholders which has not been obtained; (b) contravene its certificate of incorporation or by-laws; (c) require the consent or approval of any Person, except such consents and approvals as have been obtained in writing and provided to the Administrative Agent (or as otherwise provided in the Post Closing Letter); (d) violate any provision of, or require any filing (other than filings under the securities laws), registration, consent or approval under, any Law (including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve Board), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower or any Consolidated Subsidiary; (e) result in a breach of or constitute a default under or, except for any obtained, require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower or any Consolidated Subsidiary is a party or by which it or its properties may be bound or affected (or, with respect to consents, as otherwise provided in the Post Closing Letter); (f) except as contemplated by this Credit Agreement, result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by Borrower or any Consolidated Subsidiary; or (g) cause Borrower or any Consolidated Subsidiary to be in default under any such Law, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument (upon obtaining all consents which have been obtained on or before the date the representation contained in this Section is given or deemed given).

10.3 Legally Enforceable Agreements. Assuming each Loan Document is the legal, valid and binding obligation of one or more of the Syndication Parties (if they are a party thereto) and of each other Person (other than Borrower or a Restricted Subsidiary) which is a party thereto, each Loan Document is, or when executed and delivered will be, a legal, valid and binding obligation of Borrower and/or Restricted Subsidiary, enforceable against Borrower and/or Restricted Subsidiary in accordance with its terms, except (a) to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally and (b) as enforcement thereof is subject to general principles of equity (whether applicable in a proceeding at law or in equity).

10.4 Litigation. Except as specified on Schedule 10.4, there are no actions, suits or proceedings (private or governmental) pending or, to the knowledge of Borrower, threatened, against or affecting Borrower or any Restricted Subsidiary, or any of its or their property, before any Governmental Authority or arbitrator, which have resulted in, or could be reasonably expected to result in, in any one case or in the aggregate, a Material Adverse Effect.

10.5 Financial Statements.

10.5.1 Audited Balance Sheet. The consolidated balance sheet of Borrower and its Consolidated Subsidiaries as of August 31, 1999, and the related consolidated statements of operations, cash flows and consolidated statements of capital shares and equities for the Fiscal Year then ended, and the accompanying footnotes, together with the opinion thereon, dated October 15, 1999 of KPMG LLP, independent certified public accountants, copies of which have been furnished to the Administrative Agent and the Syndication Parties, fairly present in all material respects the financial condition of Borrower and its Consolidated Subsidiaries as at such dates and the results of the operations of Borrower and its Consolidated Subsidiaries for the periods covered by such statements, all in accordance with GAAP consistently applied.

10.5.2 Unaudited Balance Sheet. The unaudited consolidated balance sheet of Borrower and its Consolidated Subsidiaries as of February 29, 2000, and the related consolidated statements of operations and cash flows for the six (6) month period then ended, and the accompanying footnotes, copies of which have been furnished to the Administrative Agent and Syndication Parties, fairly present in all material respects the financial condition of Borrower and its Consolidated Subsidiaries as at such dates and the results of the operations of Borrower and its Consolidated Subsidiaries for the periods covered by such statements (subject to year end adjustments), all in accordance with GAAP consistently applied.

10.5.3 Unaudited Balance Sheet - Farmland Companies. The unaudited combined balance sheet of the Farmland Companies as of February 29, 2000, a copy of which has been furnished to the Syndication Parties, fairly presents in all material respects the financial condition of the Farmland Companies as of such date, all in accordance with GAAP consistently applied (assuming that the Restricted Subsidiaries are the only Subsidiaries of Borrower).

10.5.4 Material Adverse Change. Since February 29, 2000, there has been no Material Adverse Change.

10.5.5 Subsequent Events. As of the Closing Date, there are no liabilities of Borrower or any of the Restricted Subsidiaries, fixed or contingent, which are material but are not reflected in the financial statements of Borrower and the Restricted Subsidiaries referred to above or referred to in the notes thereto, other than liabilities arising in the ordinary course of business since February 29, 2000 (including the transactions under this Credit Agreement). No information, exhibit, or report furnished by Borrower or any of its Consolidated Subsidiaries to the Administrative Agent or the Syndication Agents in connection with the negotiation of this Credit Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which they were made and taken together with the other information, exhibits and reports furnished to the Syndication Parties.

10.6 Ownership and Liens. Borrower and each Restricted Subsidiary have title to, or valid leasehold interests in, all of their material properties and assets, real and personal, including the properties and assets and leasehold interests reflected in the financial statements of the Farmland Companies referred to in Section 10.5 hereof, except (a) any properties or assets disposed of in the ordinary course of business, and (b) for minor defects in title and minor encumbrances not in any case materially detracting from the value or use of the assets affected thereby; and none of the properties and assets owned by Borrower or any Restricted Subsidiary and none of their leasehold interests are subject to any Lien, except as may be permitted under this Credit Agreement in Section 12.3 and otherwise. All such property is in good operating condition and repair, reasonable wear and tear excepted, and suitable in all material respects for the purposes for which it is being utilized except where their failure to be in good operating condition could not reasonably be expected to result in a Material Adverse Effect

10.7 Taxes. Borrower and each Consolidated Subsidiary have filed all tax returns (federal, state and local) required to be filed (or obtained extensions with respect thereto) and have paid all taxes, assessments and governmental charges and levies thereon prior to the time they are delinquent, including interest and penalties, except except (a) to the extent they are the subject of a Good Faith Contest and (b) as otherwise disclosed in Schedule 10.7.

10.8 ERISA. Except as set forth in Schedule 10.8, each Plan is administered in compliance in all material respects with all applicable provisions of ERISA and the Code, neither a Reportable Event nor a Prohibited Transaction has occurred with respect to any Plan; no notice of intent to terminate a defined benefit pension plan has been filed nor has any defined benefit pension plan been terminated except for such Plans terminated on or before May 19, 1992 and in which neither Borrower nor any Consolidated Subsidiary nor any ERISA Affiliate has any outstanding or ongoing obligations with regard to such Plan; no circumstance exists which constitutes grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither Borrower nor any Consolidated Subsidiary nor any ERISA Affiliate has completely or partially withdrawn under Section 4201 or 4204 of ERISA from a Multiemployer Plan; no Plan which is a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA) or is terminating; Borrower, each Consolidated Subsidiary and each ERISA Affiliate has met its minimum funding requirements under ERISA with respect to all of its Plans and there are no unfunded vested liabilities; neither Borrower nor any Consolidated Subsidiary nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA; and neither Borrower nor any Consolidated Subsidiary nor any ERISA Affiliate has liability for retiree medical, life insurance or other death benefits (contingent or otherwise) other than as a result of a continuation of medical coverage required under Section 4980B of the Code, except to the extent that any or all of the foregoing representations and warranties included in this Section are not true such deviation has not resulted in, or could not be reasonably expected to result in, in any case or in the aggregate, a Material Adverse Effect.

10.9 Operation of Business. Borrower and each Restricted Subsidiary possess all licenses, permits, franchises, and trade names, or rights thereto, to conduct their business substantially as now conducted and as presently proposed to be conducted, and neither Borrower nor any Restricted Subsidiary are in violation of any valid rights of others with respect to any of the foregoing, except to the extent such lack of possession or violation has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

10.10 No Default on Outstanding Judgments or Orders. Borrower and each Restricted Subsidiary have satisfied all judgments and Borrower and each Restricted Subsidiary are not in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court, arbitrator or federal, state, municipal or other Governmental Authority, commission, board, bureau, agency or instrumentality, domestic or foreign, except to the extent such failure to satisfy any or all such judgments or to be in such a default has not resulted in, and could not reasonably be expected to result in, a Material Adverse Change.

10.11 No Defaults on Other Agreements. Neither Borrower nor any Restricted Subsidiary is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any certificate of incorporation or corporate restriction which has resulted in, or could reasonably be expected to result in, a Material Adverse Change. Neither Borrower nor any Restricted Subsidiary is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument where such failure to perform, observe or fulfill has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Labor Matters; Labor Agreements; Labor Disputes and Acts of God. Except as set forth in Schedule 10.12 hereof: te, there are no collective bargaining agreements or other labor agreements covering any employees of Borrower or any Subsidiary the termination, cessation, or breach of which could reasonably be expected to result in a Material Adverse Effect, and a true and correct copy of each such agreement will be furnished to the Administrative Agent upon its written request from time to time. (b) There is no organizing activity involving Borrower or any Subsidiary pending or, to Borrower’s knowledge, threatened by any labor union or group of employees. (c) There are, to Borrower’s knowledge, no representation proceedings pending or threatened with the National Labor Relations Board, and no labor organization or group of employees of Borrower or any Subsidiary has made a pending demand for recognition. (d) There are no complaints or charges against Borrower or any Subsidiary pending or, to Borrower’s knowledge threatened to be filed with any federal, state, local or foreign court, governmental agency or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Borrower or any Subsidiary of any individual. (e) There are no strikes or other labor disputes against Borrower or any Subsidiary that are pending or, to Borrower’s knowledge, threatened. (f) Hours worked by and payment made to employees of Borrower or any Subsidiary have not been in violation of the Fair Labor Standards Act (29 U.S.C. § 201 et seq.) or any other applicable law dealing with such matters. The representations made in subparagraphs (b) through (f) of this Section are made with respect to those occurrences described which could, considered in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the business nor the properties of Borrower or any Subsidiary are currently affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) which has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

10.13 Governmental Regulation. Neither Borrower nor any Restricted Subsidiary is subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940, the Interstate Commerce Act, the Federal Power Act or any statute or regulation, in each case, limiting its ability to incur indebtedness for money borrowed as contemplated hereby.

10.14 Partnerships and Joint Ventures. As of the Closing Date, Schedule 10.14 is a complete list of both (a) the Persons organized as partnerships (i) which are actively engaged in a business, (ii) in which Borrower or any Restricted Subsidiary is a partner and (iii) in which Borrower and all Restricted Subsidiaries have in the aggregate an Investment of Five Million Dollars ($5,000,000) or more, and (b) all joint ventures in which Borrower or any Restricted Subsidiary is involved (i) which are actively engaged in a business, and (ii) in which Borrower and all Restricted Subsidiaries have in the aggregate an Investment of Five Million Dollars ($5,000,000) or more.

10.15 Environmental Protection. Except as set forth on Schedule 10.15, Borrower and each Restricted Subsidiary have obtained all permits, licenses and other authorizations which are required under all applicable Environmental Laws, except to the extent failure to have any such permit, license or authorization could not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 10.15, Borrower and each Restricted Subsidiary are in compliance with all Environmental Laws and the terms and conditions of the required permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, obligations, schedules and timetables contained in those Laws or contained in any plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent, in each case, failure to comply has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

10.16 Compliance with Laws. Borrower and each Consolidated Subsidiary are in compliance with all Laws, including without limitation all Environmental Laws, with respect to which noncompliance would result in a Material Adverse Effect.

10.17 Principal Place of Business. The place of business, or chief executive office if it has more than one place of business, of Borrower and each Restricted Subsidiary, and the place where the records required by Section 11.4 hereof are kept, is located at the place specified on Schedule 10.17.

10.18 Equity Investments. Borrower does not now own any stock or other voting or equity interest, directly or indirectly, in any Person valued at the greater of book value or market value at $5,000,000 or more, other than: (a) the Bank Equity Interests, and (b) as set forth on Schedule 10.18. -------------- 10.19 Fiscal Year. Each fiscal year of Borrower begins on September 1 of each calendar year and ends on August 31 of each calendar year.

10.20 Material Agreements. Neither Borrower nor, to Borrower’s knowledge, any other party to any Material Agreement, is in default thereunder, and no facts exist which with the giving of notice or the passage of time, or both, would constitute such a default.

10.21 Trademarks, Tradenames, etc. Borrower and each Restricted Subsidiary has ownership or the lawful right to use all tradenames, trademarks, and other intellectual property which it utilizes in its business as presently being conducted and as anticipated to be conducted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

10.22 Restricted and Unrestricted Subsidiaries. Schedule 10.22 hereto lists all Restricted and Unrestricted -------------- Subsidiaries as they exist on the Closing Date. 10.23 Borrowing Base Certificate. The Borrowing Base Certificate is accurate as of the date indicated therein.

10.24 Investment Collateral. Schedule 1.109 hereto is a true and complete list (showing entity name and jurisdiction of formation, and nature and amount of ownership interest) of all Borrower’s equity ownership interests which meet the definition of Investment Collateral as in existence on the Closing Date, and no consents or waivers of rights, including, without limitation, rights in the nature of preemptive rights or rights of first refusal, are applicable to or triggered by, Borrower’s grant of the security interest in the Investment Collateral except such written consents or waivers as Borrower has provided to the Administrative Agent on or prior to the Closing Date (except as provided otherwise in the Post Closing Letter).

10.25 Disclosure. The representations and warranties contained in this Article 10 and in the other Loan Documents or in any financial statements provided to the Administrative Agent do not contain any untrue statement of a material fact or omit to state a material fact necessary to make such representations or warranties not misleading; and all projections provided to the Administrative Agent were prepared in good faith based on reasonable assumptions.

Article 11. affirmative covenants

        From and after the date of this Credit Agreement and until the Bank Debt is indefeasibly paid in full, all Committed Letters of Credit and Existing Letters of Credit have expired, and the Syndication Parties have no obligation to make any 364-Day Advance, and the Letter of Credit Bank has no obligation to issue any Committed Letters of Credit hereunder, Borrower agrees that it will observe and comply with the following covenants for the benefit of the Administrative Agent, the Syndication Parties, and the Letter of Credit Bank:

11.1 Maintenance of Eligibility and Capitalization. Preserve and maintain its status as an entity eligible to borrow from CoBank; and for each 364-Day Advance made by CoBank purchase such equity in CoBank as CoBank may from time to time require in accordance with CoBank’s bylaws and capital plan. Borrower hereby acknowledges receipt prior to the execution of this Credit Agreement of a written description of the terms and conditions under which equity in CoBank is issued.

11.2 Maintenance of Existence. Preserve and maintain, and cause each Substantial Subsidiary to preserve and maintain, its corporate or other entity existence and good standing in the jurisdiction of its incorporation or formation, and qualify and remain qualified as a foreign corporation or entity in each jurisdiction in which such qualification is required except (a) where the failure to so qualify has not and could not reasonably be expected to result in a Material Adverse Change, and (b) for any mergers permitted under Section 12.7.

11.3 Maintenance of Properties. Except to the extent permitted by Section 12.4, maintain, keep and preserve, and cause each Restricted Subsidiary to maintain, keep and preserve, all of its material properties (tangible and intangible) necessary or used in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and shall cause to be made all repairs, renewals, replacements, betterments and improvements thereof, all as in the sole judgment of Borrower may be reasonably necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

11.4 Maintenance of Records. Keep, and cause each of its Restricted Subsidiaries to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all of its and their financial transactions.

11.5 Maintenance of Insurance. Maintain, and cause each Restricted Subsidiary to maintain, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, provided, however, that Borrower may, to the extent permitted by Law, provide for appropriate self-insurance with respect to: (a) worker’s compensation, up to $500,000.00 per occurrence; and (b) and general liability of up to $2,000,000.00 per occurrence and up to $5,000,000.00 aggregate per calendar year, and provided adequate umbrella coverage is maintained for amounts in excess of the foregoing self-insurance limits. At the request of Administrative Agent, copies of all policies (or such other proof of compliance with this Section as may be reasonably satisfactory) shall be delivered to the Administrative Agent and Syndication Parties. All liability policies shall name the Administrative Agent, for the benefit of the Syndication Parties, as additional insured as its interests may appear. All such insurance policies shall be endorsed with a mortgagee’s or loss payable clause, as appropriate, in favor of the Administrative Agent, for the benefit of the Syndication Parties. All such insurance policies shall contain a provision requiring at least ten (10) days’ notice to the Administrative Agent prior to any cancellation for non-payment of premiums. Borrower shall give the Administrative Agent satisfactory written evidence of premium payment and renewal or substitution of all such policies. Borrower agrees to pay, or cause to be paid, and to cause the Restricted Subsidiaries to pay, as applicable, all premiums on such insurance as they become due, and will not permit, or allow any Restricted Subsidiary to permit, any condition to exist on or with respect to its assets which would wholly or partially invalidate any insurance thereon. Within ten (10) days after the occurrence of any loss in the amount of $5,000,000.00 or more, Borrower shall give written notice thereof to the insurance carrier, the Collateral Agent, and the Administrative Agent. Borrower hereby authorizes and empowers the Administrative Agent upon the occurrence and during the continuation of an Event of Default, at the Administrative Agent’s option and in the Administrative Agent’s sole discretion, to, in so far as affects the Collateral, act as attorney-in-fact for Borrower to make proof of loss, to adjust and compromise any claim under insurance policies, to collect and receive insurance proceeds, and to deduct therefrom the Administrative Agent’s expenses incurred in the collection of such proceeds, and all insurance policies of Borrower shall provide that the Administrative Agent may act as Borrower’s attorney-in-fact for such purposes.

11.6 Right of Inspection. At any time and from time to time during normal business hours and upon reasonable notice to Borrower, permit, and cause its Restricted Subsidiaries to permit, any Syndication Party or any agent or representative thereof, to examine and make copies and abstracts from the financial records and books of account of, and visit the properties of, Borrower and any Restricted Subsidiary, and to discuss the affairs, finances and accounts of Borrower and any Restricted Subsidiary with any of their respective officers and directors and independent accountants, provided, that, in the case of each meeting with the independent accountants Borrower is given an opportunity to have a representative present at such meeting.

11.7 Employee Benefit Plans. Make or cause to be made, and cause each Consolidated Subsidiary to make or cause to be made, all payments or contributions to all Plans covered by Title IV of ERISA, which are necessary to enable those Plans to continuously meet all minimum funding standards or requirements.

11.8 Reporting Requirements. Furnish directly to Administrative Agent:

11.8.1 Borrower’s Monthly Management Report. As soon as available and in any event within thirty five (35) days after the end of each Fiscal Quarter of each Fiscal Year of Borrower, Borrower’s report presently known as the Monthly Management Report (in a form substantially similar to the form used by Borrower as of the Closing Date) as of the end of such Fiscal Quarter which will present information both for the last month of such Fiscal Quarter and for the period from the start of the applicable Fiscal Year to the end of such Fiscal Quarter.

11.8.2 Borrower’s 10Q and Quarterly Financial Statements. As soon as available and in any event within fifty (50) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Borrower: (a) a copy of the Form 10-Q (or any successor form thereto) filed by Borrower with the Securities and Exchange Commission; and (b) the combined and combining balance sheets of the Farmland Companies as of the end of such Fiscal Quarter, and the related combined and combining statements of operations and cash flow statements for such Fiscal Quarter and for the period from the end of the prior Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and stating in comparative form the respective combined figures for the corresponding date and period in the prior Fiscal Year, and all prepared in accordance with GAAP consistently applied (assuming that the Restricted Subsidiaries are the only Subsidiaries of Borrower), certified by the chief financial officer or treasurer of Borrower.

11.8.3 Borrower’s 10-K and Annual Financial Statements. As soon as available and in any event within one-hundred twenty (120) days after the end of each Fiscal Year of Borrower: (a) a copy of the Form 10-K (or any successor form thereto) filed by Borrower with the Securities and Exchange Commission; and (b) the consolidated balance sheets of Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year, and the related consolidated statements of operations, statements of capital shares and equities and cash flow statements for such Fiscal Year, all in reasonable detail and stating in comparative form the consolidated figures for the corresponding date and period in the prior Fiscal Year, and all prepared in accordance with GAAP consistently applied, reported on by KPMG, LLP or another nationally recognized firm of independent accountants.

11.8.4 Borrower’s Annual Balance Sheet and Statement of Operations. As soon as available and in any event within one hundred-twenty (120) days after the end of each Fiscal Year of Borrower, the combined and combining balance sheets of the Farmland Companies as of the end of such Fiscal Year, and the related combined and combining statements of operations and cash flow statement for such Fiscal Year, all in reasonable detail and stating in comparative form the respective combined figures for the corresponding date and period in the prior Fiscal Year, and all prepared in accordance with GAAP consistently applied (assuming that the Restricted Subsidiaries are the only Subsidiaries of Borrower), certified by the chief financial officer or treasurer of Borrower.

11.8.5 Certificate of Compliance. At the time of the delivery of each of the financial statements referred to under Subsections 11.8.2 and 11.8.3 hereof, a certificate of the chief financial officer or treasurer of Borrower in the form of Exhibit 11.8.5 hereto (“Compliance Certificate”): (a) certifying that no Potential Default or Event of Default has occurred and is continuing or, if a Potential Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (b) containing, and certifying to, computations demonstrating compliance with the financial covenants contained in Section 11.14 hereof.

11.8.6 Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority, affecting Borrower or any Restricted Subsidiary which, if determined adversely to Borrower or any Restricted Subsidiary, could reasonably be expected to require Borrower or any Restricted Subsidiary to have to pay or deliver assets having a value of Ten Million Dollars ($10,000,000) or more (whether or not the claim is covered by insurance) or could reasonably be expected to result in a Material Adverse Change.

11.8.7 Notices of Potential Defaults and Events of Default. As soon as possible and in any event within three (3) days after the occurrence of each Potential Default or Event of Default, a written notice setting forth the details of such Potential Default or Event of Default and the action which is proposed to be taken by Borrower and the Consolidated Subsidiaries with respect thereto.

11.8.8 ERISA Reports. As soon as possible and in any event within twenty (20) days after Borrower or any Consolidated Subsidiary knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or Borrower or any Consolidated Subsidiary has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, or that Borrower, any Consolidated Subsidiary or any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan, or that a Plan which is a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA) or is terminating, Borrower or such Consolidated Subsidiary will deliver to the Administrative Agent and each of the Syndication Parties a certificate of the chief financial officer or treasurer of Borrower or such Consolidated Subsidiary setting forth details as to such Reportable Event or Prohibited Transaction or Plan termination or withdrawal or reorganization or insolvency and the action Borrower or such Consolidated Subsidiary proposes to take with respect thereto, provided, however, that notwithstanding the foregoing, no reporting is required under this Subsection unless the matter(s), individually or in the aggregate, result, or could be reasonably expected to result, in aggregate obligations or liabilities of Borrower and/or the Restricted Subsidiaries in excess of One Million Dollars ($1,000,000).

11.8.9 Annual Operating Budget. Promptly upon becoming available, but in no event later than September 30 in any year (or such later date as Borrower and the Required Lenders may agree), a copy of the Annual Operating Budget approved by Borrower’s board of directors, together with the assumptions and projections on which such budget is based. In addition, if any material changes are made to such budget during the year, then Borrower will furnish copies of any such changes promptly after such changes have been approved.

11.8.10 Borrowing Base Certificate. A monthly Borrowing Base Certificate no later than thirty-five (35) days after the end of each calendar month showing the Borrowing Base as of the last day of such month.

11.8.11 Material Adverse Change. As soon as possible and in any event within five (5) days after the occurrence of any event or circumstance which could reasonably be expected to result in or has resulted in a Material Adverse Change, written notice thereof.

11.8.12 Liens. As soon as possible and in any event within five (5) days after Borrower or any Restricted Subsidiary obtains knowledge of any assertion of any Lien which secures obligations of One Million Dollars ($1,000,000) or more, other than Liens permitted under this Credit Agreement in Section 12.3 or otherwise, written notice thereof.

11.8.13 Environmental Notices. As soon as possible and in any event within five (5) days after receipt, copies of all Environmental Notices received by Borrower or any Restricted Subsidiary which indicate a potential liability of Ten Million Dollars ($10,000,000) or more for Borrower and all its Restricted Subsidiaries taken together or which could reasonably be expected to result in or has resulted in a Material Adverse Change.

11.8.14 Investments. Within thirty (30) days after the making of each Investment of the type permitted by subparts (h), (i), and (k) of Section 12.8 hereof where the aggregate amount of such Investment and all Investments related thereto equals or exceeds Ten Million Dollars ($10,000,000), the terms and provisions of each such Investment.

11.8.15 Credit Ratings. As soon as possible and in any event within two (2) days after the occurrence thereof, any change in (whether a reduction or increase), or suspension or withdrawal of, any Credit Rating assigned to Borrower by any Approved Credit Rating Agency.

11.8.16 Other Information. With reasonable promptness, such other information respecting the condition or operations, financial or otherwise, of Borrower or any Restricted Subsidiary as any Syndication Party may from time to time reasonably request.

11.9 Compliance With Environmental Laws. Without limiting the provisions of Section 11.11 of this Credit Agreement, Borrower shall, and shall cause each Restricted Subsidiary to, comply in all material respects with, and take all reasonable steps necessary to cause all persons occupying or present on any properties owned or leased by Borrower (or any Restricted Subsidiary, as applicable) to comply with, all Environmental Regulations, the failure to comply with which would have a Material Adverse Effect or unless such failure to comply is the subject of a Good Faith Contest.

11.10 Unrestricted Entities. Cause, or in the case where Borrower cannot exercise control over any Unrestricted Entity, use its best efforts to cause, all Unrestricted Entities to comply in all material respects with all Laws and to pay or perform all obligations which, if not complied with or if not paid or performed, could reasonably be expected to result in liability to Borrower or any Restricted Subsidiary and such liability does, or could be reasonably expected to, result in a Material Adverse Change.

11.11 Compliance with Legal Requirements and Agreements. Borrower shall, and shall cause each Restricted Subsidiary to: (a) comply with all Laws applicable to Borrower (or such Restricted Subsidiary, as applicable) or its business where the failure to do so could reasonably be expected to have a Material Adverse Effect or unless such failure to comply is the subject of a Good Faith Contest; and (b) comply with all agreements, indentures, mortgages, and other instruments to which it (or any Restricted Subsidiary, as applicable) is a party or by which it or any of its (or any Restricted Subsidiary, or any of such Restricted Subsidiary’s, as applicable) property is bound; provided, however, that the failure of Borrower to comply with subpart (b) of this Section in any instance not directly involving the Administrative Agent or a Syndication Party shall not constitute an Event of Default unless such failure would have a Material Adverse Effect.

11.12 Taxes. Borrower shall cause to be paid (and shall cause each Restricted Subsidiary to pay) prior to the date when the same would become delinquent all taxes, assessments, and other governmental charges upon it, its income, its sales, its properties (or upon such Restricted Subsidiary and its income, sales, and properties, as applicable), and federal and state taxes withheld from its (or Restricted Subsidiary’s, as applicable) employees’ earnings, unless: (a) the failure to pay such taxes, assessments, or other governmental charges could not reasonably be expected to result in a Material Adverse Effect, or (b) such taxes, assessments, or other governmental charges are the subject of a Good Faith Contest and Borrower (or Restricted Subsidiary’s, as applicable) has established adequate reserves therefor in accordance with GAAP.

11.13 Required Licenses; Permits; Etc. Borrower shall duly and lawfully obtain and maintain in full force and effect, and shall cause its Restricted Subsidiaries to obtain and maintain in full force and effect, all Required Licenses as appropriate for the business being conducted and properties owned by Borrower or such Restricted Subsidiaries at any given time; provided, however, that the failure of Borrower to comply with this Section shall not constitute an Event of Default unless such failure could reasonably be expected to have a Material Adverse Effect.

11.14 Financial Covenants. Borrower shall maintain the following financial covenants, measured as an aggregation of the results of the Farmland Companies:

11.14.1 Ratio of Farmland Companies’ Average Senior Debt to Farmland Companies’ Average Total Capitalization. At, and measured as of, the end of each Fiscal Quarter a ratio, expressed as a percentage, of Farmland Companies’ Average Senior Debt over the previous consecutive four (4) Fiscal Quarters, divided by Farmland Companies’ Average Total Capitalization over the previous consecutive four (4) Fiscal Quarters, of no greater than 38%.

11.14.2 Ratio of Farmland Companies’ Average Total Debt to Farmland Companies’ Average Total Capitalization. At, and measured as of, the end of each Fiscal Quarter a ratio, expressed as a percentage, of Farmland Companies’ Average Total Debt over the previous consecutive four (4) Fiscal Quarters, divided by Farmland Companies’ Average Total Capitalization over the previous consecutive four (4) Fiscal Quarters, of no greater than 62%.

11.14.3 Ratio of Farmland Companies’ EBITDA to Farmland Companies’ Interest. At, and measured as of the end of, each Fiscal Quarter a ratio of Farmland Companies’ EBITDA over the previous consecutive four (4) Fiscal Quarters, divided by Farmland Companies’ Interest over the previous consecutive four (4) Fiscal Quarters, of greater than or equal to:

   Fiscal Quarter ended                        Ratio
                  --------------------                        -----

                  May 31, 2000:                               1.40 to 1.0
                  August 31, 2000                             1.40 to 1.0
                  November 30, 2000                           1.60 to 1.0
                  February 28, 2001, and thereafter           1.60 to 1.0

Article 12. NEGATIVE COVENANTS

        From and after the date of this Credit Agreement until the Bank Debt is indefeasibly paid in full, all Committed Letters of Credit and Existing Letters of Credit have expired, the Syndication Parties have no obligation to make any 364-Day Advance, and the Letter of Credit Bank has no obligation to issue any Committed Letters of Credit hereunder, Borrower agrees that it will observe and comply with, and cause the Restricted Subsidiaries to comply with, as the case may be, the following covenants:

12.1 Borrowing. Borrower shall not (nor shall it permit any of its Restricted Subsidiaries to) create, incur, assume or permit to exist, directly or indirectly, any Debt, except for: (a) indebtedness of Borrower arising under this Credit Agreement and the other Loan Documents; (b) trade payables arising in the ordinary course of business; (c) (i) the Coffeyville Synthetic Lease Obligation, and (ii) Capital Leases in existence from time to time; (d) current operating liabilities (other than for borrowed money) incurred in the ordinary course of business; (e) Short Term Indenture Debt; (f) indebtedness on the date hereof as set forth in Schedule 12.1 attached principal amount of such Debt is not increased; (g) Short Term Institutional Debt of Borrower under short term lines of credit, provided, that, (i) the aggregate principal amount of all such Short Term Institutional Debt outstanding at any time is equal to or less than $40,000,000, and (ii) such Short Term Institutional Debt is not secured by a Lien on any assets of Borrower or any Restricted Subsidiary; (h) the Subordinated Debt; (i) Debt incurred after the date hereof, including Debt incurred in connection with any lien permitted under Section 12.3 hereof, up to a maximum aggregate amount at any one time of $25,000,000.00; (j) amounts payable under deferred compensation programs of Borrower or any Restricted Subsidiary; (k) Debt owing by any Restricted Subsidiary to Borrower or to another Restricted Subsidiary; and (l) such other indebtedness agreed upon in writing between Borrower and the Syndication Parties.

12.2 No Other Businesses. Borrower shall (nor shall it permit any of its Restricted Subsidiaries to) not engage in any material respects in any business activity or operations other than operations or activities (a) in the agriculture industry, (b) in the food industry, or (c) which are not substantially different from or are related to its or their present business activities or operations.

12.3 Liens. Borrower shall not (nor shall it permit any of its Restricted Subsidiaries to) create, incur, assume or suffer to exist any mortgage, pledge, lien, charge or other encumbrance on, or any security interest in, any of its real or personal properties (including, without limitation, leasehold interests, leasehold improvements and any other interest in real property or fixtures), now owned or hereafter acquired, except:

(a) Liens granted pursuant to the Loan Documents, liens granted to the Chase Group Agent in the Coffeyville Facility, and the Chase Group Lien Rights;

(b) Liens for taxes or assessments or other charges or levies of any Governmental Authority, that are not delinquent or if delinquent (i) are the subject of a Good Faith Contest but in no event past the time when a penalty would be incurred, and (ii) the aggregate amount of liabilities so secured (including interest and penalties) does not exceed $10,000,000 at any one time outstanding;

(c) Liens imposed by Law, such as mechanic’s, worker’s, repairman’s, miner’s, agister’s, attorney’s, materialmen’s, landlord’s, warehousemen’s and carrier’s Liens and other similar Liens which are securing obligations incurred in the ordinary course of business for sums not yet due and payable or if due and payable which are the subject of a Good Faith Contest;

(d) Liens under workers’ compensation, unemployment insurance, social security or similar legislation (other than ERISA), or to secure payments of premiums for insurance purchased in the ordinary course of business, or to secure the performance of tenders, statutory obligations, surety and appearance bonds and bids, bonds for release of an attachment, stay of execution or injunction, leases, government contracts, performance and return-of-money bonds and other similar obligations, all of which are incurred in the ordinary course of business and not in connection with the borrowing of money;

(e) Any attachment or judgment Lien, the time for appeal or petition for rehearing of which shall not have expired or in respect of which Borrower or the Subsidiary is protected in all material respects by insurance or for the payment of which adequate reserves have been provided, provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Good Faith Contest, and provided further that the aggregate amount of liabilities of Borrower and its Subsidiaries so secured (including interest and penalties) shall not be in excess of $10,000,000 at any one time outstanding;

(f) Easements, rights-of-way, restrictions, encroachments, covenants, servitudes, zoning and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by Borrower or any Restricted Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

(g) Liens arising in the ordinary course of business and created in connection with amounts on deposit in charge card and like accounts (such as Visa or MasterCard);

(h) Liens on land, buildings and equipment existing at the time of their acquisition or Liens to secure the payment of all or any part of the purchase price of such land, buildings or equipment or to secure Funded Debt incurred prior to, at the time of, or within one-hundred eighty (180) days after the acquisition of such property for the purpose of financing all or any part of the purchase price thereof, provided that any such Liens shall not encumber any other property (except proceeds of the property subject to such lien) of Borrower or its Restricted Subsidiaries;

(i) Liens assumed in connection with permitted mergers and acquisitions, but only to the extent that such Liens shall secure only Funded Debt, such Liens are not incurred in connection with such merger or acquisition, and shall not encumber any other property of Borrower or any Restricted Subsidiary other than property acquired in such merger or acquisition;

(j) Liens incurred in connection with or pursuant to any industrial revenue bonds when the proceeds of such bonds are used to provide financing to the Borrower and/or any Restricted Subsidiary;

(k) Liens on property or assets of a Restricted Subsidiary to secure Debt of such Restricted Subsidiary to Borrower or to another Restricted Subsidiary; (l) Liens of CoBank and other cooperatives, respectively, on Investments by Borrower in the stock, participation certificates, or allocated reserves of CoBank or other cooperatives, respectively, owned by Borrower;

(m) All precautionary filings of financing statements under the Uniform Commercial Code which cover property that is made available to or used by Borrower or any Restricted Subsidiary pursuant to the terms of an Operating Lease or Capital Lease;

(n) Liens securing its reimbursement obligations under any letter of credit issued in connection with the acquisition of an asset; provided that (i) the lien attaches only to such asset, and (ii) the lien is released upon satisfaction of such reimbursement obligation;

(o) Liens under ERISA, provided that the aggregate amount of all liabilities or obligations secured by all such Liens outstanding at any time is equal to or less than ($10,000,000);

(p) Liens granted on the Borrower’s direct or indirect ownership interest with Trinidad Project consisting of a 1,850 metric ton per day ammonia production facility in the Republic of Trinidad and Tobago;

(q) Liens incurred in connection with any indemnity and repurchase obligations contemplated by transactions involving the Borrower or any Restricted Subsidiary and any financial institution pursuant to the export credit guarantee program of the Commodity Credit Corporation (or any successor) or other program designed to assist or enhance export sales;

(r) Liens arising out of or incurred in connection with oil or gas leases and interests and mineral interests, or in real property pertaining thereto, provided that the aggregate amount of all obligations secured by all such Liens is equal to or less than $1,000,000; and (s) Liens scheduled on Schedule 12.3 hereto.

12.4 Sale of Assets. Except to the extent permitted under, and subject to the terms and conditions of, Sections 12.7 and 12.8 hereof, Borrower shall not (nor shall it permit any of its Restricted Subsidiaries to) sell, convey, assign, lease or otherwise transfer or dispose of, voluntarily, by operation of law or otherwise, any material part of its now owned or hereafter acquired assets, except: (a) the sale of inventory, equipment and fixtures disposed of in the ordinary course of business, (b) the sale or other disposition of assets no longer necessary or useful for the conduct of its business, (c) leases of assets to an entity in which Borrower has at least a fifty-percent (50%) interest in ownership, profits, and governance; (d) the one-time sale by Borrower to Agriliance, LLC of Inventory and Accounts Receivable owing to Borrower on account of Borrower’s manufacture, purchase, or sale of fertilizer and agricultural chemicals, subject to the following: (i) such sale shall result in a cash payment to Borrower in the full amount of such Accounts Receivable and Inventory being sold, (ii) simultaneously with the receipt of such cash payment Borrower shall make a payment against principal owing on the Loans to the extent, if any, that the outstanding balance owing on the Loans exceeds the Borrowing Base after deduction of the portion of the Borrowing Base then in effect which is based on such Accounts Receivable and Inventory, and (iii) simultaneously with the receipt of the payment described in clause (d)(ii) hereof, the Collateral Agent shall take such action as is reasonably required by Agriliance, LLC to release such Accounts Receivable and Inventory from the Collateral, provided that the Collateral Agent shall not be required to take any such action which might reasonably be construed as effecting a release of the Collateral Agent’s lien on any other Collateral; (e) the one time sale of the Pork Processing Plant located in Dubuque, Iowa for a cash sale price of approximately $6,000,000.00, subject to the following: (i) such sale shall result in a cash payment to the seller in the full amount of the cash sale price, and (ii) simultaneously with the receipt of the payment described in clause (e)(i) hereof, the Collateral Agent shall take such action as is reasonably required by the buyer of such facility to release its lien, if any, on such facility, provided that the Collateral Agent shall not be required to take any such action which might reasonably be construed as effecting a release of the Collateral Agent’s lien on any other Collateral; (f) Borrower’s one time transfer in return for equity interest, of the Feed Mills to a Person to be formed by Borrower and Land O’ Lakes, Inc., subject to the following: (i) simultaneously with such transfer, Borrower’s equity interest in such Person (which equity interest shall represent a percentage of the entire equity of such Person not less than the percentage determined by dividing the value of assets contributed by Borrower to such Person by the value of the assets contributed to such Person by both Borrower and Land O’ Lakes, Inc.), shall thereafter be considered included within the definition of Investment Collateral, (ii) Borrower shall take such action, including obtaining third party consents, as the Administrative Agent and the Collateral Agent shall reasonably require to grant the Collateral Agent a security interest in such equity interest in accordance with Section 8.1 hereof, and (iii) simultaneously with the grant of such security interest and the provision of such third party consents, the Collateral Agent shall take such action as is reasonably required by the Person to which such Feed Mills were contributed to release the lien in favor of the Collateral Agent, if any, on such Feed Mills, provided that the Collateral Agent shall not be required to take any such action which might reasonably be construed as effecting a release of the Collateral Agent’s lien on any other Collateral; (g) Borrower’s one time transfer in return for equity interest, of its Coffeyville, Kansas refinery to Cooperative Refining, LLC, subject to the following: (i) simultaneously with such transfer, Borrower’s equity interest in such Person, shall thereafter be considered included within the definition of Investment Collateral, (ii) Borrower shall take such action, including obtaining third party consents, as the Administrative Agent and the Collateral Agent shall reasonably require to grant the Collateral Agent a security interest in such equity interest in accordance with Section 8.1 hereof, and (iii) simultaneously with the grant of such security interest and the provision of such third party consents, the Collateral Agent shall take such action as is reasonably required by Cooperative Refining, LLC to release the lien in favor of the Collateral Agent, if any, on such refinery, provided that the Collateral Agent shall not be required to take any such action which might reasonably be construed as effecting a release of the Collateral Agent’s lien on any other Collateral; (h) the one-time sale by Borrower to Country Energy, LLC of Inventory and Accounts Receivable owing to Borrower on account of Borrower’s manufacture, purchase, or sale of energy products, subject to the following: (i) such sale shall result in a cash payment to Borrower in the full amount of such Accounts Receivable and Inventory being sold, (ii) simultaneously with the receipt of such cash payment Borrower shall make a payment against principal owing on the Loans to the extent, if any, that the outstanding balance owing on the Loans exceeds the Borrowing Base after deduction of the portion of the Borrowing Base then in effect which is based on such Accounts Receivable and Inventory, and (iii) simultaneously with the receipt of the payment described in clause (h)(ii) hereof, the Collateral Agent shall take such action as is reasonably required by Country Energy, LLC to release such Accounts Receivable and Inventory from the Collateral, provided that the Collateral Agent shall not be required to take any such action which might reasonably be construed as effecting a release of the Collateral Agent’s lien on any other Collateral; and (i) except the sale of assets of, or Borrower’s equity interest in, National Carriers, Inc. For purposes of this Section, “material part” shall mean assets with a value in the aggregate for the period from the date hereof to the 364-Day Maturity Date, at the lesser of book value or market value, of $50,000,000.00

12.5 Liabilities of Others. Borrower shall not (nor shall it permit any of its Restricted Subsidiaries to) assume, guarantee, become liable as a surety, endorse, contingently agree to purchase, or otherwise be or become liable, directly or indirectly (including, but not limited to, by means of a maintenance agreement, an asset or stock purchase agreement, or any other agreement designed to ensure any creditor against loss), for or on account of the obligation of any Person, except (a) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Borrower’s or any Restricted Subsidiary’s business; (b) any guarantee of, or included in, the Coffeyville Synthetic Lease Obligation; (c) Borrower’s note purchase obligations arising out of its Note Purchase and Sale Agreement dated November 25, 1997 and in favor of CoBank, ACB as Agent for the Lender Group (as such terms are defined therein); (d) those liabilities listed on Schedule 12.5 hereto provided that the amount of such liabilities is not increased; and (e) without duplication, guarantees made from time to time by Borrower and its Restricted Subsidiaries in the ordinary course of their respective businesses; provided, however, that the aggregate amount of all indebtedness guaranteed under clause (e) above shall not exceed $15,000,000.00 in the aggregate.

12.6 [This Section Intentionally Left Blank.]

12.7 Merger; Acquisitions; Business Form; Etc. Borrower shall not (nor shall it permit any of its Restricted Subsidiaries to) merge or consolidate with any entity, or acquire all or substantially all of the assets of any person or entity, or form or create any new subsidiary (other than a Restricted Subsidiary formed by Borrower) or affiliate, change its business form from a cooperative corporation, or commence operations under any other name, organization, or entity, including any joint venture; provided, however, that the foregoing shall not prevent any consolidation or merger if after giving effect thereto:

(a) The book value of the assets of Borrower and its Subsidiaries does not increase due to all such mergers, consolidations or acquisitions by an aggregate amount in excess of $50,000,000 in any fiscal year of Borrower;

(b) In the event of a merger or consolidation, Borrower (or such Restricted Subsidiary, as applicable) is the surviving entity; and (c) No Event of Default or Potential Default shall have occurred and be continuing.

12.8 Investments. Except for the purchase of Bank Equity Interests, Borrower shall not (nor shall it permit any of its Restricted Subsidiaries to) own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except that Borrower and the Restricted Subsidiaries may own, purchase, make capital contributions to, or acquire:

(a) commercial paper maturing not in excess of one year from the date of acquisition and rated P1 by Moody's Investors Service, Inc. or A1 by Standard & Poor's Corporation on the date of acquisition; (b) certificates of deposit in North American commercial banks rated C or better by Keefe, Bruyette & Woods, Inc. or 3 or better by Cates Consulting Analysts, maturing not in excess of one year from the date of acquisition; (c) obligations of the United States government or any agency thereof, the obligations of which are guaranteed by the United States government, maturing, in each case, not in excess of one year from the date of acquisition;

(d) repurchase agreements of any bank or trust company incorporated under the laws of the United States of America or any state thereof and fully secured by a pledge of obligations issued or fully and unconditionally guaranteed by the United States government;

(e) registered investment funds which invest solely in one or more of the Investments described in subparts (a) through (d) of this Section; (f) Investments permitted under Sections 12.4, 12.5, 12.9, and 12.11; (g) Investments by Borrower made, and disclosed on Schedule 12.8 hereto, prior to the Closing Date in ------------- Unrestricted Entities; (h) Investments by Borrower in the Restricted Subsidiaries; and

(i) Investments by Borrower in Subsidiaries, other than Restricted Subsidiaries (and including removal by Borrower of a Subsidiary from classification as a Restricted Subsidiary to classification as an Unrestricted Subsidiary), in an aggregate amount not exceeding $15,000,000.00; provided in the event Borrower invests in a Subsidiary other than a Restricted Subsidiary at any time after the Closing Date and subsequently takes all steps required for such Subsidiary to be classified as a Restricted Subsidiary, an amount equal to the lesser of (A) the amount of investment in such Subsidiary which was counted against Investments permitted by this paragraph (i) or (B) the fair value of such investment as of the date of such reclassification, shall be reinstated and henceforth available in the event of subsequent Investments in Subsidiaries other than Restricted Subsidiaries, and provided further if the investment in such Subsidiary other than a Restricted Subsidiary is in the form of a loan to, or issuance or the procuring of the issuance of a letter of credit issued for the benefit of, such Subsidiary and such loan is subsequently repaid or such letter of credit is subsequently canceled without having been drawn on, the amount of such loan or letter of credit shall be reinstated and henceforth available in the event of subsequent Investments in Subsidiaries other than Restricted Subsidiaries; ;

(j) Investments in the form of travel, relocation and other similar advances to officers and employees made by a Person in the ordinary course of such Person's business; (k) Investments in the form of trade credit extended by a Person in the ordinary course of such Person's business; (l) Investments in the form of non-cash patronage dividends in any Person; and (m) Investments, in addition to those permitted by clauses (a) through (l) above, in an aggregate amount at any one time not exceeding $30,000,000.00.

12.9 Transactions With Related Parties. Borrower shall not (nor shall it permit any of its Restricted Subsidiaries to) purchase, acquire, provide, or sell any equipment, other personal property, real property or services from or to any Subsidiary (other than Borrower or a Restricted Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of Borrower’s (or such Restricted Subsidiary’s) business and upon fair and reasonable terms no less favorable than would be obtained by Borrower (or such Restricted Subsidiary) in a comparable arm’s-length transaction with an unrelated Person.

12.10 Capital Expenditures. Borrower shall not (nor shall it permit any of its Restricted Subsidiaries to) incur Capital Expenditures during the period from May 1, 2000 to April 30, 2001, in excess of $75,000,000.00; provided Borrower may incur up to an additional $25,000,000.00 in Capital Expenditures during such period to the extent (on a dollar for dollar basis) that the amount of Borrower’s Subordinated Debt has increased in a like amount subsequent to February 29, 2000.

12.11 Patronage Refunds, etc. Borrower shall not, directly or indirectly, in any Fiscal Year (a) declare or pay any cash patronage refunds to patrons or members, (b) directly or indirectly redeem or otherwise retire its equity, or (c) make any cash distributions of any kind or character in respect of its equity, in excess, in the case of (a), (b), and (c), of an aggregate amount of forty-five percent (45%) of Borrower’s consolidated net patronage income for the Fiscal Year of Borrower preceding the Fiscal Year in which such payments are to be paid, provided that such aggregate limit shall be reduced to twenty-five percent (25%) upon the occurrence and during the continuance of an Event of Default.

12.12 Change in Fiscal Year. Borrower shall not change its Fiscal Year from a year ending on August 31 unless required to do so by the Internal Revenue Service, in which case Borrower agrees to such amendment of the terms Fiscal Quarter and Fiscal Year, as used herein, as the Administrative Agent reasonably deems necessary.

Article 13. INDEMNIFICATION

13.1 General; Stamp Taxes; Intangibles Tax. Borrower agrees to indemnify and hold the Administrative Agent (including any Successor Agent and including the Collateral Agent), the Letter of Credit Bank, and each Syndication Party and their directors, officers, employees, agents, professional advisers, representatives, successors and assigns (“Indemnified Parties”) harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans and/or the expiration or termination of this Credit Agreement) be imposed on, incurred by or asserted against the Administrative Agent (or any of the Indemnified Parties) ), including attorneys’ fees incurred by any Indemnified Party, in any way relating to, resulting from, or arising out of: (a) the material inaccuracy of any representation or warranty of or with respect to Borrower in this Credit Agreement or the other Loan Documents; (b) the material failure of Borrower to perform or comply with any covenant or obligation of Borrower under this Credit Agreement or the other Loan Documents; or (c) this Credit Agreement or the Loan Documents, or the performance of the duties of the Administrative Agent hereunder or thereunder or any action taken or omitted while acting in the capacity of such Indemnified Parties under or in connection with any of the foregoing or resulting from the exercise by the Administrative Agent of any right or remedy set forth in this Credit Agreement or the other Loan Documents, provided that Borrower shall have no obligation to indemnify any Indemnified Party against claims, damages, losses, liabilities, costs or expenses to the extent that a court of competent jurisdiction renders a final non-appealable judgment that the foregoing are solely the result of the willful misconduct or gross negligence of such Indemnified Party. In addition to the foregoing, Borrower agrees to indemnify and hold the Indemnified Parties harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the Administrative Agent or any other Indemnified Party may incur (or which may be claimed against any such Indemnified Party by any Person), including attorneys’ fees incurred by any Indemnified Party, arising out of or resulting from the imposition, delay in payment, or nonpayment by Borrower, of any stamp tax, intangibles tax, excise tax, or similar tax payable or imposed in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Credit Agreement, and other Loan Documents and any such other documents, including any amounts owing by virtue of the assertion that the property valuation used to calculate any such tax was understated. Borrower shall have the right to assume the defense of any claim as would give rise to Borrower’s indemnification obligation under this Section with counsel of Borrower’s choosing so long as such defense is being diligently and properly conducted and Borrower shall establish to the Indemnified Party’s satisfaction that the amount of such claims are not, and will not be, material in comparison to the liquid and unrestricted assets of Borrower available to respond to any award which may be granted on account of such claim. So long as the conditions of the preceding sentence are met, Indemnified Party shall have no further right to reimbursement of attorneys’ fees incurred thereafter. The obligation to indemnify set forth in this Section shall survive the termination of this Credit Agreement and other covenants.

13.2 Indemnification Relating to Hazardous Substances. Borrower shall not, and shall cause the Restricted Subsidiaries not to, locate, produce, treat, transport, incorporate, discharge, emit, release, deposit or dispose of any Hazardous Substance in, upon, under, over or from any property owned or held by Borrower or such Restricted Subsidiaries, except in accordance with all Environmental Regulations; Borrower shall not, and shall cause the Restricted Subsidiaries not to, permit any Hazardous Substance to be located, produced, treated, transported, incorporated, discharged, emitted, released, deposited, disposed of or to escape in, upon, under, over or from any property owned or held by Borrower or the Restricted Subsidiaries, except in accordance with Environmental Regulations; and Borrower shall, and shall cause the Restricted Subsidiaries to, comply with all Environmental Regulations which are applicable to such property; except where the failure to comply with any such Environmental Regulations could not reasonably be expected to result in a Material Adverse Effect. Borrower shall indemnify the Indemnified Parties against, and shall reimburse the Indemnified Parties for, any and all claims, demands, judgments, penalties, liabilities, costs, damages and expenses, including court costs and attorneys’ fees incurred by the Indemnified Parties (prior to trial, at trial and on appeal) in any action against or involving the Indemnified Parties, resulting from any breach of the foregoing covenants in this Section or the covenants in Section 11.9 hereof, or from the discovery of any Hazardous Substance in, upon, under or over, or emanating from, such property, it being the intent of Borrower and the Indemnified Parties that the Indemnified Parties shall have no liability or responsibility for damage or injury to human health, the environmental or natural resources caused by, for abatement and/or clean-up of, or otherwise with respect to, Hazardous Substances as the result of the Administrative Agent (including the Collateral Agent) or any Syndication Party exercising any of its rights or remedies with respect thereto, including but not limited to becoming the owner thereof by foreclosure, including foreclosure on a judgment lien, or conveyance in lieu of foreclosure; provided that such indemnification as it applies to the exercise by the Administrative Agent (including the Collateral Agent) or any Syndication Party of its rights or remedies with respect to the Loan Documents shall not apply to claims arising solely with respect to Hazardous Substances brought onto such property by the Administrative Agent (including the Collateral Agent) or such Syndication Party while engaged in activities other than operations substantially the same as the operations previously conducted on such property by Borrower. The foregoing covenants of this Section shall be deemed continuing covenants for the benefit of the Indemnified Parties, and any successors and assigns of the Indemnified Parties, including but not limited to, any transferee of the title of the Administrative Agent (including the Collateral Agent) or any Syndication Party or any subsequent owner of the property, and shall survive the satisfaction or release of any lien, any foreclosure of any lien and/or any acquisition of title to the property or any part thereof by the Administrative Agent (including the Collateral Agent) or any Syndication Party, or anyone claiming by, through or under the Administrative Agent (including the Collateral Agent) or any Syndication Party or Borrower by deed in lieu of foreclosure or otherwise. Any amounts covered by the foregoing indemnification shall bear interest from the date incurred at the Default Interest Rate, shall be payable on demand, and shall be secured by the Security Documents. The indemnification and covenants of this Section shall survive the termination of this Credit Agreement and other covenants.

Article 14. EVENTS OF DEFAULT; RIGHTS AND REMEDIES

14.1 Events of Default. The occurrence of any of the following events (each an “Event of Default”) shall, at the option of the Administrative Agent, and upon direction of the Syndication Parties as provided in Subsection 15.7.5 hereof, make the entire Bank Debt immediately due and payable and cause termination of the Individual 364-Day Commitments (provided, that in the case of an Event of Default under Subsection 14.1(g) all amounts owing under the Notes and the other Loan Documents shall automatically and immediately become due and payable and the Individual 364-Day Commitments shall automatically terminate, in either case without any action by or on behalf of the Administrative Agent), and the Administrative Agent and the Collateral Agent may exercise all rights and remedies for the collection of any amounts outstanding hereunder and take whatever action it deems necessary to secure itself, all without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character:

(a) Failure of Borrower to pay (i) when due, whether by acceleration or otherwise, any principal in accordance with this Credit Agreement or the other Loan Documents, or (ii) within five (5) days of the date when due, whether by acceleration or otherwise, any interest or amounts other than principal in accordance with this Credit Agreement or the other Loan Documents.

(b) Any representation or warranty set forth in any Loan Document, any Borrowing Notice, any financial statements or reports, or in connection with any transaction contemplated by any such document, shall prove in any material respect to have been false or misleading when made or furnished by Borrower.

(c) Any default by Borrower in the performance or compliance with the covenants, promises, conditions or provisions of Sections 11.1, 11.5, 11.6, 11.8.7, 11.8.10, 11.14, 12.1, 12.3, 12.4, 12.5, 12.7, 12.10, or 12.11 of this Credit Agreement, and such failure continues for five (5) days after Borrower learns of such failure to comply, whether by Borrower’s own discovery or through notice from the Administrative Agent.

(d) Any default by Borrower in the performance or compliance with the covenants, promises, conditions or provisions of Sections 11.7, 11.8 (other than 11.8.7 or 11.8.10), 11.9, 11.11, 11.12, 12.8, 12.9, or 12.12 of this Credit Agreement, and such failure continues for fifteen (15) days after Borrower learns of such failure to comply, whether by Borrower’s own discovery or through notice from the Administrative Agent.

(e) Borrower or any Substantial Subsidiary shall: (a) fail to pay all or any portion of a Debt (other than the payment obligations described in 14.1(a) above) or of any guarantee or other contingent obligation of Borrower or any Substantial Subsidiary when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) where the aggregate amount of all such Debt and all such guarantees or other contingent obligations is equal to or in excess of $10,000,000 except for the failure to pay such Debt where (i) such Debt constitutes trade obligations, and (ii) such failure to pay is subject to a Good Faith Contest and except for the failure to pay such guarantee or other contingent obligation where such failure is subject to a Good Faith Contest; or (b) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Debt or guarantee or other contingent obligation included in clause (a) above, when required to be performed or observed, and such failure shall not be waived and shall continue after the applicable grace period, if any, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of notice or the lapse of time, or both, the maturity of such Debt or guarantee or other contingent obligation; or any such Debt or guarantee or other contingent obligation included in clause (a) above shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or voluntary prepayment), prior to the stated maturity thereof, unless such failure is subject to a Good Faith Contest.

(f) Borrower or any Substantial Subsidiary shall fail to pay or to perform any obligations of $10,000,000 or more under or with respect to any material lease of goods (except to the extent that the existence of any such default is subject to a Good Faith Contest).

(g) Borrower or any Substantial Subsidiary: (i) shall generally not, or be unable to, or shall admit in writing its inability to, pay its debts as such debts become due; (ii) shall make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; (iii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (iv) shall have had any such petition or application filed or any such proceeding shall have been commenced, against it, in which an adjudication or appointment is made or order for relief is entered and continues unstayed for a period of sixty (60) days or more; or shall be the subject of any such proceeding under which its assets may be subject to seizure, forfeiture or divestiture; or (v) by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property.

(h) The entry of one or more judgments in an aggregate amount in excess of $10,000,000.00 against Borrower or any Substantial Subsidiary not stayed, discharged or paid within thirty (30) days after entry or if enforcement proceedings have been initiated to collect such judgment.

(i) The occurrence or existence of any of the following events with respect to Borrower or any Consolidated Subsidiary or any ERISA Affiliate: (i) any Prohibited Transaction involving any Plan; (ii) any Reportable Event shall occur with respect to any Plan; (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (iv) any event or circumstance exists which is reasonably likely to constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; (v) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; or (vi) an accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code) exists with respect to a Plan, whether or not waived; and in each case above, such event or condition, together with all other events or conditions, if any, could in the opinion of the Required Lenders reasonably be expected to result in a Material Adverse Change.

(j) Entry of one or more judgments requiring the Farmland Companies or any of them to pay, or execution of one or more agreements whereby the Farmland Companies or any of them agree to pay, in the aggregate $50,000,000.00 or more on account of taxes on income (including interest and/or penalties) for operations for Fiscal Years commencing prior to September 1, 1999.

(k) The occurrence of a Lease Event of Default (as such term is defined therein) under the Coffeyville Synthetic Lease.

(l) The actual or asserted invalidity of any of the Security Documents or of their ineffectiveness to create or perfect the security interest in the Collateral.

(m) Failure of Borrower or any Restricted Subsidiary to comply with any other provision of this Credit Agreement or the other Loan Documents to which they are a party not constituting an Event of Default under any of the preceding subparagraphs of this Section 14.1, and such failure continues for thirty (30) days after Borrower, or such Restricted Subsidiary, as the case may be, learns of such failure to comply, whether by Borrower’s or such Restricted Subsidiary’s own discovery or through notice from the Administrative Agent.

14.2 No Advance. The Syndication Parties shall have no obligation to make any 364-Day Advance or issue any Committed Letter of Credit if a Potential Default or an Event of Default shall occur and be continuing.

14.3 Rights and Remedies. In addition to the remedies set forth in Section 14.1 and 14.2 hereof, upon the occurrence of an Event of Default, the Administrative Agent (acting directly or through the Collateral Agent) shall be entitled to exercise all the rights and remedies provided in the Loan Documents and by any applicable law. Each and every right or remedy granted to the Administrative Agent (including the Collateral Agent) pursuant to this Credit Agreement and the other Loan Documents, or allowed the Administrative Agent (including the Collateral Agent) by law or equity, shall be cumulative. Failure or delay on the part of the Administrative Agent (including the Collateral Agent) to exercise any such right or remedy shall not operate as a waiver thereof. Any single or partial exercise by the Administrative Agent (including the Collateral Agent) of any such right or remedy shall not preclude any future exercise thereof or the exercise of any other right or remedy.

Article 15. agency agreement

15.1 Funding of Syndication Interest. Each Syndication Party, severally but not jointly, hereby irrevocably agrees to fund its Funding Share of the 364-Day Pro Rata Advances (“Advance Payment”) as determined pursuant to the terms and conditions contained herein and in particular, Article 2 hereof. Each Syndication Party’s interest (“Syndication Interest”) in each 364-Day Pro Rata Advance hereunder shall be without recourse to the Administrative Agent or any other Syndication Party and shall not be construed as a loan from any Syndication Party to the Administrative Agent or any other Syndication Party.

15.2 Syndication Parties’ Obligations to Remit Funds. Each Syndication Party agrees to remit its Funding Share to the Administrative Agent as, and within the time deadlines (“Syndication Party Advance Date”), required in this Credit Agreement. Unless the Administrative Agent shall have received notice from a Syndication Party prior to the date on which such Syndication Party is to provide funds to the Administrative Agent for a 364-Day Pro Rata Advance to be made by such Syndication Party that such Syndication Party will not make available to the Administrative Agent such funds, the Administrative Agent may assume that such Syndication Party has made such funds available to the Administrative Agent on the date of such 364-Day Pro Rata Advance in accordance with the terms of this Credit Agreement and the Administrative Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent such Syndication Party shall not have made such funds available to the Administrative Agent by 2:00 P.M. (Central time) on the Banking Day due, such Syndication Party agrees to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the Banking Day such amount is repaid to the Administrative Agent (assuming payment is received by the Administrative Agent at or prior to 2:00 P.M. (Central time), and until the next Banking Day if payment is not received until after 2:00 P.M.), at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Banking Days and thereafter at the Base Rate. If such Syndication Party shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Syndication Party’s 364-Day Pro Rata Advance for purposes of this Credit Agreement. If such Syndication Party does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify Borrower, and Borrower shall immediately pay such corresponding amount to the Administrative Agent with the interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent, at the rate of interest applicable at the time to such 364-Day Pro Rata Advance.

15.3 This Section Intentionally Omitted.

15.4 Syndication Party’s Failure to Remit Funds. If a Syndication Party (“Delinquent Syndication Party”) fails to remit its Funding Share in full by the date and time required (the unpaid amount of any such payment being hereinafter referred to as the “Delinquent Amount”), in addition to any other remedies available hereunder, any other Syndication Party or Syndication Parties may, but shall not be obligated to, advance the Delinquent Amount (the Syndication Party or Syndication Parties which advance such Delinquent Amount are referred to as the “Contributing Syndication Parties”), in which case (a) the Delinquent Amount which any Contributing Syndication Party advances shall be treated as a loan to the Delinquent Syndication Party and shall not be counted in determining the Individual Outstanding 364-Day Obligations of any Contributing Syndication Party, and (b) the Delinquent Syndication Party shall be obligated to pay to the Administrative Agent, for the account of the Contributing Syndication Parties, interest on the Delinquent Amount at a rate of interest equal to the rate of interest rest which Borrower is obligated to pay on the Delinquent Amount plus 200 basis points (“Delinquency Interest”) il the Delinquent Syndication Party remits the full Delinquent Amount and remits all Delinquency Interest to the Administrative Agent, which will distribute such payments to the Contributing Syndication Parties (pro rata (if more than one) based on the amount of the Delinquent Amount which each of them advanced) on the same Banking Day as such payments are received by the Administrative Agent if received no later than 11:00 A.M. Central time or the next Banking Day if received by the Administrative Agent thereafter. In addition, the Contributing Syndication Parties shall be entitled to share, on the same pro rata basis, and the Administrative Agent shall pay over to them, for application against Delinquency Interest and the Delinquent Amount, the Delinquent Syndication Party’s Payment Distributions and any fee distributions or distributions made under Section 15.11 hereof until the Delinquent Amount and all Delinquency Interest have been paid in full. For voting purposes the Administrative Agent shall readjust the Individual 364-Day Commitments of such Delinquent Syndication Party and the Contributing Syndication Parties from time to time first to reflect the advance of the Delinquent Amount by the Contributing Syndication Parties, and then to reflect the full or partial reimbursement to the Contributing Syndication Parties of such Delinquent Amount. As between the Delinquent Syndication Party and the Contributing Syndication Parties, the Delinquent Syndication Party’s interest in its Notes shall be deemed to have been partially assigned to the Contributing Syndication Parties in the amount of the Delinquent Amount and Delinquency Interest owing to the Contributing Syndication Parties from time to time. This Section shall also be applicable to Overnight Advances funded by the Administrative Agent under Section 3.2 hereof, in which case the Administrative Agent, in its capacity as such, shall be deemed to be the Contributing Syndication Party and the Overnight Lender shall be deemed to be the Delinquent Syndication Party. For the purposes of calculating interest owed by a Delinquent Syndication Party, payments received on other than a Banking Day shall be deemed to have been received on the next Banking Day, and payments received after 1:00 P.M. (Central time) shall be deemed to have been received on the next Banking Day.

15.5 Agency Appointment; Delegation of Powers and Duties to Collateral Agent. Each of the Syndication Parties hereby designates and appoints the Administrative Agent to act as agent to service and collect the Loans and its respective Notes and to take such action on behalf of such Syndication Party with respect to the Loans and such Notes, and to execute such powers and to perform such duties, as specifically delegated or required herein, as well as to exercise such powers and to perform such duties as are reasonably incident thereto, and to receive and benefit from such fees and indemnifications as are provided for or set forth herein, until such time as a successor is appointed and qualified to act as the Administrative Agent. In addition, each of the Syndication Parties hereby authorizes the Administrative Agent to delegate to the Collateral Agent such powers and duties as the Administrative Agent shall deem appropriate concerning the creation, perfection, and maintenance of the security interest in the Collateral for and on behalf of the Syndication Parties, the Administrative Agent, and CoBank, and concerning the exercise of collection and foreclosure rights with respect to the Collateral, including those provided in, and subject to the terms and conditions of, Subsections 15.7.1 and 15.7.5 hereof, and in connection therewith to execute the Collateral Agency Agreement as agent for such Syndication Parties. The Syndication Parties agree that any indemnification provided for the benefit of the Administrative Agent in this Credit Agreement shall apply equally to, and for the benefit of, the Collateral Agent in carrying out any delegated duties hereunder.

15.6 Power and Authority of the Administrative Agent. Without limiting the generality of the power and authority vested in the Administrative Agent pursuant to Section 15.5 hereof, the power and authority vested in the Administrative Agent includes, but is not limited to, the following:

15.6.1 Advice. To solicit the advice and assistance of each of the Syndication Parties and Voting Participants concerning the administration of the Loans and the exercise by the Administrative Agent of its various rights, remedies, powers, and discretions with respect thereto. As to any matters not expressly provided for by this Credit Agreement or any other Loan Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by all of the Syndication Parties or the Required Lenders, as the case may be (and including in each such case, Voting Participants), and any action taken or failure to act pursuant thereto shall be binding on all of the Syndication Parties, Voting Participants, and the Administrative Agent.

15.6.2 Documents. To execute, seal, acknowledge, and deliver as the Administrative Agent, all such instruments as may be appropriate in connection with the administration of the Loans and the exercise by the Administrative Agent of its various rights with respect thereto.

15.6.3 Proceedings. To initiate, prosecute, defend, and to participate in, actions and proceedings in its name as the Administrative Agent for the ratable benefit of the Syndication Parties.

15.6.4 Retain Professionals. To retain attorneys, accountants, and other professionals to provide advice and professional services to the Administrative Agent, with their fees and expenses reimbursable to the Administrative Agent by Syndication Parties pursuant to Section 15.18 hereof.

15.6.5 Incidental Powers. To exercise powers reasonably incident to the Administrative Agent's discharge of its duties enumerated in Section 15.7 hereof. 15.7 Duties of the Administrative Agent. The duties of the Administrative Agent hereunder shall consist of the following:

15.7.1 Possession of Documents. To safekeep one original of each of the Loan Documents other than the Notes (which will be in the possession of the Syndication Party named as payee therein).

15.7.2 Distribute Payments. To receive and distribute to the Syndication Parties payments made by Borrower pursuant to the Loan Documents, as provided herein.

15.7.3 Loan Administration. Subject to the provisions of Section 15.9 hereof, to, on behalf of and for the ratable benefit of all Syndication Parties, in accordance with customary banking practices, exercise all rights, powers, privileges, and discretion to which the Administrative Agent is entitled to administer the Loans, including, without limitation: (a) monitor all borrowing activity, issuances of Letters of Credit, Individual 364-Day Commitment balances, and maturity dates of all LIBO Rate Loans; (b) prepare and provide to Borrower by 4:00 P.M. (Central time) of each Banking Day a report detailing all outstanding 364-Day Advances and the Individual 364-Day Lending Capacity of each Syndication Party; (c) monitor and report Credit Agreement and covenant compliance, and coordinate required credit actions by the Syndication Parties; (d) manage the process for future waivers and amendments if modifications to the Credit Agreement are required; and (e) administer, record, and process all assignments to be made for the current and future Syndication Parties.

15.7.4 Determination of Individual Lending Capacity and Individual 364-Day Pro Rata Shares. The Administrative Agent shall (a) on or before 10:00 A.M. and again at 12:30 P.M. (Central time) on each Banking Day calculate the respective Individual 364-Day Lending Capacity of each Syndication Party, which 10:00 A.M. calculation shall be in effect until 12:30 P.M. of the same Banking Day and which 12:30 P.M. calculation shall be in effect until 10:00 A.M. of the next succeeding Banking Day; and (b) on or before 12:00 noon (Central time) on each Banking Day calculate the respective Individual 364-Day Pro Rata Share of each Syndication Party, which calculation shall be in effect until 12:00 noon of the next succeeding Banking Day.

15.7.5 Action Upon Default. Each Syndication Party agrees that upon its learning of any facts which would constitute a Potential Default or Event of Default, it shall promptly notify the Administrative Agent by a writing designated as a notice of default specifying in detail the nature of such facts and default, and the Administrative Agent shall promptly send a copy of such notice to all other Syndication Parties. The Administrative Agent shall be entitled to assume that no Event of Default or Potential Default has occurred or is continuing unless an officer thereof primarily responsible for the Administrative Agent’s duties as such with respect to the Loans or primarily responsible for the credit relationship, if any, between the Administrative Agent and Borrower has actual knowledge of facts which would result in or constitute a Potential Default or Event of Default, or has received written notice from Borrower of such fact, or has received written notice of default from a Syndication Party. In the event the Administrative Agent has obtained actual knowledge (in the manner described above) or received written notice of the occurrence of a Potential Default or Event of Default as provided in the preceding sentences, the Administrative Agent may, but is not required to exercise or refrain from exercising any rights which may be available under the Loan Documents or at law on account of such occurrence and shall be entitled to use its discretion with respect to exercising or refraining from exercising any such rights, unless and until the Administrative Agent has received specific written instruction from the Required Lenders to refrain from exercising such rights or to take specific designated action, in which case it shall follow such instruction; provided that the Administrative Agent shall not be required to take any action which will subject it to personal liability, or which is or may be contrary to any provision of the Loan Documents or applicable Law. The Administrative Agent shall not be subject to any liability by reason of its acting or refraining from acting pursuant to any such instruction.

15.7.6 Forwarding of Information. The Administrative Agent shall, within a reasonable time after receipt thereof, forward to the Syndication Parties and the Voting Participants the financial statements, notices, and reports provided to the Administrative Agent by the Borrower pursuant to Section 11.8 hereof.

15.7.7 Indemnification as Condition to Action. Except for action expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances (which may include cash collateral) of the indemnification obligations of the Syndication Parties under Section 15.19 hereof in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

15.8 This Section Intentionally Omitted.

15.9 Consent Required for Certain Actions. Notwithstanding the fact that this Credit Agreement may otherwise provide that the Administrative Agent may act at its discretion, the Administrative Agent may not take any of the following actions with respect to, or under, the Loan Documents (nor may the Syndication Parties or Voting Participants take the action described in Subsection 15.9.1(c)) without the prior written consent of:

15.9.1 Unanimous. Each of the Syndication Parties holding an Individual 364-Day Commitment or Voting Participants having a participation interest therein, before:

(a) Agreeing to an increase in the Aggregate 364-Day Commitment, to an amendment to the definitions of (i) Borrowing Base, (ii) Eligible Receivables, or (iii) Eligible Inventory, or to an extension of the 364-Day Maturity Date;

(b) Agreeing to a reduction in the amount, or to a delay in the due date, of any payment by Borrower of interest, principal, or fees with respect to the 364-Day Facility; provided, however, this restriction shall not apply to a delay in payment of interest granted by the Administrative Agent in the ordinary course of administration of the Loans and the exercise of reasonable judgment, so long as such payment delay does not exceed five (5) days;

(c) Amending the definition of "Required Lenders" in Article 1 hereof or any provision set forth in this

Subsection 15.9.1;

(d) Agreeing to release any Collateral from the lien of the Security Documents except where Borrower or any Restricted Subsidiary is entitled to such release pursuant to Section 12.4 hereof; or

(e) Any provision that by its terms requires the consent of each of the Syndication Parties (including Voting Parties where appropriate). 15.9.2 Required Lenders. The Required Lenders before: (a) Consenting to any action, amendment, or granting any waiver with respect to the 364-Day Facility, not covered in Subsection 15.9.1; or (b) Agreeing to amend Article 15 of this Credit Agreement (other than Subsection 15.9.1). 15.9.3 Action Without Vote. Notwithstanding any other provisions of this Section, the Administrative Agent may, without obtaining the consent of the Syndication Parties or the Voting Participants, determine:

(a) whether the conditions to a 364-Day Advance or the issuance of a Committed Letter of Credit have been met, and the amount of such 364-Day Advance or maximum amount of such Committed Letter of Credit.

15.9.4 Increase in Individual 364-Day Commitment. The Individual 364-Day Commitment or the Individual 364-Day Pro Rata Share of any Syndication Party may not be increased without (a) the prior written consent of such Syndication Party and (b) if such increase would result in an increase in the Aggregate 364-Day Commitment, without compliance with Subsection 15.9.1(a) hereof.

If no written consent or denial is received from a Syndication Party within ten (10) Banking Days after written notice of any proposed action as described in this Section is delivered to such Syndication Party by the Administrative Agent, such Syndication Party shall, except with respect to an increase in its Individual 364-Day Commitment, be conclusively deemed to have consented thereto for the purposes of this Section. 15.10 Distribution of Principal and Interest. The Administrative Agent will receive and accept all payments (including prepayments) of principal and interest made by Borrower on the Loans and the Notes and will hold all such payments in trust for the benefit of all present and future Syndication Parties, and, if requested in writing by the Required Lenders, in an account segregated from the Administrative Agent’s other funds and accounts (“Payment Account”). After the receipt by the Administrative Agent of any payment representing interest or principal on the Loans, the Administrative Agent shall remit to each Syndication Party its share of such payment as provided in Article 6 hereof in U.S. dollars (“Payment Distribution”) no later than 3:00 P.M. (Central time) on the same Banking Day as such payment is received by the Administrative Agent if received no later than 2:00 P.M. (Central time) or the next Banking Day if received by the Administrative Agent thereafter. Any Syndication Party’s rights to its Payment Distribution shall be subject to the rights of any Contributing Syndication Parties to such amounts as set forth in Section 15.4 hereof.

15.11 Distribution of Certain Amounts. The Administrative Agent shall (a) receive and hold in trust for the benefit of all present and future Syndication Parties, in the Payment Account and, if requested in writing by the Required Lenders, segregated from the Administrative Agent’s other funds and accounts and (b) shall remit to the Syndication Parties, as indicated, the amounts described below:

15.11.1 Funding Losses. To each Syndication Party the amount of any Funding Losses paid by Borrower to the Administrative Agent in connection with a prepayment of any portion of a LIBO Rate Loan, in accordance with the Funding Loss Notice such Syndication Party provided to the Administrative Agent, no later than 3:00 P.M. (Central time) on the same Banking Day that payment of such Funding Losses is received by the Administrative Agent, if received no later than 1:00 P.M. (Central time), or the next Banking Day if received by the Administrative Agent thereafter.

15.11.2 Fees. To each Syndication Party its share of any 364-Day Commitment Fee paid by Borrower to the Administrative Agent, no later than 3:00 P.M. (Central time) on the same Banking Day that payment of such fees is received by the Administrative Agent, if received no later than 1:00 P.M. (Central time), or the next Banking Day if received by the Administrative Agent thereafter.

15.12 Possession of Loan Documents. The Loan Documents (other than the Notes) shall be held by the Administrative Agent in its name, for the ratable benefit of itself and the other Syndication Parties without preference or priority.

15.13 Collateral Application. The Syndication Parties shall have no interest in any other loans made to Borrower by any other Syndication Party other than the Loans, or in any property taken as security for any other loan or loans made to Borrower by any other Syndication Party, or in any property now or hereinafter in the possession or control of any other Syndication Party, which may be or become security for the Loans solely by reason of the provisions of a security instrument that would cause such security instrument and the property covered thereby to secure generally all indebtedness owing by Borrower to such other Syndication Party. Notwithstanding the foregoing, to the extent such other Syndication Party applies such funds or the proceeds of such property to reduction of the Loans, such other Syndication Party shall share such funds or proceeds with all Syndication Parties according to their respective Individual 364-Day Commitments. In the event that any Syndication Party shall obtain payment, whether partial or full, from any source in respect of the Loans, including without limitation payment by reason of the exercise of a right of offset, banker’s lien, general lien, or counterclaim, such Syndication Party shall promptly make such adjustments (which may include payment in cash or the purchase of further syndications or participations in the Loans) to the end that such excess payment shall be shared with all other Syndication Parties in accordance with their respective Individual 364-Day Commitments. Notwithstanding any of the foregoing provisions of this Section or Article 8 hereof, no Syndication Party other than CoBank shall have any right to, or to the proceeds of, or any right to the application to any amount owing to such Syndication Party hereunder of any the proceeds of, any Bank Equity Interests issued to Borrower by CoBank or on account of any statutory lien held by CoBank on such Bank Equity Interests.

15.14 Amounts Required to be Returned. If the Administrative Agent makes any payment to a Syndication Party in anticipation of the receipt of final funds from Borrower, and such funds are not received from Borrower, or if excess funds are paid by the Administrative Agent to any Syndication Party as the result of a miscalculation by the Administrative Agent, then such Syndication Party shall, on written demand of the Administrative Agent, forthwith return to the Administrative Agent any such amounts, plus interest thereon (from the day such amounts were transferred by the Administrative Agent to the Syndication Party to, but not including, the day such amounts are returned by Syndication Party) at a rate per annum equal to the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Banking Days and thereafter at the Base Rate. If the Administrative Agent is required at any time to return to Borrower or a trustee, receiver, liquidator, custodian, or similar official any portion of the payments made by Borrower to the Administrative Agent, whether pursuant to any bankruptcy or insolvency law or otherwise, then each Syndication Party shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent any such payments transferred to such Syndication Party by the Administrative Agent but without interest or penalty (unless the Administrative Agent is required to pay interest or penalty on such amounts to the person recovering such payments).

15.15 Reports and Information to Syndication Parties. The Administrative Agent shall use reasonable efforts to provide to the Syndication Parties, as soon as practicable after actual knowledge thereof is acquired by an officer thereof primarily responsible for the Administrative Agent’s duties as such with respect to the Loans or primarily responsible for the credit relationship, if any, between the Administrative Agent and Borrower, any material factual information which has a material adverse effect on the creditworthiness of Borrower and Borrower hereby authorizes such disclosure by the Administrative Agent to the Syndication Parties (and by the Syndication Parties to any of their participants). Failure of the Administrative Agent to provide the information referred to in this Section or in Subsection 15.7.5 hereof shall not result in any liability upon, or right to make a claim against, the Administrative Agent except where a court of competent jurisdiction renders a final non-appealable determination that such failure is a result of the willful misconduct or gross negligence of the Administrative Agent. The Syndication Parties acknowledge and agree that all information and reports received pursuant to this Credit Agreement will be received in confidence in connection with their Syndication Interest, and that such information and reports constitute confidential information and shall not, without the prior written consent of the Administrative Agent or Borrower, as applicable, be (x) disclosed to any third party (other than the Administrative Agent, another Syndication Party or potential Syndication Party, or a participant or potential participant in the interest of a Syndication Party, which disclosure is hereby approved by Borrower), except pursuant to appropriate legal or regulatory process, or (y) used by the Syndication Party except in connection with the Loans and its Syndication Interest.

15.16 Standard of Care. The Administrative Agent shall not be liable to Syndication Parties for any error in judgment or for any action taken or not taken by the Administrative Agent or its agents, except for its gross negligence or willful misconduct. Subject to the preceding sentence, the Administrative Agent will exercise the same care in administering the Loans and the Loan Documents as it exercises for similar loans which it holds for its own account and risk, and the Administrative Agent shall not have any further responsibility to the Syndication Parties. Without limiting the foregoing, the Administrative Agent may rely on the advice of counsel concerning legal matters and on any written document it believes to be genuine and correct and to have been signed or sent by the proper Person or Persons.

15.17 No Trust Relationship.  Neither the execution of this Credit Agreement, nor the sharing in the Loans, nor the holding of the Loan Documents in its name by the Administrative Agent, nor the management and administration of the Loans and Loan Documents by the Administrative Agent (including the obligation to hold certain payments and proceeds in the Payment Account in trust for the Syndication Parties), nor any other right, duty or obligation of the Administrative Agent under or pursuant to this Credit Agreement is intended to be or create, and none of the foregoing shall be construed to be or create, any express, implied or constructive trust relationship between the Administrative Agent and any Syndication Party. Each Syndication Party hereby agrees and stipulates that the Administrative Agent is not acting as trustee for such Syndication Party with respect to the Loans, this Credit Agreement, or any aspect of either, or in any other respect.

15.18 Sharing of Costs and Expenses. To the extent not paid by Borrower, each Syndication Party will promptly upon demand reimburse the Administrative Agent for its Individual Proportionate Share of all reasonable costs, disbursements, and expenses incurred by the Administrative Agent on or after the date of this Credit Agreement for legal, accounting, consulting, and other services rendered to the Administrative Agent in its role as the Administrative Agent in the administration of the Loans, interpreting the Loan Documents, and protecting, enforcing, or otherwise exercising any rights, both before and after default by Borrower under the Loan Documents, and including, without limitation, all costs and expenses incurred in connection with any bankruptcy proceedings; provided, however, that the costs and expenses to be shared in accordance with this Section shall not include any costs or expenses incurred by the Administrative Agent solely as a Syndication Party in connection with the Loans, nor to the Administrative Agent’s internal costs and expenses.

15.19 Syndication Parties’ Indemnification of the Administrative Agent. Each of the Syndication Parties agree to indemnify and hold harmless the Administrative Agent, including any Successor Agent, the Letter of Credit Bank, and their respective directors, officers, employees, agents, professional advisers and representatives (“Indemnified Agency Parties”), (to the extent not reimbursed by Borrower, and without in any way limiting the obligation of Borrower to do so), ratably, in accordance with its Individual Proportionate Share, from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans and/or the expiration or termination of this Credit Agreement) be imposed on, incurred by or asserted against the Administrative Agent (or any of the Indemnified Agency Parties while acting for the Administrative Agent or for any Successor Agent) in any way relating to or arising out of this Credit Agreement or the Loan Documents, or the performance of the duties of the Administrative Agent hereunder or thereunder or any action taken or omitted while acting in the capacity of the Administrative Agent under or in connection with any of the foregoing; provided that the Syndication Parties shall not be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Indemnified Agency Party to the extent that any of the forgoing result from the gross negligence or willful misconduct of that Indemnified Agency Party as determined by the final non-appealable judgment of a court of competent jurisdiction. The agreements and obligations in this Section shall survive the payment of the Loans and the expiration or termination of this Credit Agreement.

15.20 Books and Records. The Administrative Agent shall maintain such books of account and records relating to the Loans as it maintains with respect to other loans of similar type and amount, and which shall clearly and accurately reflect the Syndication Interest of each Syndication Party. Syndication Parties, or their agents, may inspect such books of account and records at all reasonable times during the Administrative Agent’s regular business hours.

15.21 Administrative Agent Fee. The Administrative Agent and any Successor Agent shall be entitled to the Administrative Agent Fee for acting as the Administrative Agent.

15.22 The Administrative Agent’s Resignation or Removal. The Administrative Agent may resign at any time by giving at least sixty (60) days’ prior written notice of its intention to do so to each of the Syndication Parties and Borrower. After the receipt of such notice, the Syndication Parties holding Individual 364-Day Commitments in the aggregate at least sixty-six and two-thirds percent (66 2/3%) of the sum of the Aggregate 364-Day Commitment shall appoint a successor (“Successor Agent”). If (a) no Successor Agent shall have been so appointed which is either (i) a Syndication Party, or (ii) if not a Syndication Party, which is a Person approved by Borrower, or (b) if such Successor Agent has not accepted such appointment, in either case within forty-five (45) days after the retiring Administrative Agent’s giving of such notice of resignation, then the retiring Administrative Agent may, after consulting with, but without requiring the approval of, Borrower, appoint a Successor Agent which shall be a bank or a trust company organized under the laws of the United States of America or any state thereof and having a combined capital, surplus and undivided profit of at least $250,000,000. Any Administrative Agent may be removed upon the written demand of the Required Lenders, which demand shall also appoint a Successor Agent. Upon the appointment of a Successor Agent hereunder, (x) the term “Administrative Agent” shall for all purposes of this Credit Agreement thereafter mean such Successor Agent, and (y) the Successor Agent shall notify Borrower of its identity and of the information called for in Subsection 16.4.2 hereof. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, or the removal hereunder of any Administrative Agent, the provisions of this Credit Agreement shall continue to inure to the benefit of such Administrative Agent as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Credit Agreement.

15.23 Representations and Warranties of All Parties. The Administrative Agent and each Syndication Party represents and warrants that: (a) the execution and delivery of, and performance of its obligations under, this Credit Agreement is within its power and has been duly authorized by all necessary corporate and other action by it; (b) this Credit Agreement is in compliance with all applicable laws and regulations promulgated under such laws and does not conflict with nor constitute a breach of its charter or by-laws nor any agreements by which it is bound, and does not violate any judgment, decree or governmental or administrative order, rule or regulation applicable to it; (c) no approval, authorization or other action by, or declaration to or filing with, any governmental or administrative authority or any other Person is required to be obtained or made by it in connection with the execution and delivery of, and performance of its obligations under, this Credit Agreement; and (d) this Credit Agreement has been duly executed by it, and constitutes the legal, valid, and binding obligation of such Person, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity). Each Syndication Party that is a state or national bank represents and warrants that the act of entering into and performing its obligations under this Credit Agreement has been approved by its board of directors or its loan committee and such action was duly noted in the written minutes of the meeting of such board or committee, and that it will furnish the Administrative Agent with a certified copy of such minutes or an excerpt therefrom reflecting such approval.

15.24 Representations and Warranties of CoBank. Except as expressly set forth in Section 15.23 hereof, the Administrative Agent makes no express or implied representation or warranty and assumes no responsibilities with respect to the due authorization, execution, or delivery of the Loan Documents; the accuracy of any information, statements, or certificates provided by Borrower, the legality, validity, or enforceability of the Loan Documents; the filing or recording of any document; the collectibility of the Loans; the performance by Borrower of any of its obligations under the Loan Documents; or the financial condition or solvency of Borrower or any other party obligated with respect to the Loans or the Loan Documents.

15.25 Syndication Parties’ Independent Credit Analysis. Each Syndication Party acknowledges receipt of true and correct copies of all Loan Documents (other than any Note payable to another Syndication Party) from the Administrative Agent. Each Syndication Party agrees and represents that it has relied upon its independent review (a) of the Loan Documents, and (b) any information independently acquired by such Syndication Party from Borrower or otherwise in making its decision to acquire an interest in the Loans independently and without reliance on the Administrative Agent. Each Syndication Party represents and warrants that it has obtained such information as it deems necessary (including any information such Syndication Party independently obtained from Borrower or others) prior to making its decision to acquire an interest in the Loans. Each Syndication Party further agrees and represents that it has made its own independent analysis and appraisal of and investigation into each Borrower’s authority, business, operations, financial and other condition, creditworthiness, and ability to perform its obligations under the Loan Documents and has relied on such review in making its decision to acquire an interest in the Loans. Each Syndication Party agrees that it will continue to rely solely upon its independent review of the facts and circumstances related to Borrower, and without reliance upon the Administrative Agent, in making future decisions with respect to all matters under or in connection with the Loan Documents and the Loans. The Administrative Agent assumes no responsibility for the financial condition of Borrower or for the performance of Borrower’s obligations under the Loan Documents. Except as otherwise expressly provided herein, no Syndication Party shall have any duty or responsibility to furnish to any other Syndication Parties any credit or other information concerning Borrower which may come into its possession.

15.26 No Joint Venture or Partnership. Neither the execution of this Credit Agreement, the sharing in the Loans, nor any agreement to share in payments or losses arising as a result of this transaction is intended to be or to create, and the foregoing shall not be construed to be, any partnership, joint venture or other joint enterprise between the Administrative Agent and any Syndication Party, nor between or among any of the Syndication Parties.

15.27 Purchase for Own Account; Restrictions on Transfer; Participations. Each Syndication Party represents that it has acquired and is retaining its interest in the Loans for its own account in the ordinary course of its banking or financing business. Each Syndication Party other than CoBank agrees that it will not sell, assign, convey or otherwise dispose of (“Transfer”) to any Person, or create or permit to exist any lien or security interest on all or any part of its interest in the Loans, without the prior written consent of the Administrative Agent and, so long as no Potential Default or Event of Default shall have occurred and is continuing, Borrower (which consent will not, in either case, be unreasonably withheld); provided that: (a) any such Transfer (except a Transfer to another Syndication Party) must be in a minimum amount of  $2,000,000.00; (b) each Syndication Party must maintain an Individual 364-Day Commitment of no less than $2,000,000.00, unless it Transfers its entire entire interest in the Loans; (c) the transferee must execute an agreement substantially in the form of Exhibit 15.27hereto (“Syndication Acquisition Agreement”) and assume all of the transferor’s obligations hereunder and execute such documents as the Administrative Agent may reasonably require; and (d) the Syndication Party making such Transfer must pay the Administrative Agent an assignment fee of $2,000.00. Upon receipt of such fee and the properly executed Syndication Acquisition Agreement, the assignee of such Transfer shall thereafter be treated as the Syndication Party with respect to the Syndication Interest subject to the Transfer and shall receive all future Payment Distributions, and the assignor and assignee shall make all adjustments and payments between themselves appropriate with respect to such future Payment Distributions. Any Syndication Party may participate any part of its interest in the Loans to any Person with the prior written consent of the Administrative Agent and, so long as no Potential Default or Event of Default shall have occurred and is continuing, Borrower (which consent will not, in either case, be unreasonably withheld), provided that no such consent shall be required from Borrower or the Administrative Agent where the participant is another Syndication Party or a Person at least fifty percent (50%) the equity interest in which is owned by such Syndication Party or which owns at least fifty percent (50%) of the equity interest in such Syndication Party or at least fifty percent (50%) of the equity interest of which is owned by the same Person which owns at least fifty percent (50%) of the equity interest of such Syndication Party, and each Syndication Party understands and agrees that in the event of any such participation: (x) its obligations hereunder will not change on account of such participation; (y) except as provided in Section 15.28 hereof with respect to voting rights, (i) the participant will have no rights under this Credit Agreement, including, without limitation, voting rights or the right to receive payments or distributions; and (ii) the Administrative Agent shall continue to deal directly with the Syndication Party with respect to the Loans as though no participation had been granted and will not be obligated to deal directly with any participant. Notwithstanding any provision contained herein to the contrary, any Syndication Party may at any time pledge or assign all or any portion of its interest in the Loans to any Federal Reserve Bank or the Federal Farm Credit Bank’s Funding Corporation in accordance with applicable law. CoBank reserves the right to sell participations on a non-patronage basis. Further, notwithstanding the foregoing, Borrower’s consent shall not be required with respect to any Transfer or grant of a participation interest during any period that an Event of Default has occurred and is continuing.

15.27.1 One Time General Syndication Closing. It is contemplated that those Persons which are Syndication Parties on the date set forth in the introductory paragraph of this Credit Agreement will Transfer all or a portion of their Syndication Interests effective as of the date established by the Administrative Agent, after consultation with such Syndication Parties, as the date for closing the general syndication, which date may not be less than thirty (30) days nor more than ninety (90) days after the date set forth in the introductory paragraph of this Credit Agreement (“General Syndication Closing Date”). Notwithstanding the foregoing provisions of this Section 15.27, Transfers effective on the General Syndication Closing Date (a) do not require the consent of Borrower; (b) are not subject to the minimum Transfer amounts set forth in Section 15.27 hereof; and (c) shall be accomplished by the execution by all Syndication Parties and all such transferees of a single agreement provided by the Administrative Agent in substantially the form of the Syndication Acquisition Agreement. Such agreement shall provide that all Individual 364-Day Commitments shall, as of the effective date of such agreement, be as set forth on Schedule A thereto, which Schedule shall, as of the General Syndication Closing Date, amend Schedule A hereto. Except as modified in the preceding sentence, all such Transfers shall otherwise be governed by, and effective in accordance with, the provisions of Section 15.27 hereof.

15.28 Certain Participants’ Voting Rights. All Persons which purchase from a single Syndication Party a participation interest in the minimum aggregate amount of $15,000,000 in the interest of a Syndication Party hereunder may, in the sole discretion of such Syndication Party (or as required in any agreement under which such purchase is made and governed), be allowed by such Syndication Party to vote, on a dollar basis, as if such participant were a Syndication Party, on any matter requiring or allowing such Syndication Party, to provide or withhold its consent, or to otherwise vote on any proposed action; provided that no such Person shall have any voting rights unless and until such Syndication Party shall have provided written notice to the Administrative Agent indicating: (a) the name of such Person and all applicable contact and notice information; and (b) the dollar amount of such Person’s participation interest as to which such voting rights shall be accorded, resulting in a corresponding reduction, on a dollar basis, of the voting rights of such Syndication Party (each Person to whom any Syndication Party has accorded such voting rights and has provided the required notice to the Administrative Agent, is referred to as a “Voting Participant”).

15.29 Method of Making Payments. Payment and transfer of all amounts owing or to be paid or remitted hereunder to the Administrative Agent by the Syndication Parties, including, without limitation, payment of the Advance Payment, shall be by wire transfer in accordance with the instructions contained on Exhibit 15.29 hereto (“Wire Instructions”). Payment and transfer of all amounts to be paid or remitted hereunder to the Syndication parties by the Administrative Agent, including, without limitation, Payment Distributions, shall be by wire transfer in accordance with the instructions contained on their respective signature pages hereto.

15.30 Events of Syndication Default/Remedies.

15.30.1 Syndication Party Default. Any of the following occurrences, failures or acts, with respect to any of the Syndication Parties shall constitute an “Event of Syndication Default” hereunder by such Syndication Party: (a) if any representation or warranty made by such Syndication Party in this Credit Agreement shall be found to have been untrue in any material respect; (b) if such Syndication Party fails to make any distributions or payments required under this Credit Agreement within five (5) days of the date required; (c) if such Syndication Party breaches any other covenant, agreement, or provision of this Credit Agreement which breach shall have continued uncured for a period of thirty (30) consecutive days after such breach first occurs, unless a shorter period is required to avoid prejudicing the rights and position of the other Syndication Parties; (d) if any agency having supervisory authority over such Syndication Party, or any creditors thereof, shall file a petition to reorganize or liquidate such Syndication Party pursuant to any applicable federal or state law or regulation and such petition shall not be discharged or denied within fifteen (15) days after the date on which it is filed; (e) if by the order of a court of competent jurisdiction or by any appropriate supervisory agency, a receiver, trustee or liquidator shall be appointed for such Syndication Party or for all or any material part of its property or if such Syndication Party shall be declared insolvent; or (f) if such Syndication Party shall be dissolved, or shall make an assignment for the benefit of its creditors, or shall file a petition seeking to take advantage of any debtors’ act, including the bankruptcy act, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or liquidator of all or any material part of its property.

15.30.2 Remedies. Upon the occurrence of an Event of Syndication Default, the non-defaulting Syndication Parties, acting by, or through the direction of, a simple majority of the non-defaulting Syndication Parties (determined based on the ratio of their Individual 364-Day Commitments to the Aggregate 364-Day Commitment), may, in addition to any other remedy specifically set forth in this Credit Agreement, have and exercise any and all remedies available generally at law or equity, including the right to damages and to specific performance.

15.31 Withholding Taxes. Each Syndication Party represents that it is entitled to receive any payments to be made to it hereunder without the withholding of any tax and will furnish to the Administrative Agent and to Borrower such forms, certifications, statements and other documents as the Administrative Agent or Borrower may request from time to time to evidence such Syndication Party’s exemption from the withholding of any tax imposed by any jurisdiction or to enable the Administrative Agent or Borrower, as the case may be, to comply with any applicable laws or regulations relating thereto. Without limiting the effect of the foregoing, any Syndication Party that is not created or organized under the laws of the United States of America or any state thereof, shall:

(a) Deliver to Borrower and the Administrative Agent (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, and (ii) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be;

(b) Deliver to Borrower and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower; and

(c) Obtain such extensions of time for filing and complete such forms or certifications as may reasonably be required by Borrower or the Administrative Agent;

unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Syndication Party from duly completing and delivering any such form with respect to it and such Syndication Party so advises Borrower and the Administrative Agent, in which case, such Syndication Party shall certify (i) the case of a Form 1001 or 4224, that it is entitled to receive payments under this Credit Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax. Each Person that shall become a Syndication Party or a participant pursuant to Section 15.27 hereof shall, upon the effectiveness of the related Transfer, be required to provide all of the forms and statements required pursuant to this subsection, provided that in the case of a participant such participant shall furnish all such required forms and statements to the Syndication Party from which the related participation shall have been purchased.. Notwithstanding anything herein to the contrary, Borrower shall not be obligated to make any payments hereunder to or for the benefit of a Syndication Party until such Syndication Party shall have furnished to the Administrative Agent and Borrower the required or requested form, certification, statement or document.

15.32 Amendments Concerning Agency Function. Neither the Administrative Agent nor the Letter of Credit Bank shall be bound by any waiver, amendment, supplement or modification of this Credit Agreement or any other Loan Document which affects its duties hereunder or thereunder unless it shall have given its prior written consent thereto.

15.33 Co-Syndication Agents, Documentation Agent. Neither the Co-Syndication Agents nor the Documentation Agent, in their capacities as such, shall have any duties, obligations, or authority under this Credit Agreement or the Loan Documents.

15.34 Further Assurances. The Administrative Agent and each Syndication Party agree to take whatever steps and execute such documents as may be reasonable and necessary to implement this Article 15 and to carry out fully the intent thereof.

Article 16. MISCELLANEOUS

16.1 Costs and Expenses. To the extent permitted by law, Borrower agrees to pay to the Administrative Agent and the Syndication Parties, on demand, all out-of-pocket costs and expenses (a) incurred by the Administrative Agent (including, without limitation, the reasonable fees and expenses of counsel retained by the Administrative Agent, and including fees and expenses incurred for consulting, appraisal, engineering, inspection, and environmental assessment services) in connection with the preparation, negotiation, and execution of the Fee Letter, mandate letter and attached Summary of Terms and Conditions, and the Loan Documents and the transactions contemplated thereby, and processing the Borrowing Notices; and (b) incurred by the Administrative Agent or any Syndication Party (including, without limitation, the reasonable fees and expenses of counsel retained by the Administrative Agent and the Syndication Parties) in connection with the enforcement or protection of the Syndication Parties’ rights under the Loan Documents upon the occurrence of an Event of Default or upon the commencement of an action by Borrower against the Administrative Agent or any Syndication Party, including without limitation collection of the Loan (regardless of whether such enforcement or collection is by court action or otherwise). Borrower agrees that if it fails to pay any such costs and expenses on demand, then the Administrative Agent may pay such amounts by a 364-Day Pro Rata Advance. Borrower shall not be obligated to pay the costs or expenses of any Person whose only interest in the Loan is as a holder of a participation interest.

16.2 Service of Process and Consent to Jurisdiction. Borrower hereby agrees that any litigation with respect to this Credit Agreement or to enforce any judgment obtained against Borrower for breach of this Credit Agreement or under the Notes or other Loan Documents may be brought in the courts of the State of Colorado and in the United States District Court for the District of Colorado (if applicable subject matter jurisdictional requirements are present), as the Administrative Agent may elect; and, by execution and delivery of this Credit Agreement, Borrower irrevocably submits to such jurisdiction. With respect to litigation concerning this Credit Agreement or under the Notes or other Loan Documents within the jurisdiction of the courts of the State of Colorado or the United States District Court for the District of Colorado, Borrower hereby irrevocably appoints, until six (6) months after the expiration of the 364-Day Maturity Date (as it may be extended at any time), CT Corporation System to serve as the agent of Borrower to receive for and on behalf of Borrower at such agent’s Denver, Colorado office (presently at 1675 Broadway), service of process, which service may be made by mailing a copy of any summons or other legal process to Borrower in care of such agent. Borrower agrees that Borrower shall maintain a duly appointed agent in Colorado for service of summons and other legal process as long as Borrower remains obligated under this Credit Agreement and shall keep Secured Party advised in writing of the identity and location of such agent. The receipt by such agent and/or by Borrower of such summons or other legal process in any such litigation shall be deemed personal service and acceptance by Borrower for all purposes of such litigation.

16.3 Jury Waiver. IT IS MUTUALLY AGREED BY AND BETWEEN THE ADMINISTRATIVE AGENT, EACH SYNDICATION PARTY, AND BORROWER THAT THEY EACH WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST ANY OTHER PARTY ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS CREDIT AGREEMENT, THE NOTES, OR THE OTHER LOAN DOCUMENTS.

16.4 Notices. All notices, requests and demands required or permitted under the terms of this Credit Agreement shall be in writing and (a) shall be addressed as set forth below or at such other address as either party shall designate in writing, (b) shall be deemed to have been given or made: (i) if delivered personally, immediately upon delivery, (ii) if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt, (iii) if by nationally recognized overnight courier service with instructions to deliver the next Banking Day, one (1) Banking Day after sending, and (iv) if by United States Mail, certified mail, return receipt requested, five (5) days after mailing.

16.4.1 Borrower: Farmland Industries, Inc. 3315 North Oak Trafficway Kansas City, Missouri 64116 FAX: (816) 459-5961 Attention: Executive Vice President and Chief Financial Officer with a copy to: Farmland Industries, Inc. 3315 North Oak Trafficway Kansas City, Missouri 64116 FAX: (816) 459-5902 Attention: General Counsel ____________________ FAX: (___) ___-____ Attention: _______________ 16.4.2 Administrative Agent and Co-Syndication Agent: CoBank, ACB 5500 South Quebec Street Englewood, Colorado 80111 FAX: (303) 694-5830 Attention: Administrative Agent 16.4.3 Co-Syndication Agent: Cooperateive Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank International", New York Branch FAX: (___) ___-____ Attention: _______________ 16.4.4 Syndication Parties: See signature pages hereto.

16.5 Liability of Administrative Agent. The Administrative Agent shall not have any liabilities or responsibilities to Borrower or any Subsidiary on account of the failure of any Syndication Party to perform its obligations hereunder or to any Syndication Party on account of the failure of Borrower or any Restricted Subsidiary to perform their respective obligations hereunder or under any other Loan Document.

16.6 Successors and Assigns. This Credit Agreement shall be binding upon and inure to the benefit of Borrower, the Administrative Agent, the Co-Syndication Agents, and the Syndication Parties, and their respective successors and assigns, except that Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of all of the Syndication Parties.

16.7 Severability. The invalidity or unenforceability of any provision of this Credit Agreement or the other Loan Documents shall not affect the remaining portions of such documents or instruments; in case of such invalidity or unenforceability, such documents or instruments shall be construed as if such invalid or unenforceable provisions had not been included therein.

16.8 Entire Agreement. This Credit Agreement (together with all schedules and exhibits hereto, which are incorporated herein by this reference) and the other Loan Documents represent the entire understanding of the Administrative Agent, the Letter of Credit Bank, the Co-Syndication Agents, each Syndication Party, and Borrower with respect to the subject matter hereof and shall replace and supersede any previous agreements of the parties with respect to the subject matter hereof.

16.9 Applicable Law. To the extent not governed by federal law, this Credit Agreement and the other Loan Documents, and the rights and obligations of the parties hereto and thereto shall be governed by and interpreted in accordance with the internal laws of the State of Colorado, without giving effect to any otherwise applicable rules concerning conflicts of law.

16.10 Captions. The captions or headings in this Credit Agreement and any table of contents hereof are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Credit Agreement.

16.11 Complete Agreement; Amendments. THIS CREDIT AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS ARE INTENDED BY THE PARTIES HERETO TO BE A COMPLETE AND FINAL EXPRESSION OF THEIR AGREEMENT AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR OR CONTEMPORANEOUS ORAL AGREEMENT. THE ADMINISTRATIVE AGENT, THE BID AGENT, THE CO-SYNDICATION AGENTS, EACH SYNDICATION PARTY, AND BORROWER ACKNOWLEDGE AND AGREE THAT NO UNWRITTEN ORAL AGREEMENT EXISTS BETWEEN THEM WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT. This Credit Agreement may not be modified or amended unless such modification or amendment is in writing and is signed by Borrower, the Administrative Agent, the Co-Syndication Agents, and all Syndication Parties (and each Syndication Party hereby agrees to execute any such amendment approved pursuant to Section 15.9 hereof). Borrower agrees that it shall reimburse the Administrative Agent for all fees and expenses incurred by the Administrative Agent in retaining outside legal counsel in connection with any amendment or modification to this Credit Agreement requested by Borrower.

16.12 Additional Costs of Maintaining Loan. Borrower shall pay to the Administrative Agent from time to time such amounts as the Administrative Agent may determine to be necessary to compensate any Syndication Party for any increase in costs to such Syndication Party which the Administrative Agent determines, based on information presented to it by such Syndication Party, are attributable to such Syndication Party’s making or maintaining a 364-Day Advance hereunder or its obligation to make such 364-Day Advance, or any reduction in any amount receivable by such Syndication Party under this Credit Agreement or the Notes payable to it in respect to such 364-Day Advance or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any change after the date of this Credit Agreement in United States federal, state, municipal, or foreign laws or regulations (including Regulation D of the Federal Reserve Board), or the adoption or making after such date of any interpretations, directives, or requirements applying to a class of banks including such Syndication Party of or under any United States federal, state, municipal, or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof (“Regulatory Change”), which: (a) changes the basis of taxation of any amounts payable to such Syndication Party under this Credit Agreement or the Notes payable to such Syndication Party in respect of such 364-Day Advance (other than taxes imposed on the overall net income of such Syndication Party); or (b) imposes or modifies any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Syndication Party; or (c) imposes any other condition affecting this Credit Agreement or the Notes payable to such Syndication Party (or any of such extensions of credit or liabilities). The Administrative Agent will notify Borrower of any event occurring after the date of this Credit Agreement which will entitle such Syndication Party to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. the Administrative Agent shall include with such notice, a certificate from such Syndication Party setting forth in reasonable detail the calculation of the amount of such compensation. Determinations by the Administrative Agent for purposes of this Section of the effect of any Regulatory Change on the costs of such Syndication Party of making or maintaining a 364-Day Advance or on amounts receivable by such Syndication Party in respect of 364-Day Advances, and of the additional amounts required to compensate such Syndication Party in respect of any Additional Costs, shall be conclusive absent manifest error, provided that such determinations are made on a reasonable basis.

16.13 Capital Requirements. In the event, after the date of this Credit Agreement, of the introduction of or any change in: (a) any law or regulation; or (b) the judicial, administrative, or other governmental interpretation of any law or regulation; or (c) compliance by any Syndication Party or any corporation controlling any such Syndication Party with any guideline or request from any governmental authority (whether or not having the force of law) has the effect of requiring an increase in the amount of capital required or expected to be maintained by such Syndication Party or any corporation controlling such Syndication Party, and such Syndication Party certifies that such increase is based in any part upon such Syndication Party’s obligations hereunder with respect to the 364-Day Facility, and other similar obligations, Borrower shall pay to such Syndication Party such additional amount as shall be certified by such Syndication Party to the Administrative Agent and to Borrower to be the net present value of (a) the amount by which such increase in capital reduces the rate of return on capital which such Syndication Party could have achieved over the period remaining until the 364-Day Maturity Date, but for such introduction or change, (b) multiplied by such Syndication Party’s Individual 364-Day Commitment. The Administrative Agent will notify Borrower of any event occurring after the date of this Credit Agreement that will entitle any such Syndication Party to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and of such Syndication Party’s determination to request such compensation. The Administrative Agent shall include with such notice, a certificate from such Syndication Party setting forth in reasonable detail the calculation of the amount of such compensation. Determinations by any Syndication Party for purposes of this Section of the effect of any increase in the amount of capital required to be maintained by any such Syndication Party and of the amount of compensation owed to any such Syndication Party under this Section shall be conclusive absent manifest error, provided that such determinations are made on a reasonable basis.

16.14 Replacement Notes. Upon receipt by Borrower of evidence satisfactory to it of: (a) the loss, theft, destruction or mutilation of any Note, and (in case of loss, theft or destruction) of the agreement of the Syndication Party to which the Note was payable to indemnify Borrower, and upon surrender and cancellation of such Note, if mutilated; or (b) the assignment by any Syndication Party of all or a portion of its Syndication Interest hereunder and the Note relating thereto, pursuant to this Credit Agreement, then Borrower will pay any unpaid principal and interest (and Funding Losses, if applicable) then or previously due and payable on such Note and will (upon delivery of such Note for cancellation, unless covered by subparagraph (a) of this Section) deliver in lieu of such Note a new Note or, in the case of an assignment of a portion of such Syndication Party’s Syndication Interest, new Notes, for any remaining balance.

16.15 Patronage Payments. Borrower acknowledges and agrees that: (a) only that portion of the Loan represented by CoBank’s Individual 364-Day Pro Rata Share which is retained by CoBank for its own account is entitled to patronage distributions in accordance with CoBank’s bylaws and its practices and procedures related to patronage distribution; and (b) any patronage, or similar, payments to which Borrower is entitled on account its ownership of Bank Equity Interests or otherwise will not be based on any portion of CoBank’s interest in the Loans in which CoBank has at any time granted a participation interest.

16.16 Mutual Release. Upon full indefeasible payment and satisfaction of the Bank Debt and Notes and the other obligations contained in this Credit Agreement and the other Loan Documents, the parties, including Borrower, the Administrative Agent, the Co-Syndication Agents, the Letter of Credit Bank, and each Syndication Party shall, except as provided in Article 13 hereof, thereupon automatically each be fully, finally, and forever released and discharged from any further claim, liability, or obligation in connection with the Bank Debt.

16.17 Consents and Terminations. Each Syndication Party that is a party to this Credit Agreement hereby consents, to the extent required under any agreement between such Syndication Party and Borrower, to Borrower entering into this Credit Agreement and obtaining the Loans and Letters of Credit as provided under this Credit Agreement. Borrower and each Syndication Party that is a party to the Existing Credit Agreement hereby agrees that such agreement (including all amendments and supplements) is terminated as of, and on, the Closing Date.

16.18 Liberal Construction. This Credit Agreement constitutes a fully negotiated agreement between commercially sophisticated parties, each assisted by legal counsel, and shall not be construed and interpreted for or against any party hereto.

16.19 Counterparts. This Credit Agreement may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

16.20 Confidentiality. Each Syndication Party shall, subject to the exceptions below, maintain the confidential nature of, and shall not use or disclose, any of Borrower’s financial information, confidential information or trade secrets without first obtaining Borrower’s written consent. Nothing in this Section shall require any Syndication Party to obtain such consent after there is an Event of Default. The obligations of the Syndication Parties shall in no event apply to: (a) providing information about Borrower to any financial institution contemplated in Sections 15.7, 15.15, and 15.27 hereof or to such Syndication Party’s parent holding company or any of such Syndication Party’s Affiliates; (b) any situation in which any Syndication Party is required by Law or required by any Governmental Authority to disclose information; (c) providing information to counsel to the Administrative Agent or any Syndication Party in connection with the transactions contemplated by the Loan Documents or in connection with the exercise of its or their rights or remedies thereunder; (d) providing information to officers, directors, employees, agents and representatives of such Syndication Party as need to know such information or to independent auditors retained by such Syndication Party; (e) any information that is in or becomes part of the public domain otherwise than through a wrongful act of such Syndication Party or any of its employees or agents; (f) any information that is in the possession of any Syndication Party prior to receipt thereof from Borrower or any other Person known to such Syndication Party to be acting on behalf of Borrower; (g) any information that is independently developed by any Syndication Party; and (h) any information that is disclosed to any Syndication Party by a third party that has no obligation of confidentiality with respect to the information disclosed. A Syndication Party’s confidentiality requirements continue after it is no longer a Syndication Party under this Credit Agreement.

[signature pages commence with the next page]

        IN WITNESS WHEREOF, the parties have executed this Credit Agreement as of the date first above written.

BORROWER:

FARMLAND INDUSTRIES, INC. By: _________________________________

Name:

Title:

ADMINISTRATIVE AGENT and CO-SYNDICATION AGENT:

COBANK, ACB

By:

Name: Greg E. Somerhalder Title: Vice President CO-SYNDICATION AGENT: COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., "RABOBANK INTERNATIONAL", NEW YORK BRANCH

By:

Name:

Title:

DOCUMENTATION AGENT: SUNTRUST BANK

By:Name:
_____________Title:
Vice President

SYNDICATION PARTIES:

CoBank, ACB By: __________________________________

Name: Greg Somerhalder

Title: Vice President

Contact Name: Greg Somerhalder

Title: Vice President

Address for Notice: 5500 So. Quebec Street Englewood, CO 80110 Phone No.: 303/694-5838 Fax No.: 303/694-5830 Individual 364-Day Commitment: $ Payment Instructions: CoBank, ACB ABA No.: 307088754 Acct. Name: CoBank, ACB Account No.: 22274433 Attn: Chad Brown Reference: Farmland Industries Applicable Lending Office Address: 5500 South Quebec Street Englewood, Colorado 80110

SYNDICATION PARTIES:

Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank International", New York Branch By: ________________________________ Name: Title: By: __________________________________ Name: Title: Contact Name: Thomas Levasseur

Title: Vice President

Address for Notices: 300 South Wacker Drive Suite 3500 Chicago, Illinois 60606 Phone No.: 312/408-8249

Fax No.: 312/408-8240

Individual 364-Day Commitment: $183,333,333

Payment Instructions:

ABA No.: 021 000 018 Acct. Name: Rabobank Nederland Account No.: 802 6002 533 Reference: Farmland Industries Applicable Lending Office Address: 300 South Wacker Drive, Suite 3500 Chicago, Illinois 60606

SYNDICATION PARTIES:

SunTrust Bank

By: __________________________________ Name: Title:

Contact Name: Greg Cannon

Title: Director

Address for Notices: 303 Peachtree St, 3rd Floor MC 1905 Atlanta, Georgia 30308 Phone No.: 404/827-6887 Fax No.: 404/230-5305 email: greg.cannon@suntrust.com Individual 364-Day Commitment: $183,333,333

Payment Instructions:

ABA No.: 061000104 Acct. Name: Wire Clearing Account No.: 9088000112 Reference: Farmland, Attn Patrick Jenson Applicable Lending Office Address: 303 Peachtree St., 3rd Floor MC 1905 Atlanta, Georgia 30308

SYNDICATION PARTIES:

Credit Agricole Indosuez

By: _____________________________ Name: Title: By: __________________________________ Name: Title: Contact Name: Corey Waldinger Title: Assistant Vice President Address for Notices:55 E. Monroe St., Suite 4700 Chicago, Ill. 60603-5702 Attn: Natalie Klotz Phone No.: 312/917-7442 Fax No.: 312/372-3455 email: cwalding@us.ca-indosuex.com Individual 364-Day Commitment: $75,000,000

Payment Instructions:

Bank Name: CitiBank, New York ABA No.: 021000089 Acct. Name: Credit Agricole Indosuez Account No.: 36023853 Reference: Farmland Applicable Lending Office Address: 555 East Monroe Street, Suite 4700 Chicago, Illinois 60603-5702

SYNDICATION PARTIES:

Natexis Banque

By: __________________________________ Name: Title: Contact Name: Stephen A. Jendras

Title: Vice President

Address for Notices: 645 Fifth Avenue, 20th Floor New York, NY 10022 Phone No.: 212/872-5157 Fax No.: 212/872-5045 email: sjendras@natexisny.com Individual 364-Day Commitment: $75,000,000

Payment Instructions:

ABA No.: 021-000-021 Acct. Name: Natexis Banque, New York Branch Account No.: 544-7-75330 Reference: Farmland Industries, Inc. Attn: Loans Department Applicable Lending Office Address: 645 Fifth Avenue, 20th Floor

New York, NY 10022

SYNDICATION PARTIES:

U.S. Bancorp Ag Credit, Inc. By: __________________________________ Name: Title: Contact Name: Kathi Hatch Title: Relationship Manager Address for Notices: 950 17th Street, Suite 350 Denver, Colorado 80202 Phone No.: 303/585-4926 Fax No.: 303/585-4732 email: kathi.hatch@usbank.com Individual 364-Day Commitment: $100,000,000

Payment Instructions:

ABA No.: 091000022 Acct. Name: U.S. Bancorp Ag Credit, Inc. Account No.: 160234431437 Reference: Farmland Industries, Inc. Applicable Lending Office Address: 950 17th Street, Suite 350 Denver, Colorado 80202

2639755_10

xxi

                    11.14.1 Ratio of Farmland Companies' Average Senior Debt to Farmland Companies'
                            Average Total Capitalization ........................................................46

                    11.14.2 Ratio of Farmland Companies' Average Total Debt to Farmland Companies'

                    15.7.4 Determination of Individual Lending Capacity and Individual 364-Day Pro Rata

EXHIBITS, SCHEDULES, AND OTHER CLOSING DOCUMENTS NOT FILED WITH THIS 10-Q FOR
                         THE QUARTER ENDED MAY 31, 1996

     The contents of all exhibits, schedules, and other closing documents referenced in and not filed with the Credit Agreement for Farmland Industries,
Inc. dated May 15, 1996 are identified below.  A copy of any omitted exhibits, schedules, or other closing documents will be furnished to the Security and
Exchange Commission upon request.

EXHIBITS/SCHEDULES
------------------

Exhibit 1.26               Borrowing Base Certificate

Exhibit 1.68               Existing Letters of Credit

Schedule 1.82              Feed Mills

Schedule 1.83              Fertilizer Production Facilities

Schedule 1.94              Grain Elevators

Exhibit 1.109              Investment Collateral

Schedule 1.144             Pork Processing Plants

Schedule 1.145             Post Closing Letter

Schedule 1.160             Subordinated Debt

Exhibit 2.3                364-Day Borrowing Notice

Exhibit 2.4                364-Day Facility Note Form

Schedule 10.4              Litigation

Schedule 10.7              Payment of Taxes

Schedule 10.8              ERISA Matters

Schedule 10.12             Labor Matters

Schedule 10.14             Investments in Partnerships and Joint Ventures

Schedule 10.15             Environmental Matters

Schedule 10.17             Principal Place of Business of Borrower and Restricted Subsidiaries

Schedule 10.18             Equity Investments - Corporations

Schedule 10.22             List of Restricted and Unrestricted Subsidiaries

Exhibit 11.8.5             Compliance Certificate

Schedule 12.1              Indebtedness

Schedule 12.3              Liens

Schedule 12.5              Liabilities

Schedule 12.8              Unrestricted Entities

Exhibit 15.27              Syndication Acquisition Agreement

Exhibit 15.29              Wire Instructions

Schedule A                 Syndication Parties and Individual Commitments

Schedule B                 LIBO Rate Margins, Base Rate Margins, and Commitment Fee     Factor

Schedule C                 Defined Terms
OPINIONS

Copy of Opinion of Robert B. Terry, counsel to Farmland Industries, Inc., dated May , 2000.

Copy of Opinion of Fried, Frank, Harris, Shriver & Jacobson, New York counsel to Farmland Industries, Inc., dated May , 2000.